PURCHASE AGREEMENT

dated as of

July 29, 2020

by and among

REDTOP HOLDINGS LIMITED CAMELOT UK BIDCO LIMITED,
CLARIVATE IP (US) HOLDINGS CORPORATION and

CLARIVATE PLC

relating to the purchase and sale
of
100% of the Equity Securities

of

CPA GLOBAL LIMITED

and

CPA GLOBAL GROUP HOLDINGS LIMITED

Exhibits
Exhibit A – Form of Support Agreement
Exhibit B –  Form of Termination Agreement
Exhibit C –  Form of Investor Rights Agreement
Exhibit D – Form of Registration Rights Agreement
Exhibit E  – Initial PR

Schedules
Schedule I  –  List of Acquired Company Securities
v

PURCHASE AGREEMENT

PURCHASE AGREEMENT (this “Agreement”) dated as of July 29, 2020 by and among Camelot UK Bidco Limited, a private company limited by shares incorporated under the laws of England and Wales (“UK Buyer”), Clarivate IP (US) Holdings Corporation, a Delaware corporation (“US Buyer”, and together with UK Buyer, the “Buyers”), Clarivate PLC, a public limited company organized under the laws of the Island of Jersey (“Buyer Parent” and together with the Buyers, the “Buyer Parties”) and Redtop Holdings Limited, a private company limited by shares incorporated under the laws of the Island of Jersey (“Seller”, and Seller and Buyer Parties, collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Acquired Companies are currently engaged in the business of providing certain intellectual property services and software, including (i) intellectual property technology (including IP Management Software and IdeaScout), (ii) information services (Innography, Filling Analytics, IP Forecaster, Patent Search, Trademark Searching, Trademark Watching, Domain Management) and (iii) transaction processing solutions (including Patent Renewals, Trademark Renewals, IP Recordals, Managed Filing and Prosecution services, EP Validations, Connect Platform) (the “Acquired Company Business”);

WHEREAS, Seller is the indirect beneficial owner of all of the outstanding Equity Securities (as defined herein) of CPA Global Limited, a private company limited by shares incorporated under the laws of the Island of Jersey (the “US Acquired Company”, and the “US Acquired Company Securities”, respectively);

WHEREAS, Seller is the record and beneficial owner of all of the outstanding Equity Securities of CPA Global Group Holdings Limited (the “UK Acquired Company”, and the “UK Acquired Company Securities”, respectively);

WHEREAS, prior to the Closing the UK Acquired Company shall distribute to Seller 100% of the Equity Securities of the US Acquired Company, such that immediately prior to the Closing, Seller shall be the record and beneficial owner of 100% of the Equity Securities of the US Acquired Company (the “Distribution Transaction”);

WHEREAS, Seller desires to sell to US Buyer, and US Buyer desires to purchase from Seller, 100% of the Equity Securities of the US Acquired Company, upon the terms and subject to the conditions hereinafter set forth (“First Sale”);

WHEREAS, immediately following the First Sale, Seller desires to sell to UK Buyer, and UK Buyer desires to purchase from Seller, 100% of the Equity Securities of the UK Acquired Company, upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, the respective boards of directors of each Buyer Party and Seller have approved this Agreement and each other Transaction Document (to which it is or will be party) and the transactions contemplated hereby and thereby;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to the Buyer Parties’ willingness to enter into this Agreement, Leonard Green & Partners, L.P., Castik Capital S.a.r.l., the Indirect Sellers parties thereto and Buyer Parent are entering into the Support Agreement in form attached hereto as Exhibit A (the “Support Agreement”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to the Seller’s willingness to enter into this Agreement, Seller, Buyer Parent and the other parties specified therein (including the Investor Shareholders and the Churchill Founders (as defined therein)) are entering into the Termination Agreement in form attached hereto as Exhibit B (the “Termination Agreement”); and

WHEREAS, the Parties intend that the transactions contemplated by this Agreement shall be treated, for U.S. federal and applicable state and local income tax purposes, as a taxable acquisition under Section 1001 of the Code from Seller (i) by US Buyer of the assets held by the US Acquired Company and each Subsidiary of the US Acquired Company and (ii) by UK Buyer of (A) the assets held by the UK Acquired Company and each Subsidiary of the UK Acquired Company that is treated, as of the Closing Date, as a Disregarded Entity of Seller and (B) the stock of each Subsidiary of the UK Acquired Company that is (x) held by a Disregarded Entity of Seller and (y) treated, as of the Closing Date, as a C Corporation (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITONS

Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:
“Acquired Companies” means the UK Acquired Company and the US Acquired Company.
“Acquired Company Collective Bargaining Agreement” means any Collective Bargaining Agreement to which any Acquired Company Entity is a party.
“Acquired Company Employee Plan” means any Employee Plan (i) that is sponsored, maintained, administered, contributed to or required to be contributed to or entered into by any Acquired Company Entity for the current or future benefit of any Acquired Company Service Provider or (ii) for which any Acquired Company Entity has, or could reasonably be expected to have, any direct or indirect Liability.
“Acquired Company Entities” means the Acquired Companies and each of their Subsidiaries.
“Acquired Company Financial Statements” means: (i) the audited consolidated balance sheets of the Acquired Company Entities as of December 31, 2019 and December 31, 2018 and in each case the related audited consolidated statements of income and cash flows of the Acquired Company Entities for the twelve-month periods then ended, (ii) (x) the unaudited interim consolidated balance sheets of the Acquired Company Entities as of March 31, 2020 and June 30, 2020 and in each case the related unaudited interim consolidated statements of income and cash flows of the Acquired Company Entities for the year to date periods then ended and the corresponding year to date periods ended March 31, 2019 and June 30, 2019 and (y) in the event the Closing Date has not occurred prior to November 12, 2020, the unaudited interim consolidated balance sheet of the Acquired Company Entities as of September 30, 2020 and the related unaudited interim consolidated statements of income and cash flows of the Acquired Company Entities for the nine months then ended and the corresponding nine month period ended September 30, 2019 (in each case of this clause (ii), with respect to which the independent auditors for the Acquired Company Entities shall have performed a SAS 100 or equivalent review) and (iii) in the event the Closing Date has not occurred prior to February 12, 2021, the audited consolidated balance sheet of the Acquired Company Entities as of December 31, 2020 and the related audited consolidated statements of income and cash flows of the Acquired Company Entities for the twelve-month period ended December 31, 2020, in each case of the foregoing clauses (i), (ii) and (iii), which financial statements shall be in conformity with GAAP applied on a consistent basis during and across the periods involved.
“Acquired Company International Plan” means any Acquired Company Employee Plan that is an International Plan.
“Acquired Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development (each, an “Effect”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), business, assets, Liabilities or results of operations of the Acquired Company Entities, taken as a whole, excluding any Effect to the extent resulting from (A) changes generally affecting the industry in which the Acquired Company Entities operate, (B) changes in general economic or political conditions in the United States or elsewhere in the world, including the financial and capital markets in general (including currency and interest rates), (C) changes in Applicable Law or generally applicable accounting standards (including GAAP or IFRS) affecting the Acquired Company Entities, or the interpretation thereof, (D) acts of war, sabotage or terrorism, natural disasters, epidemics, pandemics (including the COVID-19 pandemic) or disease outbreaks or any escalation or worsening of any stoppages, shutdowns or habits or behavior of people, or any response of any Governmental Authority (including requirements for business closures or “sheltering-in-place”), related to any of the foregoing, (E) the public announcement of the transactions contemplated by this Agreement, including the identity of the Buyer Parties or any public announcement by the Buyer Parent or any of its Subsidiaries regarding their plans or intentions with respect to the business of any Acquired Company Entity, and including the impact of such announcement on relationships with customers, suppliers, distributors or employees of, any Acquired Company Entity (it being understood that this clause (E) shall not apply to a breach of any representation or warranty related to the announcement or consummation of the transactions contemplated hereby or by the other Transaction Documents), (F) the failure by the Acquired Company Entities to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending prior to, on or after the date of this Agreement (provided that clause (F) shall not prevent an assertion that any Effect that may have contributed to such failure and is not otherwise excluded constitutes or contributed to an Acquired Company Material Adverse Effect) or (G) any action taken by the Seller or any Acquired Company Entity that is expressly required to be taken pursuant to the terms and conditions of this Agreement or at the written request of any Buyer Party, in the case of clause (A), (B), (C) or (D), to the extent that such Effects have a materially disproportionate effect on the Acquired Company Entities, taken as a whole, relative to other participants in the industries in which the Acquired Company Entities operate.

“Acquired Company Securities” means all 100% of the Equity Securities of the Acquired Companies, as set forth on Schedule I.
“Acquired Company Service Provider” means any Service Provider of any Acquired Company Entity.
“Acquired Company Transaction Expenses” means the aggregate amount of all fees, costs, expenses and other Liabilities incurred by or on behalf of (including, for the avoidance of doubt, by Capri TopCo or any of its Subsidiaries), or payable by, any of the Acquired Company Entities (including those that become due or payable on or after the Closing pursuant to Contracts in effect at or prior to the Closing), arising from or in connection with, or incident to, the transactions contemplated by the Transaction Documents or any other sale or strategic review process conducted or pursued by any of the Acquired Company Entities (including in connection with any initial public offering), whether or not accrued and whether billed or payable prior to, on or after the Closing, including (i) any fees, costs and other expenses of any investment bankers, financial advisors (including the brokers referred to in Section 3.25), attorneys, accountants and other consultants, advisors or representatives (including, for the avoidance of doubt, the fees costs and other expenses of those attorneys or other advisors to the direct equityholders of Capri TopCo set forth on Section 2.02 of the Seller Disclosure Schedules), (ii) any assignment, change in control or similar fees expressly payable as a result of the execution or delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby but, for the purposes of this clause (ii), expressly excluding Cash Transaction Bonuses, (iii) the costs of the D&O Tail, and (iv) any Permitted Change of Control Costs. Acquired Company Transaction Expenses shall include, and Buyer Parent and Seller shall each bear (without any adjustment to the consideration payable under this Agreement) any filing fees under the HSR Act or any other Competition Law or any filing with any Governmental Authority applicable to the Buyer Parties’ acquisition of the Acquired Company Securities pursuant to this Agreement, which fees, for the avoidance of doubt, shall in no event constitute Leakage.
“Acquired Company U.S. Plan” means any Acquired Company Employee Plan that is a U.S. Plan.
“Action” means any claim or counterclaim, hearing, audit, action, investigation, suit, litigation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), arbitral action or criminal prosecution.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, whether now or in the future, and, with respect to any individual, shall also include any member of such individual’s “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act); provided that the holders of Buyer Parent Common Stock party to the Existing Shareholders Agreement shall not be deemed Affiliates of Buyer Parent or any of its Subsidiaries; provided, further, that (i) no Sponsor or investment fund advised or managed by or affiliated with any Sponsor or its Affiliates, or any “portfolio company” (as such term is customarily understood among institutional private equity investors) of such investment funds, will be deemed to be an Affiliate of Seller or any Acquired Company Entity hereunder, (ii) no Sponsor will be deemed an Affiliate of any other Sponsor, and (iii) neither NGB nor any of its Affiliates shall be deemed an Affiliate of any Acquired Company Entity or any Sponsor. For purposes of this definition, “control” when used with respect to any Person means the power, directly or indirectly, to direct the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state, national or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, promulgated, enforced or applied by a Governmental Authority that is binding upon or applicable to such Person or its properties.
“Available Tax Information” means information (a) in the possession of the Buyer Group Entities (including information in the possession of the Buyer Group Entities relating to any other entity in which Buyer Parent directly or indirectly holds an interest), (b) otherwise produced by the Buyer Group Entities in the ordinary course of business or (c) which may be prepared by the Buyer Group Entities using commercially reasonable efforts; provided that the applicable Buyer Group Entity shall not be required to produce information pursuant to clause (c) based on U.S. federal income Tax principles that the applicable Buyer Group Entity does not otherwise prepare in the ordinary course of business; provided further that (i) such information shall not include any information of the nature described in Section 5.07(i), and (ii) any such information of the nature described in Section 5.07(ii) shall be provided subject to the limitations and conditions set forth therein.
“Base Equity Consideration” means 218,306,663 newly issued shares of Buyer Parent Common Stock.
“Beneficial Ownership Regulation” means the requirements of 31 C.F.R. § 1010.230.
“Bidco Balance Sheet” has the meaning set forth in Section 3.07.
"Bidco Company Balance Sheet Date” has the meaning set forth in Section 3.07.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or London, United Kingdom are authorized or required by Applicable Law to close.
“Buyer Balance Sheet” means the audited consolidated balance sheet of Buyer Parent and its Subsidiaries as of the Buyer Balance Sheet Date.
“Buyer Balance Sheet Date” means December 31, 2019.
“Buyer Collective Bargaining Agreement” means any Collective Bargaining Agreement to which Buyer Parent or any of its Subsidiaries is a party.
“Buyer Employee Plan” means any Employee Plan (i) that is sponsored, maintained, administered, contributed to or required to be contributed to or entered into by Buyer Parent or any of its Subsidiaries for the current or future benefit of any Buyer Service Provider or (ii) for which Buyer Parent or any of its Subsidiaries has, or could reasonably be expected to have, any direct or indirect Liability.
“Buyer Group Entities” means each of Buyer Parent and its Subsidiaries.

“Buyer International Plan” means any Buyer Employee Plan that is an International Plan.
“Buyer Disclosure Schedules” means the Buyer Disclosure Schedules dated the date of this Agreement and delivered by Buyer Parent to Seller in connection with the execution of this Agreement.
“Buyer Material Adverse Effect” means any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), business, assets, Liabilities or results of operations of Buyer Parent and its Subsidiaries, taken as a whole, excluding any Effect to the extent resulting from (A) changes generally affecting the industry in which the Buyer Parent and its Subsidiaries operate, (B) changes in general economic or political conditions in the United States or elsewhere in the world, including the financial and capital markets in general (including currency and interest rates), (C) changes in Applicable Law or generally applicable accounting standards (including GAAP or IFRS) affecting the Buyer Parent and its Subsidiaries, or the interpretation thereof, (D) acts of war, sabotage or terrorism, natural disasters, epidemics, pandemics (including the COVID-19 pandemic) or disease outbreaks or any escalation or worsening of any stoppages, shutdowns or habits or behavior of people, or any response of any Governmental Authority (including requirements for business closures or “sheltering-in-place”), related to any of the foregoing, (E) the public announcement of the transactions contemplated by this Agreement, including the identity of the Seller, the Sponsors or the Acquired Company Entities or any public announcement by Buyer Parent or any of its Subsidiaries regarding their plans or intentions with respect to the business of Buyer Parent and its Subsidiaries (in connection with the Transaction) or the Acquired Company Entities, and including the impact thereof on relationships with customers, suppliers, distributors, or employees with Buyer Parent or any of its Subsidiaries (it being understood that this clause (E) shall not apply to a breach of any representation or warranty related to the announcement or consummation of the transactions contemplated hereby or by the other Transaction Documents), (F) the failure by the Buyer Parent and its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending prior to, on or after the date of this Agreement (provided that clause (F) shall not prevent an assertion that any Effect that may have contributed to such failure and is not otherwise excluded constitutes or contributed to an Buyer Material Adverse Effect) or (G) any action taken by Buyer Parent or its Subsidiaries that is expressly required to be taken pursuant to the terms and conditions of this Agreement or at the written request of Seller, other than, in the case of clause (A), (B), (C) or (D), to the extent that such Effects have a materially disproportionate effect on Buyer Parent or its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Buyer Parent and its Subsidiaries operate.
“Buyer Parent Common Stock” means the ordinary shares, with no par value per share, of Buyer Parent.
“Buyer Service Provider” means any Service Provider of any Buyer Party.
“Buyer U.S. Plan” means any Buyer Employee Plan that is a U.S. Plan.
“C Corporation” means a corporation within the meaning of Treasury Regulations Sections 301.7701-2(b) and 301.7701-3(a).
“Cash Transaction Bonuses” means any change in control, stay, retention, transaction, or severance payments expressly payable in cash by any Acquired Company Entity solely

(without the occurrence of any other event or condition) as a result of the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, whether payable prior to (but after the Lock-Box Date), upon or after the Closing (including the employer portion of any payroll, fees, expenses, social security, unemployment or similar Taxes), to any Acquired Company Service Provider, and expressly excluding, for the avoidance of doubt, any “double-trigger” bonuses, severance or other payments; provided that Cash Transaction Bonuses shall in no event include (i) any amounts payable pursuant to any arrangements put in place by or at the written request of the Buyer Parties or any of their respective Affiliates (including the Acquired Companies after the Closing). (ii) any amounts to the extent borne by the Seller Related Parties and for which none of the Acquired Company Entities has any liability or (iii) for the avoidance doubt, any payment required to be made by the Buyer Parties or any of their respective Affiliates under Section 2.08.
“Capri TopCo” means Capri Acquisitions Topco Limited, a private company limited by shares incorporated under the laws of the Island of Jersey.
“Change of Control Costs” means any payment in respect of an equity or equity-based compensation arrangement to the extent payable by any Acquired Company Entity to any Acquired Company Service Provider arising solely (without the occurrence of any other event or condition) as a result of the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, in each case, whether due and payable prior to (but after the Lock-Box Date), at or after the Closing , plus the employer portion of any payroll, employment or similar Taxes associated with any cash transaction bonuses or any of the foregoing payments, and expressly excluding, for the avoidance of doubt, any “double-trigger” bonuses, severance or other compensation; provided that Change of Control Costs shall in no event include (i) any amounts or liabilities arising under any arrangements put in place by or at the written request of the Buyer Parties or any of their respective Affiliates (including the Acquired Companies after the Closing), (ii) any liabilities to the extent borne by the Seller Related Parties and for which none of the Acquired Company Entities has any liability or (iii) any payment required to be made by the Buyer Parties or any of their respective Affiliates under Section 2.08.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“Closing Cash Consideration” means an amount of cash equal to the amount set forth in the Payoff Letter(s) delivered in accordance with Section 2.02(b).
“Closing Date” means the date on which the Closing occurs.
“Code” means the Internal Revenue Code of 1986.
“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between any Person and any labor organization, works council or other authorized employee representative representing current Service Providers of such Person.
“Commitment Letter” has the meaning set forth in Section 4.24.
“Competition Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable, and any other Governmental Authority that enforces Competition Laws.

“Competition Laws” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, abuse of dominance or restraint of trade or lessening competition through merger or acquisition, including all antitrust, competition, merger control and unfair competition Applicable Laws.

“Confidentiality Agreement” means that Confidentiality Agreement dated as of March 19, 2020 by and among, among others, Buyer Parent and CPA Global Limited.
“Contract” means any contract, agreement, lease, sublease, license, sublicense, subcontract, commitment, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, instrument or any other arrangement or undertaking of any nature, whether written or oral, including any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extension or renewals thereto.
“COVID-19” means the 2019 novel coronavirus pandemic.
“Data Privacy and Security Policies” has the meaning set forth in Section 3.16(a) .
“Deferred Equity True-Up Amount” means, a number of shares of Buyer Parent Common Stock rounded to the nearest whole share, equal to (i) the Final Closing Equity Consideration minus (ii) the Estimated Closing Equity Consideration; provided that the number of shares of Buyer Parent Common Stock constituting the Deferred Equity True-Up Amount cannot be less than zero.
“Direction Order” means a direction order issued by the Minister of Finance (New Zealand) pursuant to section 88(1)(a) or 88(1)(b) of Subpart 2 of Part 3 of the Overseas Investment Act 2005 (New Zealand).
“Disregarded Entity” means an entity that, pursuant to Treasury Regulations Section 301.7701-2(c)(2), is disregarded for U.S. federal income Tax purposes as an entity separate from its owner.
“Disregarded Entity of Seller” means any Disregarded Entity, the regarded owner of which is Seller or a direct or indirect owner of Seller for federal Income Tax purposes.
“Employee Benefit Trust” means the George Topco Employee Benefit Trust incorporated on 2 February 2010.
“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or other insurance benefits), in each case, whether or not written, but excluding any of the foregoing that is sponsored or maintained by any Governmental

Authority. For the avoidance of doubt, a Collective Bargaining Agreement shall constitute an agreement for purposes of clauses (ii) and (iii).

“Environmental Laws” means any Applicable Law relating to human health or safety, the environment or any pollutant, contaminant or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material.
“Environmental Permits” means all Permits required by Environmental Laws.
“Equity Security” means, with respect to any Person, (i) any share capital, partnership interest, membership interest or unit, capital stock, equity interest, voting security or other ownership interest in such Person, (ii) any other interest or participation (including “phantom” units or interests) that confers on a Person the right to receive a unit of the profits and losses of, or distribution of the assets of, such first Person, (iii) any subscription, call, warrant, option, restricted share, restricted stock unit, stock appreciation right, performance unit, incentive unit or other commitment or right of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, share capital, partnership interest, membership interest or unit, capital stock, equity interest, voting securities or other ownership interest of such first Person, (iv) any securities convertible into or exercisable or exchangeable for any share capital, partnership interest, membership interest or unit, capital stock, equity interest, voting securities or other ownership interest in such first Person, or (v) any other interest classified as an equity security of such Person, including, in the case of each of the foregoing clauses (i) – (iv), any “profits interests”, and, for the avoidance of doubt, “units”, “equity security” or “equity interest” shall have the same meaning.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” of any entity means any other entity that, together with such first entity (as of any relevant time), would be treated as a single employer under Section 414 of the Code.
“Estimated Closing Equity Consideration” means, a number of shares of Buyer Parent Common Stock rounded to the nearest whole share, equal to (i) the Base Equity Consideration, minus (ii) the Holdback Equity Consideration, minus (iii) a number of shares of Buyer Parent Common Stock equal to the quotient of (x) the dollar amount of any estimated Leakage set forth on the Estimated Leakage Statement divided by (y) the Market Price.
“Exchange Act” means the Securities Exchange Act of 1934.
“Existing Shareholders Agreement” means that certain Amended and Restated Shareholders Agreement, dated as of January 14, 2019, by and among Buyer Parent and the other parties listed on the signature pages thereto (as amended).
“Final Closing Equity Consideration” means, a number of shares of Buyer Parent Common Stock rounded to the nearest whole share, equal to (i) the Base Equity Consideration minus (ii) a number of shares of Buyer Parent Common Stock equal to the quotient of (x) the dollar amount of any Final Leakage divided by (y) the Market Price.
“Final Leakage” means the Leakage (i) as shown in the Post-Closing Leakage Statement, if no Dispute Notice with respect thereto is timely delivered by Seller pursuant to

Section 2.06(b), or (ii) if a Dispute Notice is timely delivered by Seller pursuant to Section 2.06(b), (A) as agreed by Buyer Parent and Seller pursuant to Section 2.06(c) or (B) in the absence of such agreement with respect to any disputed item(s), as shown in the Resolution Accountants’ calculation delivered pursuant to Section 2.06(c).
“Financing” means the financing contemplated by the Commitment Letter (including as a result of any Permitted Financing Amendment or Alternative Financing).
“Financing Parties” means the persons that have committed to provide the Financing pursuant to the Commitment Letter (including through the execution of one or more joinder agreements thereto).
“Financing Sources” means the Financing Parties, their respective Affiliates, and the respective officers, directors, employees, controlling persons, agents, advisors and Representatives of the foregoing and the successors of the foregoing.
“Fraud” means actual or intentional common law fraud (as interpreted under Delaware law) in the making of a representation or warranty expressly set forth in Article 3 or Article 4 of this Agreement, committed by the Party making such express representation or warranty, with intent to deceive another Party, and to induce such other Party to enter into this Agreement and, in each case, requires (a) an intentional false representation of material fact expressly set forth in such representations and warranties; (b) actual knowledge of any of the individuals set forth in Section 1.01(a)(iv) of the Seller Disclosure Schedules (in respect of representations and warranties made by the Seller) or any of the individuals set forth in Section 1.01(a)(iv) of the Buyer Disclosure Schedules (in respect of representations and warranties made by the Buyer Parties) that such representation is false (as opposed to any claim based on constructive knowledge, negligent or reckless misrepresentation or another similar theory); (c) a specific intention by the Party making such representation to induce the Party to whom such representation was made to rely upon it; (d) such Party took or refrained from taking action based upon such misrepresentation; and (e) such Party suffered damage as a result of such reliance. For clarity, a claim for Fraud may only be made against the Party committing such Fraud.
“GAAP” means United States generally accepted accounting principles consistently applied throughout the periods involved.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including the articles or certificate of incorporation or formation, bylaws, operating agreement, limited liability company agreement, partnership agreement, shareholders’ agreement, voting agreement, voting trust agreement, joint venture agreement and any similar agreement and any amendments or supplements to any of the foregoing.
“Government Contract” means (i) any Contract between any Acquired Company Entity and any Governmental Authority, including any bid, quote, or offer for such Government Contract, and all service orders, purchase orders, delivery orders or task orders under such Government Contracts, each of which is a separate Government Contract, and (ii) any Contract or subcontract (at any tier) of any Acquired Company Entity with any other Person that arises under or pursuant to, or relates to such other Person’s prime contract or subcontract under, a Government Contract.

“Government Official” means (i) any public or elected official, officer, employee (regardless of rank) or person acting on behalf of a Governmental Authority, state-owned or state-controlled company, public international organization, political party or entity that is financed in large measure through public appropriations, is widely perceived to be performing government functions or has its key officers and directors appointed by a Governmental Authority and (ii) any party official or candidate for political office or any person acting on behalf of such party official or candidate for political office, including issuers of Permits, airport authorities, state-owned factories or other businesses, customs, immigration or tax officials, or ministers or representatives of Governmental Authorities.
“Governmental Authority” means any supranational, national, federal, state, municipal or local court, administrative body or other governmental or quasi-governmental entity or authority with competent jurisdiction exercising legislative, judicial, regulatory or administrative functions of or pertaining to supranational, national, federal, state, municipal or local government, including any department, commission, board, agency, bureau, subdivision, instrumentality or other regulatory, administrative or judicial authority.
“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos-containing materials and any substance, waste or material that is regulated or for which Liability could arise under any Environmental Law.
“Holdback Equity Consideration” means 1,500,000 newly issued shares of Buyer Parent Common Stock.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.
“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board, and interpretations issued by the IFRS Interpretations Committee applicable to companies reporting under IFRS.
“Income Tax” means any U.S. federal, state, local or non-U.S. Tax that is based on or measured by net income, profits or gains.
“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Competition Authority relating to the transactions contemplated by this Agreement or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition issued by any Competition Authority.
“Intellectual Property Rights” means any and all intellectual property and similar proprietary rights throughout the world, whether or not registered, including any and all United States, international or foreign rights in, arising out of or associated with any of the following: (i)

all patents and applications therefor, including all related provisionals, continuations, continuations-in-part, divisionals, reissues, renewals, reexaminations and extensions, (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing, (iii) all copyrights, copyrightable works, copyright registrations and applications therefor and any and all renewals, extensions, reversions, restorations and derivative works associated with any of the foregoing, (iv) all industrial designs and any registrations and applications therefor, (v) all domain names, uniform resource locators, social media identifiers and accounts and other names and locators associated with the internet, (vi) all trade names, corporate names, brand names, certification marks, trade dress, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and any and all other indications of origin, together with all goodwill associated therewith, (vii) all databases and data collections, (viii) all rights in Software and related technology, and (ix) all rights to sue for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing anywhere in the world.
“International Plan” means any Employee Plan that is not a U.S. Plan.
“Investor Rights Agreement” means the Investor Rights Agreement to be entered into at Closing, by and among Capri TopCo, Seller, Buyer Parent and the other parties thereto, in the form attached hereto as Exhibit C;
“IRS” means the United States Internal Revenue Service.
“IT Assets” means any and all computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology assets, including all associated documentation related to any of the foregoing (i) owned, or purported to be owned by any Acquired Company Entity or any of Buyer Parent or its Subsidiaries, as applicable, or (ii) licensed or leased, or purported to be licensed or leased to any Acquired Company Entity or any of Buyer Parent or its Subsidiaries, as applicable.
“Key Service Provider” means the individuals set forth in Section 1.01(a)(iii) of the Seller Disclosure Schedules.
“Knowledge” or any other similar knowledge qualifier with respect to a Person’s awareness of the presence or absence of a fact, event or condition, shall mean (i) in the case of Seller, the knowledge, after due inquiry, of any of the individuals set forth in Section 1.01(a)(iv) of the Seller Disclosure Schedules and (iii) in the case of the Buyer Parties, the knowledge, after due inquiry, of any of the individuals set forth in Section 1.01(a)(iv) of the Buyer Disclosure Schedules.
“Leakage” means any of the following that occurs after the Lock-Box Date and before the Closing (in each case, whether pursuant to a Contract or otherwise), without duplication and other than, in each case, any Permitted Leakage: (i) any dividend or distribution or any similar payments (whether in cash, stock or property or any combination thereof) declared, paid or made by any Acquired Company Entity in respect (or on account) of its Equity Securities other than in respect (or on account) of Equity Securities held by another Acquired Company Entity, (ii) if to, or on behalf of, any Seller Related Parties (other than the Acquired Company Entities) (A) any payments made by any Acquired Company Entity in respect of management fees, monitoring fees, transaction advisory fees or other similar fees, and including any payment of interest on such fees (if any), (B) any sale, lease, license, distribution, transfer or other disposition of assets by or from any Acquired Company Entity at less than fair market value, (C) any Liabilities assumed, indemnified (excluding the Existing D&O Arrangements), guaranteed, created or incurred by any Acquired Company Entity, (D) the waiver, cancellation, release, reduction, deferral, discount or forgiveness by any Acquired Company Entity of any Liability to an Acquired Company Entity, (E) any loan, advance or other indebtedness made by any Acquired Company Entity or repayment of the principal or interest of any loan, advance or indebtedness of any Acquired Company Entity (other than such payments that constitute the Closing Cash Consideration), (iii) any payments made by any Acquired Company Entity in respect of any Equity Security of any Acquired Company Entity being issued, redeemed, purchased or repaid, or any other return of capital (other than any such repurchase, redemption or repayment by any Acquired Company Entity to another Acquired Company Entity), (iv) any Cash Transaction Bonuses and Change of Control Costs whether payable prior to (but after the Lock-Box Date), upon or after the Closing, (v) any payments made by any Acquired Company Entity to a third-party to the extent made to discharge a Liability of any Seller Related Party that is not otherwise a Liability of the Acquired Company Entities, (vi) any Liabilities of an Acquired Company Entity incurred as a result of the termination or settlement of any Related Party Contract or account that is required to be terminated or settled pursuant to Section 5.09 that do not otherwise constitute “Permitted Leakage” pursuant to the definition thereof, (vii) any Liabilities of the Acquired Company Entities in connection with investments made by employees of Annui GmbH and IPAN GmbH in connection with the acquisition of Selige Investments S.a.r.l. in 2018, including liabilities for Taxes that were the subject of a ruling request made to the German tax authorities in July 2019, and (viii) any Taxes of an Acquired Company Entity (including withholding Taxes and additional amounts in respect thereof and any reduction in Tax Assets (but only to the extent such Tax Asset either (A) have been recognized as an asset in, or taken into account in reducing a liability that would otherwise be included in the Lock Box Balance Sheet, or (B) have arisen in the ordinary of business between the Lock Box Date and Closing)) in respect of the matters referred to in clause (i) through (vii) above. Notwithstanding anything to the contrary, (x) in no event shall “Leakage” include any amounts payable to the Seller Related Parties pursuant to the Amended & Restated Management Services Agreement, dated as of May 16, 2019, by and among Capri Acquisitions Bidco Limited, Leonard Green & Partners, L.P. and the other parties thereto to the extent such amounts were contributed, or will be contributed on or prior to the Closing Date, to a hardship fund for the benefit of current, former or future Acquired Company Service Providers (and not paid to the parties to such Amended & Restated Management Services Agreement or their respective Affiliates), (y) in no event shall any NGB Excluded Transactions (or any payments or Liabilities thereunder) be considered Leakage, and (z)
the distribution and contribution of the intercompany loans contemplated by page 7 of the structure paper set forth on Section 1.01(a)(xi) of the Seller Disclosure Schedules (the “Settlement Transactions”), shall not, by themselves, constitute Leakage; provided that any cash Liabilities of the Acquired Company Entities incurred as a result of the Settlement Transactions (after giving effect to the consummation of all Settlement Transactions), including for Taxes, shall be Leakage.

“Liability” means any debt, liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, disclosed or undisclosed, liquidated or unliquidated, due or to become due, or determined, determinable or otherwise.
“Licensed Intellectual Property Rights” means any and all Intellectual Property Rights owned by a third party and licensed or sublicensed, or purported to be licensed or sublicensed, to any Acquired Company Entity or any of Buyer Parent or its Subsidiaries, as applicable, or for which any Acquired Company Entity or any of Buyer Parent or its Subsidiaries, as applicable, has obtained, or has purported to have obtained, a covenant not to be sued.
“Lien” means, with respect to any property or asset, any mortgage, hypothecation, lien, pledge, charge, security interest, deed of trust, lease or sublease, license or sublicense, right of first refusal, option, restriction on right to vote, sell or dispose, rights of way, easements, restrictions, covenants, encumbrance or other similar adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own or lease subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
“Lock-Box Date” means 11.59 pm GMT on March 31, 2020.
“Market Price” means $23.30.
“Marketing Period” means a period of fifteen (15) consecutive Business Days commencing on the Business Day immediately following the date of delivery to Buyer Parent of the Required Information; provided that (a) (i) the Marketing Period shall not commence prior to September 8, 2020, (ii) the Marketing Period shall not be required to be consecutive to the extent it would include November 26, 2020 or November 27, 2020 (any such day to be excluded for purposes of calculating the length of, but shall not reset, the Marketing Period) and (iii) if the Marketing Period has not ended prior to December 21, 2020, the Marketing Period shall not commence earlier than January 4, 2021; (b) the Marketing Period shall be deemed not to have commenced if, prior to the completion of such period, either (i) KPMG LLP shall have withdrawn its audit opinion with respect to any audited financial statement included in the Required Information or informed Bidco or any of its Subsidiaries in writing of its intention to do so, in which case the Marketing Period shall be deemed not to commence prior to delivery of a new unqualified audit opinion with respect to such financial statements by a nationally-recognized independent accounting firm or (ii) Bidco or any of its applicable Subsidiaries shall have publicly announced, or the board of directors or manager of Bidco or any of its applicable Subsidiaries shall have determined, that a restatement of any financial information included in the Required Information is required, in which case the Marketing Period shall be deemed not to commence prior to the earlier of (x) the completion of such restatement and the delivery of the applicable Required Information, as amended to reflect such restatement and (y) the date on which the affected entities have determined that no such restatement shall be required in accordance with IFRS (which determination KPMG LLP or a nationally-recognized independent accounting firm shall have concurred with) and have notified the Buyer Parent in writing accordingly; and (c) the Marketing Period shall be deemed to end on any earlier date that is the date on which the Financing is fully consummated. If Seller in good faith reasonably believes that the Required Information has been delivered to the Buyer Parties, it may deliver to Buyer Parent a written notice to that effect (stating the date on which it believes delivery was made), in which case the Required Information shall be deemed, subject to the preceding provisos, to have been irrevocably and permanently delivered for all purposes under this Agreement on such date unless Buyer Parent in good faith reasonably believes that the Required Information was not delivered on such date and, within four (4) Business Days after the receipt of such notice, delivers a written notice to Seller to that effect (stating with specificity which Required Information has not been delivered).

“NGB” means NGB Corporation.

“NGB Excluded Transactions” means (i) the Contracts set forth on Section 1.01(a)(ix) of the Seller Disclosure Schedules, (ii) any other Contract between any Company Acquired Entities and NGB or any of its Affiliates entered after the date of this Agreement in the ordinary course of business and that does not relate to the transactions contemplated by this Agreement and, in respect of such Contracts specified in this clause (ii), entered not in violation of Section 5.01(b), or (iii) any payment or Liability under or in connection with any of the Contracts set forth in clauses (i) or (ii).
“Nominee Vehicle” means any company, partnership or any other entity which holds any securities for and on behalf of any Employees (with the beneficial interest in such securities being retained by the relevant Employee) and which shall, for the avoidance of doubt, include George CPA Management Nominee Limited, Savanna SCSp, Gazelle Manco SCSp, Elephant Manco SCSp and Lion 1 SCSp.
“OIO” means the Overseas Investment Act 2005 (New Zealand).
“Order” means any order, award, decision, injunction, judgment, ruling, decree, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator.
“Owned Intellectual Property Rights” means any and all Intellectual Property Rights owned by any Acquired Company Entity or any of Buyer Parent or its Subsidiaries, as applicable.
“Owned IP Registrations” means any and all Owned Intellectual Property Rights that are registered or the subject of an application to register with any Intellectual Property registry or other Intellectual Property Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents.
“Owned Software” means any and all Software owned, or purported to be owned, by any Acquired Company Entity or any of Buyer Parent or its Subsidiaries, as applicable.
“Permit” means a license, franchise, permit, certificate, approval, grant, award, concession, registration, order, decree or other similar authorization.
“Permitted Change of Control Costs” the Change of Control Costs set forth on Section 1.01 (a)(x) of the Seller Disclosure Schedules.
“Permitted Leakage” means (a) any Acquired Company Transaction Expense, (b) any director fees and director expense reimbursement in amounts and frequency consistent with past practice and any exculpation, indemnification, expense reimbursement or advancement rights that any officers, directors, employees have under any existing indemnification or other agreements in effect as of the date hereof with Capri TopCo, any Acquired Company or their respective Subsidiaries or under the Governing Documents of Capri TopCo or any of its Subsidiaries (or any other reasonable and customarily reimbursable fees of any director or officer), (c) an amount equal to $1,000,000, which shall be used by Capri TopCo and its Subsidiaries (other than any Acquired Company Entity) for their wind-down process, tax filings, post-Closing actions pursuant to the Transaction Documents and the distribution of Buyer Parent Common Stock to Capri TopCo’s beneficial holders and related matters (“Seller Reserve Fund Payments”), (d) any cash payments to be used by Capri TopCo or any of its Subsidiaries (other than the Acquired Company Entities) to fund the repurchase or redemption of any Equity

Security in Capri TopCo or one of its Subsidiaries by Capri TopCo or any of its Subsidiaries, in each case, in connection with the termination of employment of any employee of an Acquired Company Entity to the extent such termination and repurchase/redemption, is not prohibited by Section 5.01(b), (e) any payment by an Acquired Company Entity in respect of salary or other ordinary course compensation, reimbursement or advancement of reasonable expenses, or other benefits due to an individual in his or her capacity as a Acquired Company Service Provider of an Acquired Company Entity, in each case, in the ordinary course of business consistent with past practice, but excluding any of such payments solely to the extent they arise or are increased as a result of an action taken in violation of Section 5.01(b)(x) and any payments consistent with past practice pursuant to the Contracts set forth on Section 1.01(a)(viii) of the Seller Disclosure Schedules, (f) any reimbursement of third-party expenses reasonably incurred in connection with the operation of the Nominee Vehicles generally in amounts consistent with past practice, (g) cash distributions (in a total amount of £3,090,760) made prior to the date of this Agreement by any Acquired Company Entities that were ultimately used to fund acquisition of Equity Securities from the Employee Benefit Trust on behalf of Paul Woolf or David Cramer, (h) for the avoidance of doubt, (x) any payments (including in respect of interest, expense reimbursement, indemnities or otherwise) under the Contracts governing the Specified Closing Indebtedness (whether paid directly to the counterparties to such contracts or indirectly through or by Capri TopCo or any of its Subsidiaries), (y) any earnout payments in respect of the acquisitions of IPSS Europe Limited and IPFolio Corporation by the Acquired Company Entities, and (z) payments to satisfy liabilities pursuant to the Unsecured Vendor Loan Notes dated as of May 16, 2019 issued in respect of consideration payable to the sellers in connection with the acquisition of ipan/Delegate group, (i) any Liability resulting or arising out of the Intercompany Settlement, or (j) any Taxes of an Acquired Company Entity (including withholding Taxes and additional amounts in respect thereof and any reduction in Tax Assets) in respect of the matters referred to in clauses (a) through (g) above.
“Permitted Liens” means (i) Liens disclosed and adequately reserved against on the Bidco Balance Sheet; (ii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar statutory Liens arising or incurred in the ordinary course of business for sums not yet due and payable or that are being contested in good faith (and for which adequate accruals or reserves have been established on the Bidco Balance Sheet, or the Buyer Balance Sheet, as applicable); (iii) Liens for Taxes not yet due and delinquent or being contested by appropriate proceedings in good faith (and for which specific and adequate accruals or reserves have been established on the Bidco Balance Sheet or the Buyer Balance Sheet, as applicable); (iv) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business; (v) with respect to any real property, any easements, covenants, permits, servitudes, licenses and rights of way and other similar restrictions, zoning, entitlements, exceptions, restrictions, imperfections of title and charges that would not, individually or in the aggregate, reasonably be expected to materially and adversely interfere with the present use of the assets of the affected Person and its Subsidiaries, taken as a whole or (v) Liens described in Section 1.01(a)(v) of the Seller Disclosure Schedules or the Buyer Disclosure Schedules, as applicable.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Personal Information” means any information or data that (i) identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an identified or identifiable natural person or household or (ii) constitutes “personal data,” “personal information,” or any comparable term, or is otherwise regulated with respect to the Processing thereof, under any Applicable Laws in relation to data protection or data privacy (including, by way of example only, the European Union’s General Data Protection Regulation or the California Consumer Privacy Act).
“PFIC” means a “passive foreign income corporation” within the meaning of Section 1297 of the Code.
“Phantom Plan” means the CPA Global Employee Phantom Share Plan adopted by the UK Seller on 27 February 2019.
“Privacy Requirements” means all (i) Applicable Laws (including, as applicable, the European Union’s General Data Protection Regulation and the California Consumer Privacy Act), (ii) internal and external policies, programs and procedures, including any Data Privacy and Security Policies, (iii) contractual obligations, and (iv) applicable industry or other nongovernmental regulatory body rules, regulations and standards, in each case of the foregoing ((i)-(iv)) to the extent relating to (x) data privacy, cybersecurity or the privacy of individuals or (y) the Processing of any Personal Information or other sensitive, regulated or confidential data by or on behalf of a Person.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of Straddle Period ending on and including the Closing Date.
“Process” means, as to any data or information, to collect, use, disclose, transfer, transmit, disseminate, store, retain, manage, control, host, dispose of, process, analyze, or otherwise handle.
“Registration Rights Agreement” means the Registration Rights Agreement to be entered into at Closing, by and among the Sponsors, Seller, Buyer Parent and the other parties specified therein, in the form attached hereto as Exhibit D;
“Reporting Information” means (i) the Acquired Company Financial Statements and (ii) information regarding the Acquired Company Entities necessary for Buyer Parent to prepare pro forma financial statements as of and for the fiscal year ended December 31, 2019 and for the most recent subsequent interim fiscal period for which unaudited financial statements of the Acquired Company Entities either have been delivered or were required to be delivered by this Agreement.
“Representative” means with respect to any Person, such Person’s directors, managers, members, officers, employees, consultants, agents, counsel, advisors, auditors and other representatives.
“Required Information” means the financial statements described in paragraph 5(b) of the Conditions Exhibit of the Commitment Letter (for the avoidance of doubt, without giving effect to any qualification therein that relates to the receipt by the Buyer Parties of such information from the Seller and the Acquired Company Entities pursuant to this Agreement).
“Resolution Accountants” means Deloitte LLP or, if such firm is unable or unwilling to act as the Resolution Accountants, another independent, internationally recognized public accounting firm to be mutually agreed by Buyer Parent and Seller.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Disclosure Schedules” means the Seller Disclosure Schedules dated the date of this Agreement and delivered by Seller to the Buyer Parties in connection with the execution of this Agreement.
“Seller’s Legal Advisors” means Latham & Watkins LLP.
“Seller Related Party” means (i) Seller or any other direct or indirect beneficial owner or holder of any Equity Securities of any Acquired Company Entity, (ii) any Affiliate (other than any Acquired Company Entity) of any Person described in the foregoing clause (i), (iii) any Sponsor or investment fund advised or managed by or affiliated with any Sponsor or its Affiliates, (iv) any parent, spouse, child (including legally adopted child), spouse of a child, sibling or sibling’s child, of any individual described in the foregoing clause (i), (v) any employee, equityholder, partner, manager, member, director, officer, or controlling person of any non-natural Person described in the foregoing clauses (i) (ii) or (iii), including any investment fund, co-investment vehicle, other vehicle, client or account that is managed, sponsored or advised by, or under common control with, or that shares a general partner with, any of the foregoing; or (vi) any trust or other estate in which a Person described in clause (i), (ii) or (iv) has any substantial interest or as to which such Person serves as trustee or in a similar fiduciary capacity. Notwithstanding anything herein to the contrary, in no event shall Seller Related Parties include (or be considered to include) any (x) any “portfolio company” (as such term is customarily understood among institutional private equity investors) of any investment fund affiliated with, advised or managed by any Sponsor or any of its Affiliates, or (y) any limited partners or other direct or indirect investors in any investment fund affiliated with, advised or managed by any Sponsor or any of its Affiliates, or any of the respective Affiliates of any such limited partners or investors.
“Service Provider” of any Person, means such Person’s (i) director, officer or employee (whether temporary, part-time or full-time), or (ii) individual independent contractor, consultant, or other individual service provider.
“Software” means any and all (i) computer programs, systems, applications and code, including any software implementations of algorithms, models and methodologies and any source code, object code, development and design tools, applets, compilers and assemblers, (ii) databases and compilations, including any and all libraries, data and collections of data whether machine readable, on paper or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) technology supporting, and the contents and audiovisual displays of, any internet sites, and (v) documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.
“Specified Closing Indebtedness” means the indebtedness of Capri Acquisitions Bidco Limited and its Subsidiaries set forth in Section 1.01(a)(vii) of the Seller Disclosure Schedules.
“Sponsor” means any of (i) Leonard Green & Partners, L.P., (ii) Partners Group AG and (iii) Castik Capital S.a.r.l.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any entity (i) of which Equity Securities having voting power to elect a majority of the board of directors, managers, trustees or other Persons performing similar functions are owned, directly or indirectly, by such Person (or such Person otherwise has the right, whether by ownership of Equity Securities, Contract or otherwise, to do so), (ii) for which such Person or one of its other Subsidiaries is or controls the general partner, manager or managing member or (iii) in which such Person owns, directly or indirectly, a majority of the Equity Securities thereof.

“Tax” means all federal, state, provincial, local, and non-U.S. taxes, charges, fees, levies, imposts, duties, tariffs or other assessments or charges of whatever kind imposed by a Taxing Authority, including taxes or other charges based upon, measured by, or otherwise related to income, franchise, property, escheat, abandoned or unclaimed property, sales, goods and services or harmonized sales taxes, use, excise, employment, unemployment, payroll, social security, national insurance, estimated, value added, ad valorem, transfer, recapture, withholding, health and other taxes of any kind whatsoever, including any interest, penalties and additions thereto and including amounts in respect of Tax.
“Tax Asset” means any net operating loss, net capital loss, carryforward of disallowed amounts of disqualified interest, investment tax credit, foreign tax credit, charitable deduction or any other credit or Tax attribute that could be carried forward or back to reduce Income Taxes.
“Tax Grant” means any Tax exemption, Tax holiday, reduced Tax rate or other Tax benefit granted by a Taxing Authority with respect to any Acquired Company Entity that is not generally available without specific application therefor.
“Tax Return” means any return, declaration, report, claim for refund, form and information return or statement or other document filed or required to be filed with a Taxing Authority reporting liability for Taxes, including any schedules or attachments thereto and any amendment thereof.
“Tax Sharing Agreement” means any Tax sharing, allocation, grouping or indemnification agreement, provision or arrangement (including, for the avoidance of doubt, (A) any agreement or arrangement, as a result of which liability of any Acquired Company Entity to a Taxing Authority is determined or taken into account with reference to the activities of any other person and (B) any grouping arrangement for value added tax purposes or corporation tax purposes or any arrangement for the allocation or surrender of UK Tax losses), other than (i) any such agreement, provision or arrangement that is solely between one or more Acquired Company Entities or (ii) commercial contracts the primary purpose of which does not relate to Taxes.
“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.
“Transaction Documents” means this Agreement, the Investor Rights Agreement, the Registration Rights Agreement, the Support Agreement, the Termination Agreement and any certificates to be executed and delivered by or on behalf of any Buyer Party, Seller or any Acquired Company Entity pursuant hereto or in connection herewith.

“Transfer Tax” means any direct or indirect transfer, documentary, sales, use, stamp, registration, real property, business and occupation, value added or other similar Tax (for the avoidance of doubt, not including any Income Taxes or withholding Taxes).
“U.S. Plan” means any Employee Plan that covers Service Providers who perform (or who, as of immediately prior to termination of their employment or other service with any applicable Person, performed) services primarily within the United States.
“U.S. Shareholder” means a “United States shareholder” within the meaning of Section 951 of the Code.
“WARN Act” means the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law.
“Willful Breach” means a material breach of a representation, warranty, covenant or agreement set forth in this Agreement that is the consequence of a willful and intentional act or omission by a Party with the actual knowledge of any of the individuals set forth in Section 1.01(a)(iv) of the Seller Disclosure Schedules (if such act or omission is by the Seller) or any of the individuals set forth in Section 1.01(a)(iv) of the Buyer Disclosure Schedules (if such act or omission is by the Buyer Parties) that such act or omission would be a material breach of this Agreement.
(b)  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
280G Waiver	5.12
338 Elections	6.06
338 Entities	6.06
2020 Bonus Plan	7.01(c)
Accredited Investor	3.24
Acquired Company 401(k) Plan	7.01(e)
Acquired Company Material Contract	3.10(b)
Acquired Company Released Parties	11.13(a)
Agreement	Preamble
Allocation	2.09
Anti-Corruption Laws	3.23(a)
Bidco	3.07
Buyers	Preamble
Buyer 401(k) Plan	7.01(e)
Buyer Arrangements	5.12
Buyer Leased Real Property	4.11(c)
Buyer Material Contract	4.09(b)
Buyer Owned Real Property	4.11(a)
Buyer Parent	Preamble
Buyer Parent Equity Securities	4.04(a)
Buyer Parties	Preamble
Buyer Permits	4.18
Buyer Real Property	4.11(c)
Buyer Real Property Lease	4.11(d)

Term	Section
Buyer Released Claims	11.13(b)
Buyer Releasing Parties	11.13(b)
Buyer SEC Documents	4.13(a)
Buyer Welfare Plan	7.01(d)
Closing	2.03
Closing Allocation	2.09(a)
COBRA	3.20(f)
Company Marks	5.05
Company Permits	3.18
Commitment Letter	4.24
Confidential Information	5.04(a)
Continuing Employees	7.01(a)
D&O Tail	5.06(b)
Dispute Notice	2.06(b)
e-mail	11.01
Earned Bonuses	7.01(c)
End Date	10.01(b)(i)
Enforceability Exceptions	3.10(b)
Estimated Leakage Statement	2.02(a)
Excluded Arrangements	5.09
Existing D&O Arrangements	5.06(a)
Export Control Laws	3.23(c)(iv)
FCPA	3.23(a)
Financing Conditions	4.24
Historical Bidco Financial Statements	3.07
Initial PR	5.08(a)
Intended Tax Treatment	Recitals
Intercompany Settlement	5.01(d)
Internal Controls	4.13(g)(ii)(A)
Item of Disagreement	2.06(b)
Leased Real Property	3.13(c)
Lock-Box Balance Sheet	3.07
Non-U.S. Person	3.25
NYSE	5.13(a)
Objection Period	2.06(b)
Owned Real Property	3.13(a)
Parachute Payments	5.12
Parties	Preamble
Payoff Letter	2.02(b)
Pre-Closing Tax Actions	6.05
Post-Closing Allocation	2.09(b)
Post-Closing Leakage Statement	2.06(a)
Privileged Communications	11.15(a)
Privileged Deal Communications	11.15(b)
Pro Forma Cooperation Information	5.16(a)(v)
Real Property	3.13(c)
Real Property Lease	3.13(d)
Related Party Contract	3.22(a)(iv)

Term	Section
Related Party Terminated Agreements	5.09
Related Party Termination Evidence	5.09
Sanctioned Country	3.23(c)(iii)(B)
Sanctioned Person	3.23(c)(iii)(A)
Sanctions	3.23(c)(iii)(A)
Seller Released Claims	11.13(a)
Seller Releasing Parties	11.13(a)
Seller	Preamble
Support Agreement	Recitals
Transaction Matters	11.15(a)
True-Up Shares	2.07(a)
UK Acquired Company	Recitals
UK Bribery Act	3.23(a)
UK Buyer	Preamble
UK Estimated Closing Equity Consideration	2.09(a)
UK Deferred Equity True-Up Amount	2.09(b)
Unissued Holdback Amount	2.07(c)
US Acquired Company	Preamble
US Buyer	Preamble
US Estimated Closing Equity Consideration	2.09(a)
US Deferred Equity True-Up Amount	2.09(b)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” when used in this Agreement is not exclusive. References to any statute, rule or regulation, or any other Applicable Law, shall be deemed to refer to such statute, rule or regulation, or other Applicable Law, as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract disclosed or listed (or required to be listed) on the Seller Disclosure Schedules or Buyer Disclosure Schedules, all material amendments, modifications, supplements, extensions and renewals thereto must also be disclosed or listed in the Seller Disclosure Schedule. References to any Person include the successors and permitted assignees of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. For the purposes of this Agreement, any document which is described as being “provided,” “delivered,” “furnished,” “made available” or other similar reference to the Buyer Parties or Seller, as applicable, shall only be treated as such if true and complete copies of such documents have been put in the dataroom prepared by Seller or the Buyer Parties, respectively, at least one day prior to the Closing Date. References to one gender include all genders. For purposes of this Agreement, references to “ordinary course of business” (or similar references) shall mean ordinary course of business consistent with past practice (including as to amounts and terms, as applicable). The words “dollar” or “$” shall mean U.S. dollars. “Leakage” shall be calculated in dollars. In the event there is any need to convert any foreign currency to dollars, or vice versa, for any purpose under this Agreement, the exchange rate shall be that published by the Wall Street Journal, United States Edition, as of the close of trading on the Business Day immediately prior to the date of determination (or if the Wall Street Journal is not published on such date, the first date thereafter on which the Wall Street Journal is published), except as otherwise expressly required by Applicable Law (in which case, the exchange rate shall be determined in accordance with such Applicable Law). The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The Parties have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. All times (other than, for the avoidance of doubt, Lock-Box Date) shall refer to the local time in New York, NY unless otherwise stated.

ARTICLE 2
PURCHASE AND SALE

Section 2.01. Purchase and Sale.

(a)Prior to the Closing, Seller shall cause the UK Acquired Company to effect the
Distribution Transaction.

(b)Upon the terms and subject to the conditions of this Agreement, at the Closing the following transactions shall occur in the following order (it being understood and agreed that each such transaction in this Section 2.01(b) shall be contingent upon the completion of all such transactions in this Section 2.01(b) at the Closing):

(i)First, (x) Seller shall sell and deliver to the US Buyer, and the US Buyer shall purchase from Seller, the US Acquired Company Securities, free and clear of any Liens (other than generally applicable transfer restrictions under applicable securities laws), (ii) on behalf of US Buyer, Buyer Parent shall issue and deliver to Seller, and Seller shall acquire and accept from the Buyer Parent, the US Estimated Closing Equity Consideration and the US Deferred Equity True-Up Amount (if any), free and clear of any Liens (other than generally applicable transfer restrictions under applicable securities laws, and the restrictions under the Investor Rights Agreement), and (iii) US Buyer shall transfer, on behalf of Seller, the Closing Cash Consideration in accordance with Section 2.04(a)(ii).

(ii)Second, (x) Seller shall sell and deliver to the UK Buyer, and the UK Buyer shall purchase from Seller, the UK Acquired Company Securities, free and clear of any Liens (other than generally applicable transfer restrictions under applicable securities laws), and (y) on behalf of the UK Buyer, the Buyer Parent shall issue and deliver to Seller, and Seller shall acquire and accept from the Buyer Parent, the UK Estimated Closing Equity Consideration and the UK Deferred Equity True-Up Amount (if any), free and clear of any Liens (other than generally applicable transfer restrictions under applicable securities laws, and the restrictions under the Investor Rights Agreement).

(c)The aggregate consideration for (i) the purchase and sale of the US Acquired Company Securities shall be the US Estimated Closing Equity Consideration, the US Deferred Equity True-Up Amount (if any), and the Closing Cash Consideration and (ii) the purchase and sale of the UK Acquired Company Securities shall be the UK Estimated Closing Equity Consideration and the UK Deferred Equity True-Up Amount (if any).

Section 2.02. Pre-Closing Deliverables. (a) Not less than five (5) Business Days prior to the Closing Date, Seller shall deliver a certificate signed by an executive officer of Seller, along with reasonable supporting documentation (including, with respect to Acquired Company Transaction Expenses, final invoices from all Service Providers to any Acquired Companies set forth on Section 2.02 of the Seller Disclosure Schedules in respect of any Acquired Company Transaction Expenses payable thereto), certifying as to the estimated amount of Leakage and including a reasonably detailed summary of each item of Leakage (the “Estimated Leakage Statement”). Seller shall provide Buyer Parent with a reasonable opportunity to review the Estimated Leakage Statement, make its Representatives reasonably available to Buyer Parent and its Representatives to discuss the Estimated Leakage Statement, provide all relevant supporting documentation and data reasonably requested by Buyer Parent and consider Buyer Parent’s comments in good faith; provided that in no event will the Closing be delayed as a result of Buyer Parent’s or its Representatives’ review of or comment on the Estimated Leakage Statement (including if the Parties agree to make changes thereto or if there is a claim that some supporting documentation or data has not been made available).
(b) Not less than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer Parent one or more customary payoff letters or other customary form of payoff or redemption documentation with respect to each item of Specified Closing Indebtedness (each, a “Payoff Letter”), which (x) in the case of any Specified Closing Indebtedness outstanding under an indenture, shall (A) be delivered within the time period required by such indenture and (B) include or consist of a notice of redemption (or similar documentation) delivered pursuant to the terms of such indenture and (y) in the case of any Specified Closing Indebtedness outstanding under a credit facility, shall include a payoff letter in customary form provided by the applicable creditor(s) (or the administrative agent or similar representative on behalf thereof, if applicable) in respect thereof, dated within a reasonable time prior to the Closing Date, which shall (i) set forth the aggregate amount arising under or owing or payable thereunder and in connection therewith on the Closing Date, (ii) acknowledge and agree that, upon payment of such aggregate amounts on the Closing Date, the Acquired Company Entities shall have paid in full all amounts arising under or owing or payable thereunder and in connection therewith, and shall contain an agreement that any Liens related to such indebtedness shall be released upon the repayment thereof and (iii) include customary lender undertakings to release in full, upon payment of the amounts set forth in such

Payoff Letter, any Liens securing the indebtedness related to such Payoff Letter, if any, and to promptly prepare and file with the appropriate Governmental Authority such instruments as may be required to effect or evidence such release or shall include authorization for the applicable Acquired Company Entity or another party designated by such Acquired Company to prepare and file any such instruments. Without limiting the foregoing, Seller shall, and shall cause each of the Acquired Companies to, cooperate with and take all actions reasonably requested by the Buyer Parties in order to facilitate the termination and payoff of such Specified Closing Indebtedness (and related release of Liens) at the Closing; provided that the foregoing shall not obligate any Acquired Company to take any action or deliver any notice that is not conditional upon the occurrence of the Closing Date.

Section 2.03. Closing. The closing of the purchase and sale of the Acquired Company Securities and the other transactions contemplated by Section 2.04 (the “Closing”) shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, or remotely by the exchange of documents and signatures (or their electronic counterparts), as soon as possible, but in no event later than three (3) Business Days, after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 8 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other date, time or place as the Seller and Buyer Parent may agree; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article 8 (other than conditions that by their nature are to be satisfied at the Closing), the Closing shall take place on, and, notwithstanding anything in this Agreement to the contrary, the Buyer Parties shall not be obligated to consummate the Closing until, (i) the earlier to occur of (x) a date before or during the Marketing Period specified by Buyer Parent on no fewer than three (3) Business Days’ written notice to the Seller and (y) the third (3rd) Business Day immediately following the final day of the Marketing Period (subject, in each case, to the satisfaction or, to the extent permissible, waiver of all of the conditions set forth in Article 8 as of the date determined pursuant to this proviso) or (ii) such other date as Buyer Parent and the Seller may mutually agree in writing; provided, further, that in no event shall the Closing occur prior to the date that is sixty (60) days after the date hereof, unless otherwise consented to in writing by Buyer Parent and Seller.

Section 2.04. Closing Transactions.

(a)At the Closing and in accordance with Section 2.01(b):

(i)On behalf of the Buyers, Buyer Parent shall issue and deliver to Seller the Estimated Closing Equity Consideration and Seller shall acquire and accept from Buyer Parent the Estimated Closing Equity Consideration, which shall be newly and validly issued, credited as fully paid, rank pari passu in all respects with the other shares of Buyer Parent Common Stock, and be free and clear of any Liens (other than generally applicable transfer restrictions under applicable securities laws, and the restrictions under the Investor Rights Agreement). Seller acknowledges that the shares of Buyer Parent Common Stock so issued will be delivered in the form of physical certificates that contain the following legend (the “Restrictive Legend”).

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) IN A TRANSACTION THAT IS

EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, SUBJECT TO ANY ADDITIONAL CONTRACTUAL RESTRICTIONS (IF ANY) ON SUCH TRANSFER.”

(ii)With respect to the Specified Closing Indebtedness, the US Buyer (or an Affiliate thereof designated by the Buyer Parties) shall transfer to the accounts listed on the Payoff Letter(s) (on behalf of Seller or its Affiliates), in aggregate, the Closing Cash Consideration.

(iii)Seller shall transfer and deliver to (A) the UK Buyer, and the UK Buyer shall purchase, acquire and accept from Seller, the Acquired Company Securities of the UK Acquired Company and (B) the US Buyer, and the US Buyer shall purchase, acquire and accept from Seller, the Acquired Company Securities of the US Acquired Company, in each case of clauses (iii)(A)) and (iii)(B), free and clear of any Liens (other than generally applicable transfer restrictions under applicable securities laws).

Section 2.05. Other Closing Deliverables. At the Closing:

(a)Seller shall deliver or cause to be delivered to the Buyers:

(i)a duly executed letter of resignation, from each of the directors, officers, limited liability company managers and other Persons holding similar titles of the Acquired Company Entities, in each case, who is designated in writing by the Buyers at least ten (10) Business Days prior to the Closing Date;

(ii)the Related Party Termination Evidence;

(iii)a duly executed counterpart signature page from Seller to the Investor Rights Agreement;

(iv)a duly executed counterpart signature page from Seller to the Registration Rights Agreement;

(v)(A) with respect to each Acquired Company Entity that is (x) owned by a Disregarded Entity of Seller or a 338 Entity, (y) a United States person (as defined in Section 7701(a)(30) of the Code) and (z) treated as a C Corporation as of the Closing Date, (A) a certification satisfying the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), that such entity is not, nor has it been within the period described in Section 897(c)(1)(A)(ii) of the Code, a "United States real property holding corporation" as defined in Section 897(c)(2) of the Code and (B) an accompanying notice to the IRS satisfying the requirements of Treasury Regulations Section 1.897-2(h)(2) and (B) with respect to each Acquired Company Entity that is (x) owned by a Disregarded Entity of Seller or a 338 Entity and (y) treated as a partnership, for U.S. federal income tax purposes, as of the Closing Date, a certification satisfying the requirements of Treasury Regulations Section 1.1445-11T(d)(2) certifying that 50% or more of the value of the gross assets of the applicable Acquired Company Entity does not consist of U.S. real property interests, or that 90% or more of the value of the gross assets of the applicable Acquired Company Entity does not consist of U.S. real property interests plus cash or cash equivalents;

(vi)(A) a duly executed transfer of the Equity Securities of the UK Acquired Company in favor of the UK Buyer together with the relevant share certificate(s) in the name of the UK Buyer or indemnities in respect of any lost share certificates in form and substance reasonably satisfactory to the UK Buyer; (B) signed minutes, in form and substance reasonably satisfactory to the UK Buyer of the board meeting held by the UK Acquired Company approving (x) the registration of the transfer of the UK Acquired Company Equity Securities, and (y) acceptance of any resignations of any directors of the UK Acquired Company as referred to in the preceding clause (i);

(vii)(A) a duly executed transfer of the Equity Securities of the US Acquired Company in favor of the US Buyer together with the relevant share certificate(s) in the name of the US Buyer or indemnities in respect of any lost share certificates in form and substance reasonably satisfactory to the US Buyer; (B) signed minutes, in form and substance reasonably satisfactory to the US Buyer of the board meeting held by the US Acquired Company approving (x) the registration of the transfer of the US Acquired Company Securities, and (y) acceptance of any resignations of any directors of that company as referred to in the preceding clause (i).

(b)Buyer Parent shall deliver, or cause to be delivered, to Seller:

(i)a duly executed counterpart signature page from Buyer Parent to the Investor Rights Agreement;

(ii)a duly executed counterpart signature page from Buyer Parent to the Registration Rights Agreement; and

Section 2.06. Post-Closing Leakage Statement. (a) Within 90 days after the Closing Date, Buyer Parent shall cause to be prepared and delivered to Seller, on behalf of the Buyers, a certificate signed by an executive officer of Buyer Parent, along with reasonable supporting documentation, setting forth Buyer Parent’s calculation of Leakage (the “Post-Closing Leakage Statement”). After the delivery of the Post-Closing Leakage Statement and until the determination of the Final Leakage, Buyer Parent shall provide, or cause to be provided, all supporting documentation reasonably requested by Seller or its Representatives, and make the relevant personnel and Representatives and relevant financial and other records of the Acquired Companies reasonably available in connection with Seller’s review of the Post-Closing Leakage Statement. If Buyer Parent fails to deliver the Post-Closing Leakage Statement within the time period contemplated by this Section 2.06(a), then the Estimated Leakage Statement shall be considered for all purposes of this Agreement the Post-Closing Leakage Statement with respect to which Seller shall have all of the rights afforded to it under this Section 2.06, including the right to dispute the calculations set forth therein in accordance with the provisions of Section 2.06(b).

(b)If Seller disagrees with any calculations set forth in the Post-Closing Leakage Statement, Seller shall deliver to Buyer Parent, within the twenty (20) days following the date on which the Post-Closing Leakage Statement was delivered (the “Objection Period”), a written notice (the “Dispute Notice”) setting forth Seller’s calculation of the disputed amount and a description in reasonable detail of the grounds for each such disagreement and upon request, reasonably supporting evidence therefor (each such item or amount as to which Seller disagrees and sets forth in the Dispute Notice, an “Item of Disagreement”). Except for those

Items of Disagreement set forth in a Dispute Notice delivered during the Objection Period, Seller shall be deemed to have agreed with all other items and amounts set forth in the Post-Closing Leakage Statement which items and amounts shall be conclusive and binding upon all of the Parties.

(c)In the event that Seller delivers the Dispute Notice to Buyer Parent within the Objection Period, Buyer Parent and Seller will negotiate in good faith to resolve all Items of Disagreement. If, after a period of twenty (20) days following the date on which such Dispute Notice is delivered, Buyer Parent and Seller have not resolved each such Item of Disagreement, then either Buyer Parent or Seller shall be entitled to submit all such Items of Disagreement that remain unresolved to the Resolution Accountants. Buyer Parent and Seller shall, and shall cause their respective Representatives to, reasonably cooperate with the Resolution Accountants so as to enable it to make its determination as quickly and as accurately as practicable. The Parties agree that no Party shall have any ex parte communications with the Resolution Accountants related to the Items of Disagreement or this Agreement. The Resolution Accountants shall decide all remaining Items of Disagreement based on the terms and standards set forth in this Agreement and the written (and to the extent requested by the Resolution Accountants, oral) submission by Buyer Parent and Seller and their respective Representatives, and not by independent review. All submissions by a Party to the Resolution Accountants shall substantially simultaneously be submitted to the other Party (and all oral submissions shall be made in the presence of Representatives of all Parties). Buyer Parent and Seller shall use commercially reasonable efforts to obtain from the Resolution Accountants a resolution of all Items of Disagreements that remain unresolved as soon as practicable after the date on which the Resolution Accountants are engaged, but in no event later than 30 days after such appointment. The Resolution Accountants shall render such resolution in writing, and the Resolution Accountants’ calculation of the remaining Items of Disagreement referred to the Resolution Accountants shall be binding upon the Parties absent manifest error or fraud (and, for the avoidance of doubt the Resolution Accountants shall only address Items of Disagreement and shall not adjust any amounts or items that are not in dispute by the Parties); provided that the amount of any remaining Items of Disagreement as so determined by the Resolution Accountants shall not be greater than the highest value for such amount claimed by either Buyer Parent or Seller or less than the lowest value for such amount claimed by either Buyer Parent or Seller. The costs, fees and expenses of the Resolution Accountants shall be borne by Buyer Parent and Seller in the same proportion as the aggregate amount of the Items of Disagreement submitted to the Resolution Accountants that are unsuccessfully disputed by each such Party (as finally determined by the Resolution Accountants) bears to the total amount of such Items of Disagreement so submitted. For example, if Seller timely submits a Dispute Notice for $1,000, and if Buyer Parent contests only $500 of such amount, and the Resolution Accountants ultimately resolve the dispute by awarding Seller $300 of the $500 contested, then the costs, fees and expenses of the Resolution Accountants will be allocated 60% (i.e., 300/500) to Buyer Parent and 40% (i.e., 200/500) to Seller. All other costs, fees and expenses incurred by the Parties in connection with resolving such dispute shall be borne by the Party incurring such cost and expense. The dispute resolution by the Resolutions Accountants under this Section 2.06 shall constitute an expert determination and shall not constitute an arbitration.

Section 2.07. Post-Closing Leakage True-Up.

(a)Within five Business Days after the determination of Final Leakage, if the Final Closing Equity Consideration exceeds the Estimated Closing Equity Consideration, on behalf of the Buyers, Buyer Parent shall issue and deliver to Seller a number of shares of Buyer Parent Common Stock equal to the Deferred Equity True-Up Amount (which shares of Buyer Parent Common Stock shall be newly and validly issued) (the “True-Up Shares”) and Seller (or Capri TopCo or any of its other Subsidiaries) shall acquire and accept from Buyer Parent such True-Up Shares, free and clear of any and all Liens (other than generally applicable transfer restrictions under applicable securities laws and restrictions under the Investor Rights Agreement).

(b)In the event the Final Closing Equity Consideration is equal to, or is less than, the Estimated Closing Equity Consideration (and the Deferred Equity True-Up Amount is therefore zero), no portion of the Holdback Equity Consideration shall be issued by Buyer Parent or payable to Seller whatsoever.

(c)In the event the Deferred Equity True-Up Amount is less than the Holdback Equity Consideration (such difference, the “Unissued Holdback Amount”), no portion of such Unissued Holdback Amount shall be issued by Buyer Parent or payable to Seller whatsoever. For the avoidance of doubt, except for the right of Buyer Parent to retain the Unissued Holdback Amount, no Seller Related Party or any other Person shall have any Liability to any Buyer Party or any other Person in the event (or in respect of the fact) that the Final Closing Equity Consideration is less than the Estimated Closing Equity Consideration, and there will be no adjustment to the number of shares constituting the Estimated Closing Equity Consideration.

(d)If, between the date hereof and the date of issuance of Buyer Parent Common Stock (x) at Closing or (y) pursuant to Section 2.07(a) (if any), the shares of Buyer Parent Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any subdivision, stock split, reverse stock split, stock dividend, reclassification, stock consolidation, exchange of shares or any similar event or recapitalization, then the Base Equity Consideration, Holdback Equity Consideration, the Market Price and the True-Up Shares, as applicable, shall be equitably adjusted, without duplication, to proportionally reflect such subdivision, stock split, reverse stock split, stock dividend, reclassification, stock consolidation, exchange of shares or similar event or recapitalization to provide to Seller the same economic effect as contemplated by this Agreement prior to such event; provided, however, that, without limiting any restrictions set forth in this Agreement (including Section 5.02), nothing in this Section 2.07(d) shall be construed to (x) require any adjustment to the Base Equity Consideration, Holdback Equity Consideration, the True-Up Shares or the Market Price as a result of any issuance of Buyer Parent Common Stock after the date hereof other than solely as a result of any subdivision, stock split, reverse stock split or similar event or (y) permit or authorize any Party to take, or authorize, any action that is not otherwise authorized or permitted to undertake pursuant to this Agreement.

Section 2.08. Equity-Based Awards. The Parties acknowledge that a portion of the shares of Buyer Parent Common Stock comprising the Closing Equity Consideration and the Deferred Equity True-Up Amount will be delivered to the Employee Benefit Trust to hold on behalf of its beneficiaries (the “EBT Equity Consideration”). Following expiry of restrictions under the Investor Rights Agreement, the Employee Benefit Trust may, in its discretion, liquidate the EBT Equity Consideration in exchange for cash proceeds (the “EBT Funds”) and transfer the EBT Funds to Buyer Parent or one of its Subsidiaries for further prompt distribution to the Acquired Company Service Providers in accordance with the allocations determined pursuant to the Phantom Plan or as otherwise notified and communicated to the Buyer by the UK Seller or the Employee Benefit Trust. In such case, the Buyer Parent shall, or shall cause its Subsidiary to, provide all reasonable assistance required in connection with such distribution of the EBT Funds including (i) distributing the funds to the Acquired Company Service Providers in accordance with the allocations determined pursuant to the Phantom Plan or as otherwise notified and communicated to the Buyer by the UK Seller or the Employee Benefit Trust as promptly as commercially reasonable following the receipt of the applicable portion of the EBT Funds, and (ii) make all applicable payroll deductions and pay all associated Taxes arising in connection with those distributions.
Section 2.09. Allocation of Purchase Price.

(a)At least ten (10) days prior to Closing, the Buyers shall deliver to Seller a proposed purchase price allocation schedule (the “Closing Allocation”) allocating the Estimated Closing Equity Consideration among the Acquires Securities of (i) the UK Acquired Company (the “UK Estimated Closing Equity Consideration”) and (ii) the US Acquired Company (the “US Estimated Closing Equity Consideration”). The Buyers shall thereafter consult with Seller and consider in good faith any changes reasonably proposed by the Seller with respect to the Closing Allocation. At least three (3) days prior to Closing, the Buyers shall deliver to Seller a final Closing Allocation, which final Closing Allocation shall be subject to Seller’s consent (not to be unreasonably withheld, conditioned or delayed).

(b)No later than thirty (30) days following the determination of the Final Closing Equity Consideration under Section 2.06(c), the Buyers shall prepare and deliver to the Seller a purchase price allocation schedule (the “Post-Closing Allocation”), prepared in accordance with Sections 338, 755 and 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or non-U.S. Law, as appropriate), allocating (i) the Deferred Equity True-Up Amount (if any) among the Acquires Securities of (A) the UK Acquired Company (the “UK Deferred Equity True-Up Amount”) and (B) the US Acquired Company (the “US Deferred Equity True-Up Amount”), (ii) the UK Estimated Closing Equity Consideration, the UK Deferred Equity True-Up Amount and any other amounts treated as purchase price for the UK Acquired Company for U.S. federal, state or local or non-U.S. Tax purposes among the assets of the UK Acquired Company and each Subsidiary of the UK Acquired Company which is a Disregarded Entity of Seller or a 338 Entity and (iii) the Closing Cash Consideration, the US Estimated Closing Equity Consideration, the US Deferred Equity True-Up Amount and any other amounts treated as purchase price for the US Acquired Company for U.S. federal, state or local or non-U.S. Tax purposes among the assets of the US Acquired Company and its Subsidiaries. The Seller will have a period of thirty (30) days after its receipt of the Post-Closing Allocation to provide to the Buyers any reasonable comments regarding the Post-Closing Allocation. If the Seller does not provide any such comments to the Buyers within thirty (30) days of its receipt of the Post-Closing Allocation, the Post-Closing Allocation will be binding on the parties as set forth below. If the Seller timely provides comments on the Post-Closing Allocation to the Buyers, the parties shall work in good faith to resolve any disputes within thirty (30) days. Any dispute which the parties are unable to resolve shall be resolved promptly by an internationally recognized accounting or valuation firm mutually acceptable to the Parties, the costs of which will be borne one-half by the Buyers and one-half by the Seller.

Section 2.10. Withholding. Notwithstanding any provision contained herein to the contrary, the Buyer Parties (and any Affiliate thereof) shall be entitled to deduct and withhold from any amounts otherwise payable to or on behalf of any Person pursuant to this Agreement (including, for the avoidance of doubt, the Estimated Closing Equity Consideration and the Deferred Equity True-Up Amount) or any other Transaction Document such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Applicable Law. Before making any such deduction or withholding, (i) the Buyer Parties shall provide Seller fifteen (15) days’ notice of the Buyer Parties’ intention to make such deduction and withholding and, in reasonable detail, the authority, basis and method of calculation for the proposed deduction or withholding in order for Seller to obtain reduction of or relief from such deduction or withholding from the applicable Taxing Authority or execute and deliver to or file with such Taxing Authority or the Buyer Parties such affidavits, certificates and other documents as may reasonably be expected to afford to Seller reduction of or relief from such deduction or withholding and (ii) the Buyer Parties shall reasonably cooperate with Seller in its efforts to obtain such reduction of or relief from such deduction or withholding. The Buyer Parties shall not contact, correspond with, or otherwise communicate with any Taxing Authority for the purpose of inquiring regarding the Buyer Parties’ obligation to deduct and withhold without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed). Seller shall be entitled to participate in any of the Buyer Parties’ contact, correspondence, or other communication with any Taxing Authority with respect to the Buyer Parties’ obligations under this Section 2.10. Any amounts deducted and withheld by any Buyer Party or Affiliate thereof, as the case may be, and timely and properly remitted to the applicable Taxing Authority in accordance with this Section 2.10 shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction or withholding was made.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the corresponding section or subsection of the Seller Disclosure
Schedules (subject to Section 11.03), Seller represents and warrants to the Buyer Parties that: Section 3.01. Corporate Existence; Power and Authorization.
(a)Seller and each Acquired Company Entity is duly organized, validly existing and (where applicable, based on the applicable Acquired Company Entity’s jurisdiction of organization) in good standing under the laws of its jurisdiction of organization and has all organizational powers necessary to enable it to own, lease and otherwise hold and operate its properties and other assets, and to carry on its business as presently conducted in all material respects. Seller and each Acquired Company Entity is duly qualified to do business as a foreign corporation or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of “good standing”) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have an Acquired Company Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impede Seller's or the Acquired Company Entities' ability to consummate the Closing, or to perform any of their respective obligations under Article 2.

(b)Except as would not be material to the Acquired Company Entities, taken as a whole, no Acquired Company Entity has been dissolved or declared bankrupt, nor has a corporate resolution to dissolve or to be declared bankrupt with respect to any such Acquired Company Entity been voluntarily adopted by such Acquired Company Entity.

(c)True and complete copies of the Governing Documents of Acquired Company Entity, in effect as of the date hereof, have been made available to the Buyer Parties. No Acquired Company Entity is in material breach of any of the provisions of any of such Governing Documents.

Section 3.02. Corporate Authorization.

(a)The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party or is specified to be a party, and the consummation of the transactions contemplated hereby and thereby, are within Seller’s and the Acquired Company Entities’ organizational powers and have been duly authorized by all necessary organizational action on the part of Seller and the Acquired Company Entities. This Agreement has been (and each of the other Transaction Documents to which Seller is or will be a party at or prior to the Closing) duly executed and delivered by Seller and assuming the due authorization, execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party or is specified to be a party by the other parties thereto, constitutes (or will constitute when so executed) a valid and binding agreement of Seller enforceable against Seller in accordance with its terms (subject to the Enforceability Exceptions).

(b)There are no votes, approvals, consents or other proceedings of the direct or indirect holders of Equity Securities of any Acquired Company Entity necessary in connection with the execution and delivery by Seller of, or the performance by Seller and the Acquired Company Entities of their obligations under, this Agreement and the other Transaction Documents (to which Seller is or will be a party), or the consummation of the transactions contemplated hereby or thereby that have not been made or otherwise undertaken prior to the date hereof.

(c)As of the date of this Agreement, less than fifty percent (50%) of the outstanding voting securities of Seller are directly or indirectly held of record by residents of the United States, as determined in accordance with Rule 3b-4 promulgated under the Exchange Act; provided that any voting securities of the Acquired Companies held, indirectly, by Capri TopCo are assumed to be held of record by a non-United States resident.

Section 3.03. Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is or is required to be a party, and the consummation of the transactions contemplated hereby and thereby, require no consent, waiver, approval, license, permits, order or other authorization or action by or in respect of, or filing with, any Governmental Authority, other than (i) the filings and approvals listed in Section 3.03 of the Seller Disclosure Schedules and (ii) any other actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have an Acquired Company Material Adverse Effect or to prevent, materially delay or materially impede Seller's or the Acquired Company Entities' ability to consummate the Closing, or to perform any of their respective obligations under Article 2.

Section 3.04. Capitalization; Subsidiaries. (a) Schedule I sets forth a list of all of the authorized, issued and outstanding Equity Securities of each Acquired Company. The Acquired Company Securities set forth on Schedule I constitute the only outstanding Equity Securities of the Acquired Companies. All Acquired Company Securities are duly authorized, validly issued, fully paid and non-assessable (if applicable) and were not issued in violation of any pre-emptive rights, rights of first refusal or similar rights created by Applicable Law, the Governing Documents of the Acquired Companies or any Contract to which any Acquired Company is or was bound and have no unsatisfied capital commitments in respect thereof, as applicable. Except for Subsidiaries of the Acquired Companies, the Acquired Companies do not own, directly or indirectly, or have any obligation to acquire, any Equity Securities in any Person (other than Equity Securities held for short term investments for cash management purposes).

(b)All Subsidiaries of the Acquired Companies and their respective jurisdictions of organization are identified on Section 3.04(b) of the Seller Disclosure Schedules. Except as set forth in Section 3.04(b) of the Seller Disclosure Schedules, each Acquired Company’s Subsidiaries is wholly owned by an Acquired Company or one of the Acquired Company’s Subsidiaries, free and clear of any Lien (other than generally applicable transfer restrictions under applicable securities laws), and all of the Equity Securities in each of such Subsidiaries are duly authorized, validly issued, fully paid and non-assessable (if applicable) and were not issued in violation of any pre-emptive rights, rights of first refusal or similar rights created by Applicable Law, the Governing Documents of the Acquired Company Entities or any Contract to which any Acquired Company Entity is a party and have no unsatisfied capital commitments in respect thereof, as applicable.

(c)Except for the Acquired Company Securities or this Agreement, (i) there are no outstanding options, rights (preemptive or otherwise), warrants, calls, convertible securities or commitments or any other agreements or arrangements to which any Acquired Company Entity is a party requiring the issuance, sale or transfer of any Equity Securities of any Acquired Company Entity, or any securities convertible, directly or indirectly, into Equity Securities of an Acquired Company Entity, or evidencing the right to subscribe for any Equity Securities of any Acquired Company or any of its Subsidiaries, or giving any Person (other than the Buyer Parties) any rights with respect to any Equity Securities of any Acquired Company Entity and (ii) there are no instruments that otherwise give any Person the right to receive any profits of any Acquired Company Entity or any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Equity Securities of the Acquired Company Entities (to the extent made to such Person’s equityholders in respect of their equity interests).

(d)The Acquired Company Entities are not a party to, or otherwise bound by, any voting trusts, voting agreements, proxies, equityholder agreements or other agreements that may affect the voting or transfer of the Acquired Company Securities or the Equity Securities of any other Acquired Company Entities. There are no outstanding agreements or obligations of any Acquired Company Entity (contingent or otherwise) to repurchase, redeem or otherwise acquire any Equity Securities of any Acquired Company Entity.

Section 3.05. Noncontravention. The execution and delivery by Seller, and the performance by Seller and the Acquired Companies, of this Agreement and the other Transaction Documents to which any of them is a party or is specified to be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not at Closing (i) contravene, conflict with, or result in any material violation or material breach of any provision of any of the Governing Documents of any such Person, (ii) assuming compliance with the matters and making of the filings, obtaining of the approvals and taking of the other actions referred to in Section 3.03, violate any Applicable Law, (iii) require any consent or other action by, notice to or payment to, any Person under, constitute a breach, default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or any Acquired Company Entity or to a loss of any right or benefit to which any such Person is entitled under any provision of any Contract binding on Seller, Acquired Company Material Contract or Company Permit binding upon any such Person or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any such Person, with such exceptions, in the case of clauses (ii) through (iv), as would not reasonably be expected to have an Acquired Company Material Adverse Effect or would not reasonably be expected to prevent, materially delay or materially impede Seller’s or the Acquired Company Entities’ ability to consummate the Closing, or to perform any of their respective obligations under Article 2.

Section 3.06. Ownership of Acquired Company Securities. Seller is the record and beneficial owner of, and has good and valid title to, all of the UK Acquired Company Securities, free and clear of any Lien (other than generally applicable transfer restrictions under applicable securities laws). Seller is the indirect beneficial owner of, and as of immediately prior to the Closing will be the record and beneficial owner of, and will (as of immediately prior to and at the Closing) have good and valid title to, all of the US Acquired Company Securities, free and clear of any Lien (other than generally applicable transfer restrictions under applicable securities laws). Seller has the power to execute and deliver this Agreement and to consummate the transactions contemplated hereby with respect to the Acquired Company Securities. At the Closing, Seller will transfer and deliver to the Buyers good and valid title to all of the Acquired Company Securities, free and clear of any Lien (other than generally applicable transfer restrictions under applicable securities laws). Seller and its Affiliates (excluding the Acquired Company Entities) do not have any equity interest in any Equity Securities of any Acquired Company Entity, other than (and through) the Acquired Company Securities. Except for the Buyer Parties’ rights under this Agreement, no Person is a party to (or is an express third party beneficiary under) any Contract to which Seller, its Affiliates or any Acquired Company Entity is a party pursuant to which such Person has a right to purchase or acquire any Acquired Company Securities.

Section 3.07. Financial Statements. Section 3.07 of the Seller Disclosure Schedules includes the (x) audited consolidated balance sheets of Capri Acquisitions Bidco Limited (“BidCo”) and its consolidated Subsidiaries as of December 31, 2019 and December 31, 2018 (such audited consolidated balance sheet as of December 31, 2019 (the “Bidco Balance Sheet”, and the “Bidco Balance Sheet Date”, respectively), and the related audited consolidated statements of comprehensive income and cash flows for the accounting periods then ended and (y) unaudited interim consolidated balance sheet of BidCo and its consolidated Subsidiaries as of March 31, 2020 (the “Lock-Box Balance Sheet”) and June 30, 2020 and , in each case, the related unaudited interim consolidated statements of comprehensive income and cash flows for the applicable year-to-date period then ended (the financial statements described in the foregoing clauses (x) and (y), collectively, the “Historical Bidco Financial Statements”). The Historical Bidco Financial Statements accurately present, in all material respects, in conformity with IFRS applied on a consistent basis during and across the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of BidCo and its Subsidiaries as of the dates thereof and their consolidated results of operations, stockholders’ equity and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments, the effects of which are not material in the aggregate, and the absence of footnote disclosures and other presentation items) and are consistent in all material respects with the books and records of BidCo and its Subsidiaries. At the relevant time periods of the applicable Historical Bidco Financial Statements, there were no material assets, liabilities or income statement items reflected therein that, at the relevant time period, were held by the Capri TopCo or any of its Subsidiaries (other than the Acquired Company Entities).

Section 3.08. Absence of Certain Changes. Since the Bidco Balance Sheet Date: (a) (i) the business of each Acquired Company Entity has been conducted in all material respects in the ordinary course of business consistent with past practices and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had an Acquired Company Material Adverse Effect;

(b)Without limiting the generality of the foregoing, since the Bidco Balance Sheet Date through the date hereof, there has not been any action taken by Seller or the Acquired Company Entities that, if taken during the period from the date of this Agreement through the Closing without Buyer Parent’s consent, would constitute a breach of any of the provisions of Section 5.01.

Section 3.09. No Undisclosed Liabilities. There are no Liabilities (including any indebtedness) of any Acquired Company Entity that would be required to be recorded or reflected on a consolidated balance sheet of the Acquired Company Entities prepared in accordance with IFRS other than: (a) Liabilities expressly provided for, or otherwise reflected on, the Lock-Box Balance Sheet; (b) Liabilities under Contracts incurred since the date of the Lock-Box Balance Sheet in the ordinary course of business (it being understood that in no event shall any tortious conduct, litigation, infringement, violation of Applicable Law or breach of Contract or Permit be in the ordinary course of business); (c) Liabilities arising under the Transaction Agreements or the Acquired Company Transaction Expenses; and (d) Liabilities which would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole.

Section 3.10. Material Contracts. (a) As of the date of this Agreement, except as set forth in the corresponding subsection of Section 3.10(a) of the Seller Disclosure Schedules or for Acquired Company Benefit Plans, no Acquired Company Entity is party to:

(i)any Real Property Lease with aggregate rent payments of $500,000 or more per contract year or which are otherwise material to the operation of the business of the Acquired Company Entities, taken as a whole;

(ii)any Contract for the purchase or sale by any Acquired Company Entity of any real property;

(iii)any Contract that provides for, or would reasonably be expected to result in, payments by the Acquired Company Entities, from and after the date of this Agreement, (x) in any fiscal year of $1 million or more or (y) in the aggregate over the term of the Contract of $5 million or more;

(iv)any Contract that provides for, or would reasonably be expected to result in, payments to the Acquired Company Entities following the date of this Agreement (x) in any fiscal year of $1 million or more or (y) in the aggregate over the term of the Contract of $5 million or more, other than purchase orders entered into in the ordinary course of business and issued under a general or master agreement (provided that such general or master agreement shall be required to be listed on Section 3.10(a)(iv)), or contracts that have evergreen or automatic renewal terms;

(v)any Contract (excluding confidentiality and non-disclosure agreements) providing for the acquisition or disposition of any Person, business or material amount of Equity Securities or a material amount of the assets of or to any other Person (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which any Acquired Company Entity has remaining material obligations (other than customary confidentiality and non-disclosure obligations or customary covenants to provide reasonable access to books and records);
(vi)any Contract that relates to the formation of, or participation in, a partnership, joint venture, strategic alliance or equivalent arrangement (including any Contract relating to operation, management or control thereof);

(vii)any Contract (A) relating to or evidencing indebtedness for borrowed money in excess of $3,000,000 or any capital leases covering amounts in excess of $3,000,000, (B) granting any Liens (other than any Permitted Liens) over any material asset of an Acquired Company Entity, (C) relating to any material loan or other extension of credit, or obligation to advance or contribute capital, by any Acquired Company Entity, except for trade payment terms extended to any customer in the ordinary course of business or any obligations solely between Acquired Company Entities or (D) guaranteeing the obligations or Liabilities of another Person of the type set forth in the preceding clauses (A) – (C);

(viii)any Contract or series of related Contracts requiring the Acquired Company Entities to make capital expenditures, after the date of this Agreement, in excess of $5 million;

(ix)any (i) material agency, dealer, distributor, reseller or other similar Contract involving sales, distribution or promotional activities, or (ii) any other Contract providing for commissions to any Person who is not a Service Provider of the Acquired Company Entities, pursuant to which commissions would reasonably be expected to exceed $300,000, in the aggregate, in 2020;

(x)any Contract pursuant to which any Acquired Company Entity obtains any material license, sublicense, right to use or covenant not to be sued under any Intellectual Property Right (other than any off-the-shelf shrinkwrap, clickwrap or similar license or sublicense for non-custom software that is commercially available on non-discriminatory pricing terms);

(xi)any Contract pursuant to which any Acquired Company Entity grants any license, sublicense, right to use or covenant not to be sued under any of its Intellectual Property Rights, except for (A) non-exclusive licenses granted pursuant to customer, distributor and vendor Contracts or (B) data Processing Contracts with customers, in each case of subclauses (A) and (B), entered into in the ordinary course of business;

(xii)any stockholders’ agreement, investors’ rights agreement, registration rights agreement, lock up agreement or similar Contract;
(xiii)any Contract granting any Person an option or a right of first refusal or first offer or similar preferential right to purchase or acquire any Equity Securities or any material asset of any Acquired Company Entity;

(xiv)any Contract or Order containing any provision or covenant that materially limits the freedom of any Acquired Company Entity (or, after the Closing, that purports to so limit or restrict Buyer Parent or any of its Affiliates) to (A) engage or compete in any activity or line of business in any area or (B) solicit or otherwise engage any Person as a supplier or customer (other than mutual obligations not to solicit the employees of the Acquired Company Entities, on the one hand, and the other contracting party, on the other hand;

(xv)any Contract entered into primarily for interest rate or foreign currency swaps, commodity swaps, options, caps, collars, hedges or forward exchanges, or other similar agreements;

(xvi)any Contract (A) that includes any “most favored nations” terms and conditions, any exclusive dealing or minimum purchase or sale, “take or pay” obligations, arrangement or requirements to purchase substantially all of the output or production of a particular supplier or (B) containing any provision or covenant that materially limits the freedom of any Acquired Company Entity to (1) obtain products or services from any Person or (2) set prices and terms for the provision, sale, lease or license of its products, services or technologies with any Person, in the case of Section 3.10(a)(xiii), except for the prices and terms expressly set forth therein with respect to the products, services or technologies provided, sold, leased or licensed thereunder;

(xvii)any Government Contract with aggregate payments to or by the Acquired Company Entities of $100,000 or more per year;

(xviii)any Related Party Contract;

(xix)any Contract providing for the indemnification of any Person by any Acquired Company Entity (other than indemnification under customer agreements entered into on the Acquired Company’s standard form in the ordinary course of business);

(xx)any Contract entered into in connection with the settlement of any material Action that contains any material ongoing continuing obligations (other than confidentiality obligations with respect to the terms of such settlement); or

(xxi)any material and express general power-of-attorney executed on behalf of an Acquired Company Entity, except any power-of-attorney provided for limited or ministerial purposes.

(b) Each Contract set forth or required to be set forth in Section 3.10(a) of the Seller Disclosure Schedules, or that would be required to be disclosed pursuant to Section 3.10(a) (each, an “Acquired Company Material Contract”), is a valid, binding and, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity (collectively, the “Enforceability Exceptions”), enforceable agreement of the relevant Acquired Company Entity (and, to the Knowledge of Seller, the other parties thereto) and is in full force and effect. Except as would not, individually or in the aggregate, have an Acquired Company Material Adverse Effect, as of the date of this Agreement, (i) no

Acquired Company Entity or, to the Knowledge of Seller, any other party thereto is in default or breach (with or without notice or lapse of time or both) under the terms of any such Acquired Company Material Contract or any Acquired Company Collective Bargaining Agreement, (ii) no Acquired Company Entity has received any claim or written notice regarding any purported breach or default by such Acquired Company Entity of any Acquired Company Material Contract or Acquired Company Collective Bargaining Agreement or any dispute thereunder and (iii) no Acquired Company Entity has waived any of its rights or benefits under any Acquired Company Material Contract or Acquired Company Collective Bargaining Agreement. A true and complete copy of each Acquired Company Material Contract and Acquired Company Collective Bargaining Agreement has been made available to the Buyer Parties. As of the date of this agreement, no written notice to terminate in whole or in part (to the extent material) any Acquired Company Material Contract has been received by Seller, or any Acquired Company Entity.

Section 3.11. Litigation. There is no Action before any Governmental Authority pending, or threatened in writing, against Seller or any of its Affiliates (including the Acquired Company Entities), or any present officers, directors or employees of thereof (each only in their respective capacities as such), that (a) if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole, or (b) challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents. There is no Order outstanding against Seller or any Acquired Company Entities or any present officers, directors or employees of the foregoing (each only in their respective capacities as such), that individually or in the aggregate, is or would reasonably be expected to be, material to the Acquired Company Entities, taken as a whole.

Section 3.12. Compliance with Laws and Governmental Orders. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Company Entities, taken as a whole, (i) the Acquired Company Entities are, and have been at all times since January 1, 2017, in compliance in all respects with all Applicable Laws; (ii) no Acquired Company Entity has received any written notice asserting a failure, or express possible failure, to comply with any such Applicable Laws and (iii) to the Knowledge of the Seller, the Acquired Company Entities are not under any investigation with respect to, and have not been threatened in writing to be charged with, any material violation of any Applicable Law.

Section 3.13. Properties. (a) Section 3.13(a) of the Seller Disclosure Schedules lists all material real property (together with all buildings, structures, improvements and fixtures located thereon or attached thereto, and all easements and other rights and interests appurtenant thereto) owned by any Acquired Company Entity (each, an “Owned Real Property”), and sets forth the name of the record owner of such Owned Real Property and the address thereof. The applicable Acquired Company Entity has good, marketable and indefeasible fee simple title to all of the Owned Real Property, in all material respects, in each case, free and clear of all Liens other than Permitted Liens. Except for the Owned Real Property or as set forth on Section 3.13(a) of the Seller Disclosure Schedules, none of the Acquired Company Entities owns any material real property or has owned any material real property during the past five years.

(b)Except as set forth in Section 3.13(b) of the Seller Disclosure Schedules or as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Company Entities, taken as a whole, with respect to each Owned Real Property: (i) the applicable Acquired Company Entity has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof and (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(c)Section 3.13(c) of the Seller Disclosure Schedules lists all material real property subject to a lease, sublease, license, sublicense, or occupancy agreement to which any Acquired Company Entity is a party as a lessee, sublessee, licensee, sublicensee or occupant and pursuant to which any Acquired Company Entity pays aggregate rent payments of $200,000 or more per contract year (each, a “Leased Real Property”; the Leased Real Properties, together with the Owned Real Properties, are referred to collectively as the “Real Property”). The applicable Acquired Company Entity has valid leasehold interests in all of the Leased Real Property pursuant to the Real Property Leases, in each case, as provided in the applicable Real Property Leases.

(d)True and complete copies of all leases, subleases, licenses, sublicenses, occupancy agreements, and other agreements (in each case, including all amendments, extensions, supplements, renewals and guarantees with respect thereto) with respect to each Leased Real Property (individually, a “Real Property Lease”) have been made available to Buyer. Except as set forth in Section 3.13(d) of the Seller Disclosure Schedules, no Acquired Company Entity has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property (or any portion thereof).

(e)Except as would not, individually or in the aggregate, reasonably be expected to have an Acquired Company Material Adverse Effect, the applicable Acquired Company Entity has good and valid title to, or in the case of Leased Real Property and leased personal property and assets, has valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) it owns or leases or as reflected on the Bidco Balance Sheet or acquired after the Bidco Balance Sheet Date, free and clear of Liens other than Permitted Liens.

(f)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Company Entities, no property, assets or rights necessary for the conduct of the Acquired Company Business as of the date hereof are held or owned by Seller or any Affiliate of Seller (excluding any Acquired Company Entities).

Section 3.14. Taxes. (a) Except as would not, individually or in the aggregate, reasonably be expected to have an Acquired Company Material Adverse Effect:

(i)Each of the Acquired Company Entities has timely filed all Tax Returns that it was required to file under Applicable Law. All such Tax Returns of the Acquired Company Entities are complete and correct in all respects;

(ii)All Taxes due and owing by the Acquired Company Entities have been paid and, where payment is not yet due, the applicable Acquired Company Entity has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with IFRS an adequate accrual or reserve or such Taxes due have arisen in the ordinary course of business of the Acquired Company Entities since the Lock-Box Date;

(iii)There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of any Acquired Company Entity and no written request for any such waiver or extension is currently pending;

(iv)There are no Liens (other than Permitted Liens) for Taxes upon any of the assets of any Acquired Company Entities;

(v)No written claim has been made by a Taxing Authority in a jurisdiction where any Acquired Company Entity does not file Tax Returns that such Acquired Company Entity is or may be subject to taxation by that jurisdiction; and

(vi)There is no Action (including any audit) pending or, to Seller’s Knowledge, threatened in writing against or with respect to any Acquired Company Entity in respect of any Tax which may become payable by, or any Tax Asset of, an Acquired Company Entity, but only to the extent such Tax Asset has been recognized as an asset or taken into account in reducing a liability that would otherwise be included in the Lock-Box Balance Sheet or has arisen in the ordinary course of business between the Lock-Box Date and the Closing.

(b)During the two-year period ending on the date hereof, none of the Acquired Company Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(c)There are no requests for rulings or determinations in respect of any material Tax or Tax Asset pending between the Acquired Company Entities and any Taxing Authority, but only to the extent such Tax Asset has been recognized as an asset or taken into account in reducing a liability that would otherwise be included in the Lock-Box Balance Sheet or has arisen in the ordinary course of business between the Lock-Box Date and the Closing.

(d)No Acquired Company Entity (i) is a party to or bound by any Tax Sharing Agreement, (ii) has been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes, other than a group consisting solely of the Acquired Company Entities, or (iii) has any liability for Taxes of any person (other than an Acquired Company Entity) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, or as a transferee or successor.

(e)Section 3.14(e) of the Seller Disclosure Schedule sets forth the entity classification for U.S. federal Income Tax purposes of each Acquired Company Entity as of the date hereof. No Acquired Company Entity is, or has been during the three years preceding the Closing Date, resident for Tax purposes in any country other than the country in which it is organized nor has any Acquired Company Entity had a permanent establishment in any country other than the country in which it is organized.

(f)Each of the Acquired Company Entities is in material compliance with Applicable Law relating to the payment and withholding of any material amount of Taxes and has complied in all material respects with all information reporting and backup withholding provisions of Applicable Law.

(g)Each of the Acquired Company Entities is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Acquired Company Entities. All related party transactions involving the Acquired Company Entities are at arm's length in compliance with Section 482 of the Code, the Treasury Regulations promulgated thereunder, and any similar provision of state, local or non-U.S. Law.

(h)None of the Acquired Company Entities is a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or any analogous provision of state, local or non-U.S. Law (but not including EU Council Directive 2018/822/EU of May 25, 2018).

(i)None of the Acquired Company Entities has (i) received a Tax opinion with respect to any material transaction related to any period with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has not expired or (ii) entered into a closing agreement with respect to Taxes with any Taxing Authority or received any private letter ruling from the IRS or any similar ruling from any other Taxing Authority that, in each case, would reasonably be expected to result in a material amount in Taxes in any taxable period ending after the Closing Date.

(j)No Acquired Company Entity will be required to include a material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) closing agreement or settlement with a Taxing Authority executed before the Closing, (ii) deferred revenue, prepaid amounts or advanced billings received before the Closing, (iii) installment sale or open transaction disposition made before the Closing, (iv) change in method of accounting pursuant to Section 481 of the Code (or any analogous provision of state, local or non-U.S. Law) relating to an item reported for a taxable year ending on or before the Closing Date, (v) any election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) or (vi) any “gain recognition agreement” or “domestic use election” (or analogous concepts under state, local or non-U.S. Law). No Acquired Company Entity has made any election under Section 965(h) of the Code.
(k)The Acquired Company Entities have complied in all material respects with the conditions stipulated in each Tax Grant, no submissions made to any Taxing Authority in connection with obtaining any Tax Grant contained any material misstatement or omission and the transactions contemplated by this Agreement will not result in the ineligibility of any Acquired Company Entity for any existing Tax Grant.

(l)None of the Acquired Company Entities has been a PFIC.

(m)Seller is not aware of the existence of or has knowledge of any fact, agreement, plan or circumstance, or has taken, agreed, or omitted to take any action, that could reasonably be expected to prevent the Intended Tax Treatment.

(n)A valid election under Section 338(g) of the Code was made with respect to each of the Acquired Company Entities listed on Section 3.14(n) of the Seller Disclosure Schedules effective as of the acquisition date reflected on such schedule.

(o)None of the Acquired Company Securities are registered in a register kept in the United Kingdom.

(p)To the Knowledge of Seller, none of the intangible assets held by the US Acquired Company and its Subsidiaries will be non-amortizable under Treasury Regulations Section 1.197-2(h)(2) following the transactions contemplated by this Agreement (taking into account the exceptions set forth in Treasury Regulations Section 1.197-2(h)(5)).

Section 3.15. Intellectual Property. (a) Section 3.15(a) of the Seller Disclosure Schedules sets forth a true and complete list of all of the Acquired Company Entities’ Owned IP Registrations, specifying as to each such item, as applicable, (i) the owner of such item, (ii) each jurisdiction in which such item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration or application number of such item and (iv) the date of application and issuance or registration of such item.

(b)Each Acquired Company Entity owns or otherwise has a right to use (which right to use, to the Knowledge of Seller, is valid and enforceable), all Intellectual Property Rights used or held for use in, or otherwise necessary for, the conduct of the business of such Acquired Company Entity as currently conducted, in each case, in all material respects, and, to the Knowledge of Seller, there are no circumstances which would prevent the continuation of such ownership or right to use such Intellectual Property Rights immediately following the consummation of the transactions contemplated hereby.

(c) An Acquired Company Entity is the sole and exclusive legal and beneficial owner of all of the Acquired Company Entities’ material Owned Intellectual Property Rights and holds all right, title and interest in and to such Owned Intellectual Property Rights and its rights under any and all of the Acquired Company Entities’ material Licensed Intellectual Property Rights, in each case, free and clear of any and all Liens, other than Permitted Liens. Without limiting the generality of the foregoing, other than to the extent that the Intellectual Property Rights are owned by any of the Acquired Company Entities by operation of law, each Acquired Company Entity has entered into written Contracts (which, in each case, are valid, binding and enforceable, to the Knowledge of Seller) with every (i) current employee or independent contractor of, or other Person currently engaged in the creation of any material Intellectual Property Rights for, such Acquired Company Entity and (ii) former employee or independent contractor of, or other Person formerly engaged by, such Acquired Company Entity that has created any material Intellectual Property Rights for such Acquired Company Entity, whereby, in each case, such employees, independent contractors and other Persons (x) assign to such Acquired Company Entity any and all of their right, title and interest in and to such material Intellectual Property Rights created or developed by such employees, independent contractors and other Persons and (y) acknowledge such Acquired Company Entity’s exclusive ownership of such Intellectual Property Rights. To the Knowledge of Seller, no such Contract has been breached or violated in any material respect.

(d)The Acquired Company Entities’ rights in the Acquired Company Entities’ Owned Intellectual Property Rights and the Acquired Company Entities’ Licensed Intellectual Property Rights are, to the Knowledge of Seller, valid, subsisting and enforceable, and none of the Acquired Company Entities’ Owned Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, in each case, in all material respects.

(e)The Acquired Company Entities have implemented commercially reasonable policies and procedures to maintain, protect and enforce their rights in the Acquired Company Entities’ Owned Intellectual Property Rights and the Acquired Company Entities’ Licensed Intellectual Property Rights, in each case, in all material respects, including such steps necessary to protect and preserve the confidentiality of all trade secrets and other confidential information included in such Owned Intellectual Property Rights, and no trade secret or other confidential information has been disclosed in any material respects other than to employees, consultants, representatives and agents of the Acquired Company Entities, all of whom are bound by confidentiality or non-disclosure Contracts which, to the Knowledge of Seller, in each case (i) are valid, binding and enforceable and (ii) have not been breached or violated in any material respect.

(f)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole, to the Knowledge of Seller, the conduct of the business of the Acquired Company Entities as currently conducted, or as conducted in the past three (3) years, has not, and the products, processes and services of the Acquired Company Entities, have not, in the past three (3) years, infringed, misappropriated or otherwise violated, and do not infringe, misappropriate or otherwise violate, the Intellectual Property Rights of any Person. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole, to the Knowledge of Seller, no Person has infringed, misappropriated or otherwise violated, or is currently infringing, misappropriating or otherwise violating, any of the Acquired Company Entities’ Owned Intellectual Property Rights or any of the Acquired Company Entities’ rights in any Licensed Intellectual Property Rights.

(g)There are no Actions or written notices, pending or, to the Knowledge of Seller, threatened in writing: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property Rights of any Person by any Acquired Company Entity, (ii) challenging the validity, enforceability, registrability or ownership of any of the Acquired Company Entities’ Owned Intellectual Property Rights or (iii) sent by any Acquired Company Entity to any other Person alleging any infringement, misappropriation, dilution or violation by such Person of any of the Acquired Company Entities’ Owned Intellectual Property Rights or, to the Knowledge of Seller, of any of the Acquired Company Entities’ rights in any Licensed Intellectual Property Rights, in each case, in any material respect. None of the Acquired Company Entities is subject to any outstanding or prospective Order (including any motion or petition therefor) that does or would restrict or impair the use of any of the Acquired Company Entities’ Owned Intellectual Property Rights or the Acquired Company Entities’ Licensed Intellectual Property Rights, in each case, in any material respect.

(h)To the Knowledge of Seller, there are no defects in any of the Acquired Company Entities’ Owned Software that would prevent such Software from performing in accordance with its user specifications in any material respect. None of the Acquired Company Entities’ Owned Software contains any software code that is licensed under any terms or conditions that require any material Software be (i) made publicly available or distributed in source code form,

(ii) freely licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributable at no charge. The Acquired Company Entities have not granted any Person a contingent right to receive or license source code containing or embodying any material Owned Software, whether pursuant to an escrow arrangement or otherwise.

(i)The Acquired Company Entities’ IT Assets operate and perform in accordance with their documentation and functional specifications in all material respects and otherwise in a manner that permits the Acquired Company Entities to conduct their business as currently conducted. The Acquired Company Entities have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity, operation and security of the Acquired Company Entities’ IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, in each case, in all material respects. There has been no unauthorized use, access, interruption, modification or corruption of any of the Acquired Company Entities’ IT Assets (or any information or transactions stored or contained therein or transmitted thereby), in each case, in any material respect.

Section 3.16. Privacy and Security.

(a)The Acquired Company Entities have implemented written policies and procedures relating to the Privacy Requirements and the operation and security of their IT Assets (collectively, the “Data Privacy and Security Policies”). Except as would not reasonably be expected to create a material liability, the Acquired Company Entities have complied at all times, and are currently in compliance, in all material respects, with all Privacy Requirements, and there are no claims or Actions pending or, to the Knowledge of Seller, threatened against any of the Acquired Company Entities by any Person alleging a violation of any Person’s privacy, personal or confidentiality rights or any of the Privacy Requirements.

(b)Neither the execution, delivery or performance of this Agreement or any of the Transaction Documents, nor the consummation of any of the transactions contemplated under this Agreement or any of the Transaction Documents, will cause any of the Acquired Company Entities to violate any of the Privacy Requirements in any material respect.

(c)To the Knowledge of Seller, there has been no unauthorized intrusions or breaches of security into any of the Acquired Company Entities’ IT Assets or any other systems in which Personal Information is stored by or on behalf of the Acquired Company Entities, in each case, in any material respect.

Section 3.17. Insurance Coverage. Except as would not have an Acquired Company Material Adverse Effect: (i) the Acquired Company Entities have insurance policies and surety bonds of the type, and that provide coverage, that are reasonable and appropriate considering the business of the Acquired Company Entities, and the Acquired Company Entities are in compliance in all respects thereunder, including with respect to the payment of premiums; and
(ii)there is no claim pending under any such insurance policy or surety bond as to which coverage has been denied or disputed by the insurer.

Section 3.18. Licenses and Permits. Section 3.18 of the Seller Disclosure Schedules correctly describes each material Permit held by the Acquired Company Entities. The Acquired Company Entities hold and, since January 1, 2017 have held, all Permits that are necessary to, or required to be held in order to, conduct the business of the Acquired Company Entities (including under the Export Control Laws), except for such noncompliance that would not, individually or in the aggregate, have an Acquired Company Material Adverse Effect (collectively, “Company Permits”). (i) The Company Permits held by the Acquired Company Entities are valid and in full force and effect, (ii) the Acquired Company Entities are, and since January 1, 2017 have been, in compliance with and not in default under (and no condition or event exists that, with notice or lapse of time or both, would constitute a default under) such Permits, in each case except for such noncompliance that would not, individually or in the aggregate, have a Acquired Company Material Adverse Effect.

Section 3.19. Acquired Company Service Providers.

(a) Seller has provided to the Buyer Parties a complete list of each Acquired Company Service Provider employed by an Acquired Company Entity, which list is true and correct in all material respects as of July 10, 2020.

(b) As of the date of this Agreement, no Key Service Provider has notified an Acquired Company Entity in writing that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year of the Closing Date. Seller will promptly notify the Buyer Parties of any such notices received by the Acquired Company Entities during the period beginning on the date hereof and ending on the Closing.

(c) Since January 1, 2017, the Acquired Company Entities have complied with Applicable Law relating to labor and employment practices, including all such such Applicable Laws relating to labor management relations, wages and hours, collective bargaining, civil rights, equal employment opportunity, age and disability discrimination, sexual harassment, human rights, payment and withholding of taxes, workplace safety, affirmative action, worker classification, immigration, unemployment insurance, worker’s compensation and layoffs, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole. To the Knowledge of Seller, no Acquired Company Entity is liable for the payment of any tax, fines, penalties or other amounts, however designated, for failure to comply with Applicable Law related to the foregoing, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole.

(d) Since January 1, 2017, there has not been any Action related to sex-based discrimination, sexual harassment or sexual misconduct (including for breach of any policy of any of the Acquired Company Entities relating to the foregoing) against any director or officer of any Acquired Company Entity in his or her capacity as an Acquired Company Service Provider, and no Acquired Company Entity has entered into any settlement agreements or similar out-of- court or pre-litigation arrangements related to allegations of sexual harassment or misconduct by any such person, nor, to the Knowledge of Seller, has any such Action been threatened in writing.

(e) Except as set forth on Section 3.19(e) of the Seller Disclosure Schedule, no Acquired Company Entity is or has been a party to or bound by any Acquired Company Collective Bargaining Agreement nor is any Acquired Company Collective Bargaining Agreement currently being negotiated, and, to the Knowledge of Seller, there has not been any attempt to organize any Acquired Company Service Providers with respect to the Acquired Company Entities. Except as would not reasonably be expected to be, individually or in the aggregate, material to any of the Acquired Company Entities, since January 1, 2017, there has been no strike, labor disturbance, jurisdictional dispute, work stoppage, slowdown, lockout or similar organized labor activity pending or, to the Knowledge of Seller, threatened in writing against any of the Acquired Company Entities. There are no, and since January 1, 2017 have not been any, unfair labor practice complaints pending or threatened in writing against any of the Acquired Company Entities before any Governmental Authority or any current union representation questions involving Acquired Company Service Providers with respect to the Acquired Company Entities. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for Seller to enter into this Agreement or to consummate any of the transactions contemplated hereby. Since January 1, 2017, no Acquired Company Entity has been a party to or subject to any Action before any Governmental Authority regarding any Acquired Company Service Provider nor is any such Action threatened in writing against any of the Acquired Company Entities, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole.

(f) As of the date hereof, no Acquired Company Entity has incurred any Liability under the WARN Act that remains unsatisfied, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole.

(g) To the Knowledge of Seller, (i) each Acquired Company Service Provider working in the United States is a United States citizen or has a current and valid work visa or otherwise has the lawful right to work in the United States, and (ii) each of the Acquired Company Entities has in its files a Form I-9 that was completed in accordance with applicable Law for each
Acquired Company Service Provider from whom such form is required under applicable Law, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole.

(h) To the Knowledge of Seller, no Key Service Provider is bound by any written Contract that purports to limit the ability of such individual to engage in or continue to perform any conduct, activity, duties or practice relating to any of the Acquired Company Entities.

(i) There are no material outstanding loans (other than under a tax-qualified retirement program) or other material extensions of credit made by any of the Acquired Company Entities to any Acquired Company Service Provider.

Section 3.20. Acquired Company Employee Benefit Plans. (a) Section 3.20(a) of the Seller Disclosure Schedule contains a correct and complete list of all material Acquired Company Employee Plans, it being understood that employment and service Contracts need only be included on Section 3.20(a) of the Seller Disclosure Schedule if they are between an Acquired Company and a Key Service Provider or any other employee of an Acquired Company with an annual base salary of more than $200,000. With respect to each material Acquired Company Employee Plan, Seller has provided to the Buyer Parties a complete and correct copy of such plan (or a description, if such plan is not written) and all amendments thereto and, as applicable: (i) all trust agreements, insurance contracts or other funding arrangements and amendments related thereto, (ii) the current prospectus or summary plan description and all summaries of material modifications, (iii) the most recent favorable determination or opinion letter from the IRS, (iv) the annual returns/reports (Form 5500) and accompanying schedules and attachments thereto for the most recently completed plan year, (v)

the most recently prepared actuarial reports and financial statements and (vi) all material, non-routine, documents and correspondence relating thereto received from or provided to any Governmental Authority within the last three (3) years.

(b)Each Acquired Company Employee Plan has been established, maintained, funded and administered in accordance with the terms of such Acquired Company Employee Plan and the applicable requirements of Applicable Law, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole. All returns, reports and disclosure statements required to be made under applicable Law with respect to any Acquired Company Employee Plan have been timely filed or delivered, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole. No action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits), or any basis therefor, is pending against or involves, or to the Knowledge of Seller is threatened in writing against or with respect to, any Acquired Company Employee Plan before any arbitrator or Governmental Authority, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole.

(c)None of the Acquired Company Entities nor any of their respective ERISA Affiliates sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or within the past six (6) years has sponsored, maintained, administered or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect Liability with respect to, (i) a pension plan (within the meaning of Section 3(2) of ERISA) that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (iii) a “multiple employer plan” (within the meaning of Section 4063 or Section 4064 of ERISA or Section 413(c) of the Code).

(d) With respect to any Acquired Company Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause any of the Acquired Company Entities to incur any Liability under ERISA or the Code, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole.

(e) Each Acquired Company U.S. Plan that is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter from the IRS. To the Knowledge of Seller, no circumstances exist that would reasonably be expected to result in the loss of such qualification or exemption. Each trust created under any such Acquired Company U.S. Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation. To the Knowledge of Seller, no events have occurred with respect to any Acquired Company U.S. Plan that could result in payment or assessment by or against any of the Acquired Company Entities of any excise taxes under ERISA or the Code, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole.

(f) None of the Acquired Company Entities have any current or projected Liability for, and no Acquired Company Employee Plan provides or promises, any post-employment or post- retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any Acquired Company Service Provider (other than (i) coverage mandated by

Applicable Law, including the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), (ii) coverage provided in accordance with the terms of the Acquired Company Employee Plan through the end of the month in which a termination of employment occurs or (iii) the payment or reimbursement of health care premiums during the period an Acquired Company Service Provider is entitled to receive severance payments by Contract). The Acquired Company Entities and their respective ERISA Affiliates have complied and are in compliance with the requirements of COBRA, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole.

(g) All contributions, premiums and payments that are due have been made for each Acquired Company Employee Plan within the time periods prescribed by the terms of such plan and Applicable Law, and all contributions, premiums and payments for any period ending on or before the Closing Date that are not due are properly accrued to the extent required to be accrued under applicable accounting principles and have been reflected on the Bidco Balance Sheet or disclosed in the notes thereto to the extent required by IFRS, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole. There has been no amendment to, written interpretation of or announcement by any of the Acquired Company Entities or any of their respective Affiliates relating to, or change in employee participation or coverage under, any Acquired Company Employee Plan that would increase the expense of maintaining such plan above the level of expense thereof reflected in the Historical Bidco Financial Statements, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole.

(h) Each Acquired Company Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A or 457A of the Code has been operated in compliance in all material respects with, and the Acquired Company Entities have complied in all material respects in practice and operation with, all applicable requirements of Sections 409A and 457A of the Code, and no amounts currently deferred or to be deferred under any such Acquired Company Employee Plan would not be determinable when otherwise includible in income under Section 457A of the Code, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole.

(i) Each Acquired Company International Plan (i) has been maintained in compliance with its terms and Applicable Law and (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole. The assets of each Acquired Company International Plan that provides retirement, medical or life insurance benefits following retirement or other termination of service or employment (x) are at least equal to the liabilities of such Acquired Company International Plan (determined based on reasonable actuarial assumptions) or (y) if such Acquired Company International Plan is wholly or partially unfunded, accrued to the extent required by the accounting standards applicable to the Acquired Company Entity that sponsors, maintains or contributes to such Acquired Company International Plan, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities, taken as a whole. No Acquired Company Entity is or has at any time been the employer or connected or associated with the employer (as those terms are used in the Pensions Act 2004) of a UK defined benefit pension plan.

(j) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or together with any other event that would not in and of itself, (i) entitle any Acquired Company Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or materially increase the amount payable or trigger any other obligation under, any Acquired Company Employee Plan, (iii) result in the payment of any amount that would not be deductible under Section 280G of the Code or (iv) limit or restrict the right of any Acquired Company Entity or, after the Closing, the Buyer Parties or any of their respective Affiliates, to merge, amend or terminate any Acquired Company Employee Plan.

(k) No Acquired Company Entity has any obligation to gross-up, indemnify or otherwise reimburse any Acquired Company Service Provider for any Tax incurred by such Acquired Company Service Provider, including Taxes incurred under Section 409A, 457A or 4999 of the Code.

Section 3.21. Environmental Matters. (a) Except as would not reasonably be expected to, individually or in the aggregate, have an Acquired Company Material Adverse Effect:

(i)there is no Liability (including pursuant to any Contract) of or relating to any Acquired Company Entity (or predecessor thereof) arising under or relating to any Environmental Law, Environmental Permit or Hazardous Substance, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a Liability.

(ii)no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on, in, under, to or from (i) any location, property or facility by or on behalf of, (ii) at any location, property or facility now or previously owned, leased or operated by or (iii) any location, property or facility to which any Hazardous Substance has been transported by or on behalf of, in each case, any Acquired Company Entity (or any predecessor thereof).

Section 3.22. Related Party Transactions. (a) Other than (w) the Transaction Documents, (x) ordinary course Contracts incident to employment by or service to the Acquired Company Entities of any Person (including, for the avoidance of doubt, any invention and non- disclosure, restrictive covenant, employment agreement, compensation benefits, travel advances, equity or incentive equity documents or similar agreements or arrangements), (y) agreements solely between or among two or more Acquired Company Entities and no other Persons, or (z) any Contract listed in Section 3.22(a) of the Seller Disclosure Schedules, no Seller Related Party (i) is a party to any Contract with, provides services to or receives services from an Acquired Company Entity (including any monitoring, management or similar agreement), (ii) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is used by any of the Acquired Company Entities, (iii) licenses Intellectual Property (either to or from any of the Acquired Company Entities) or (iv) is indebted to any Acquired Company Entity (any Contract listed or required to be listed in Section 3.22(a) of the Seller Disclosure Schedules, a “Related Party Contract”).

(b) Except for the Excluded Arrangements, all of the Contracts set forth (or required to be set forth) in Section 3.22(a) of the Seller Disclosure Schedules, and all amounts owed to any Seller Related Party thereunder, shall be completed, satisfied or terminated at or prior to the Closing, in each case without any further Liability to any Acquired Company Entity (or Buyer Parent or any of its Affiliates) after the Closing.

Section 3.23. Anti-Corruption Laws; Sanctions; Export Control Laws. (a) Since January 1, 2017, each Acquired Company Entity and its directors, officers, employees, and, to the Knowledge of Seller, agents and representatives has complied in all material respects with the Foreign Corrupt Practices Act (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff) (the “FCPA”), The Bribery Act of 2010 of the United Kingdom (the “UK Bribery Act”) and all other anti- corruption Applicable Laws (collectively, “Anti-Corruption Laws”).

(b)Except as would not reasonably be expected to result in a violation of Anti- Corruption Laws in any material respect or as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities taken as a whole, none of the Acquired Company Entities nor any of their respective directors, officers, employees, or to the Knowledge of Seller, agents or representatives, acting alone or together, (i) has unlawfully received, directly or indirectly, anything of value (including rebates, payments, commissions, promotional allowances or other economic benefits, regardless of their nature or type) from any Person (including any customer, supplier, employee or agent of any customer or supplier) for the purpose of obtaining or retaining business or to otherwise achieve an improper commercial advantage, (ii) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another person or entity, to (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of cases (A) and (B) for the purpose of unlawfully influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Governmental Authority to affect or influence any official act, or otherwise obtain an unlawful advantage or (iii) has or will make or authorize any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery or other unlawful or improper means of obtaining or retaining business.

(c)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Company Entities taken as a whole:

(i)each Acquired Company Entity has maintained since January 1, 2017 and currently maintains internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets were, have been and are executed only in accordance with management’s general or specific authorization;

(ii)none of the Acquired Company Entities or any of their respective officers, directors, employees or, to the Knowledge of Seller, agents or representatives is or was a Government Official;

(iii)none of the Acquired Company Entities or any of their respective directors or officers is a Person that is, or is fifty percent or more owned or controlled by Persons that are: (A) the subject of any sanctions administered by the U.S.

Department of Treasury’s Office of Foreign Assets Control or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), insofar as dealings with such a Person are prohibited (a “Sanctioned Person”) or (B) located, organized or resident in a country or territory that is the subject of comprehensive Sanctions (currently, Cuba, Crimea, Iran, North Korea, and Syria (each a “Sanctioned Country”)); and

(iv)the Acquired Company Entities are, and since January 1, 2017, have been in compliance in all respects with all Applicable Law concerning the exportation, re- exportation, importation and temporary importation of any products, technology, technical data or services (together, “Export Control Laws”) and all applicable Sanctions.

(d)Since January 1, 2017, none of the Acquired Company Entities has had any dealings that violate Sanctions.

(e)The Acquired Company Entities have instituted and maintain policies and procedures reasonably designed to promote and achieve compliance in all material respects with Anti-Corruption Laws and applicable Export Control Laws and Sanctions.

Section 3.24. Investment Intent. (i) Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act (an “Accredited Investor”) and (ii) each Person who is entitled to receive from Seller, or to whom Seller intends to distribute, an allotment of shares of Buyer Parent Common Stock to be issued in accordance with Article 2 as of the date of such distribution to such Person shall be, either (x) and Accredited Investor or (y) a Person who is not a “U.S. Person” as that term is defined in Rule 902(k) of Regulation S under the Securities Act (a “Non-U.S. Person”). Seller is acquiring the Buyer Parent Common Stock in accordance with Article 2 not with a view toward distributing or selling such shares of Buyer Parent Common Stock in violation of applicable securities Applicable Laws. Seller agrees that such shares of Buyer Parent Common Stock may not be sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other applicable securities laws, except pursuant to an exemption from such registration under such laws; and that such shares will be issued in physical form only and will, as of such time of issuance, bear the Restrictive Legend; provided that, other than each such Person’s obligation to comply with applicable securities laws, nothing in the foregoing shall limit, restrict or otherwise modify any rights of the Seller, the Seller Related Parties or any other Person under the Transaction Documents. Seller is able to bear the economic risk of holding the shares of Buyer Parent Common Stock to be issued in accordance with Article 2 for an indefinite period, including a complete loss of its investment in such shares, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of an investment in Buyer Parent Common Stock.

Section 3.25. Finders’ Fees. Except as set forth in Section 3.25 of the Seller Disclosure Schedules, there is no financial advisor, investment banker, broker, finder or other intermediary that is entitled to any fee or commission from Seller or any Acquired Company Entity in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

Section 3.26. Exclusivity of Representations. The representations and warranties made by Seller in this Article 3 (or any certificate delivered in connection with this Agreement) are the exclusive representations and warranties made by Seller in connection with the transactions contemplated by this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, except as expressly covered by the representations and warranties set forth in this Article 3 (or any certificate delivered in connection with this Agreement), none of Seller, any Acquired Company Entity or any of their Representatives, officers, directors, employees or stockholders, has made, and shall not be deemed to have made, any representations or warranties in (i) the materials relating to the business and affairs of the Acquired Company Entities that have been made available to the Buyer Parties including due diligence materials, or any presentation of the business and affairs of the Acquired Company Entities by the management of the Acquired Companies or others in connection with the transactions contemplated hereby or (ii) any cost estimates, projections or other predictions, including any offering memorandum or similar materials, made available by Seller or the Acquired Companies or their Representatives.

Section 3.27. Seller Acknowledgment. Seller acknowledges that, except as otherwise expressly set forth in Article 4 (and the certificate delivered pursuant to Section 8.02(e)), each Buyer Party (i) expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of its businesses or its assets, and (ii) specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to its assets, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, and Seller has relied solely on its own examination and investigation thereof and (iii) hereby expressly disclaims any other representations or warranties of any kind or nature, legal or contractual, express or implied, notwithstanding the delivery or disclosure to Seller or its officers, directors, employees, agents or representatives of any documentation or other information (including any financial projections or other supplemental data). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE 4, NONE OF THE BUYER PARTIES OR ANY OF THEIR AFFILIATES MAKES OR PROVIDES, AND EACH BUYER PARTY HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE BUYER PARTIES’ ASSETS OR ANY PART THEREOF.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Except as (i) set forth in the corresponding section or subsection of the Buyer Disclosure Schedules (subject to Section 11.03) or (ii) disclosed in Buyer SEC Documents filed with or furnished to the SEC by Buyer Parent between January 1, 2020 and the date hereof (excluding any information contained in any part of any such report, schedule, form, statement or other document in any “risk factors” disclosures or set forth in any “forward looking statements” contained therein), Buyer Parent hereby represents and warrants to Seller (and the Buyers hereby represent and warrant to Seller solely with respect to the matters relating to themselves in Section 4.01(a), Section 4.02(a), Section 4.03, Section 4.05 and Section 4.26) that:

Section 4.01. Corporate Existence; Power.

(a) Each Buyer Party is duly organized, validly existing and (where applicable, based on the applicable Acquired Company Entity’s jurisdiction of organization) in good standing under the laws of its jurisdiction of organization and has all organizational powers necessary to enable it to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted in all material respects. Each Buyer Party is duly qualified to do business as a foreign corporation or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of “good standing”) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have a Buyer Material Adverse Effect.
(b) Except as would not be material to Buyer Parent and its Subsidiaries, taken as a whole, neither Buyer Parent nor any of its Subsidiaries has been dissolved or declared bankrupt, nor has a corporate resolution to dissolve or to be declared bankrupt with respect to any such Person been adopted by such Person.

(c)  True and complete copies of the Governing Documents of Buyer Parent and each material Subsidiary of Buyer Parent, in effect as of the date hereof, have been made available to Seller. Neither Buyer Parent nor any such Subsidiary is in breach of any of the provisions of any of such Governing Documents.

Section 4.02. Corporate Authorization.

(a)The execution, delivery and performance by each Buyer Party of this Agreement and the other Transaction Documents to which it is a party or is specified to be a party, and the consummation of the transactions contemplated hereby and thereby, are within the organizational powers of each such Buyer Party and, have been duly authorized by all necessary organizational action on the part of such Buyer Party. This Agreement has been (and each of the other Transaction Documents to which each Buyer Party is or will be a party at or prior to the Closing) duly executed and delivered by such Buyer Party and assuming the due authorization, execution and delivery of this Agreement and the other Transaction Documents to which such Buyer Party is a party or is specified to be a party by the other parties thereto, constitutes (or will constitute when so executed) a valid and binding agreement of such Buyer Party enforceable against such Buyer Party in accordance with its terms (subject to the Enforceability Exceptions).

(b)There are no votes, approvals, consents or other proceedings of the direct or indirect holders of Equity Securities of Buyer Parent necessary in connection with the execution and delivery of, or the performance by the Buyer Parties of their obligations under this Agreement and the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby, that have not been made or otherwise undertaken and obtained prior to the date hereof (including pursuant to any Applicable Law or the Governing Documents of Buyer Parent).

Section 4.03. Governmental Authorization. The execution, delivery and performance by each Buyer Party of this Agreement and the other Transaction Documents to which it is a party or is specified to be a party, and the consummation of the transactions contemplated hereby and thereby, require no consent, waiver, approval, license, permits, order or other authorization or action by or in respect of, or filing with, any Governmental Authority, other than (i) the filings and approvals listed in Section 3.03 of the Seller Disclosure Schedules and

(ii) any other actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.04. Capitalization; Subsidiaries.

(a)The authorized capital stock of Buyer Parent consists of an unlimited number of no par value shares of any class. As of June 30, 2020, there were outstanding 387,335,119 shares of Buyer Parent Common Stock and no shares of preferred stock (collectively, the “Buyer Parent Equity Securities”). All outstanding shares of capital stock of Buyer Parent are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any pre-emptive rights, rights of first refusal or similar rights created by Applicable Law, the Governing Documents of Buyer Parent or any Contract to which Buyer Parent or any of its Subsidiaries is or was bound and have no unsatisfied capital commitments in respect thereof, as applicable. Except for Subsidiaries of Buyer Parent, the Buyer Parent does not own, directly or indirectly, or have any obligation to acquire, any Equity Securities in any Person (other than Equity Securities held for short term investments for cash management purposes).

(b)All material Subsidiaries of the Buyer Parent and their respective jurisdictions of organization are identified in the Buyer SEC Documents. Each of Buyer Parent’s Subsidiaries is wholly owned by Buyer Parent or one of its Subsidiaries, free and clear of any Lien (other than generally applicable transfer restrictions under applicable securities laws), and all of such Equity Securities in each of such Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any pre-emptive rights, rights of first refusal or similar rights created by Applicable Law, the Governing Documents of the Subsidiaries or any Contract to which any such Subsidiary is a party and have no unsatisfied capital commitments in respect thereof, as applicable.

(c)As of the date hereof, other than the Buyer Parent Equity Securities, (i) there are no outstanding options, rights (preemptive or otherwise), warrants, calls, convertible securities or commitments or any other agreements or arrangements to which Buyer Parent or any of its Subsidiaries is a party requiring the issuance, sale or transfer of any Equity Securities of Buyer Parent or any of its Subsidiaries, or any securities convertible, directly or indirectly, into Equity Securities of Buyer Parent or any of its Subsidiaries, or evidencing the right to subscribe for any Equity Securities of Buyer Parent or any of its Subsidiaries, or giving any Person (other than Seller and Buyers) any rights with respect to any Equity Securities of Buyer Parent or any of its Subsidiaries and (ii) there are no instruments that otherwise give any Person the right to receive any profits of Buyer Parent or any of its Subsidiaries or any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Equity Securities of Buyer Parent and its Subsidiaries (to the extent made to such Person’s equityholders in respect of their equity interests); provided that in respect of options, restricted stock units and performance stock units granted pursuant to any Buyer Employee Plan the representations contained in this Section 4.04(c) shall be made only as of May 15, 2020.

(d)Except for the Existing Shareholders Agreement, Buyer Parent and its Subsidiaries are not a party to, or otherwise bound by, any voting trusts, voting agreements, proxies, equityholder agreements or other agreements that may affect the voting or transfer of the Buyer Parent Equity Securities or any Equity Securities of Buyer Parent’s Subsidiaries. There are no outstanding agreements or obligations of Buyer Parent or any of its Subsidiaries (contingent or otherwise) to repurchase, redeem or otherwise acquire any Equity Securities of Buyer Parent or any of its Subsidiaries.

Section 4.05. Noncontravention. The execution, delivery and performance by each Buyer Party of this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not (i) contravene, conflict with, or result in any material violation or material breach of any provision of any of the Governing Documents of such Buyer Party, (ii) assuming compliance with the matters and making of the filings, obtaining of the approvals and taking of the other actions referred to in Section 4.03, violate any Applicable Law, (iii) require any consent or other action by, notice to or payment to, any Person under, constitute a breach, default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Buyer Party or to a loss of any right or benefit to which such Buyer Party is entitled under any provision of any Contract or Permit binding upon such Buyer Party or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of such Buyer Party, with such exceptions, in the case of clauses (ii) through (iv), as would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.06. Financial Statements. (a) The (x) audited consolidated financial statements and (y) unaudited consolidated interim financial statements of Buyer Parent, in each case, included in the Buyer SEC Documents accurately present in all material respects, in conformity with GAAP applied on a consistent basis during and across the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of Buyer Parent and its Subsidiaries as of the dates thereof and their consolidated results of operations, shareholders’ equity and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end adjustments the effects of which are not material in the aggregate and the absence of footnote disclosures and other presentation items) and are consistent in all material respects with the books and records of the Buyer Parent and its Subsidiaries (which are accurate in all material respects).

(b) From March 13, 2019 to the date of this Agreement, Buyer Parent has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.

Section 4.07. Absence of Certain Changes. Since the Buyer Balance Sheet Date: (a) (i) the business of Buyer Parent and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practices and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had a Buyer Material Adverse Effect;

(b)Without limiting the generality of the foregoing, since the Buyer Balance Sheet Date through the date hereof, there has not been any action taken by Buyer Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Closing without Seller’s consent, would constitute a breach of any of the provisions of Section 5.02.

Section 4.08. No Undisclosed Liabilities. There are no Liabilities (including any indebtedness) of Buyer Parent or any of its Subsidiaries that would be required to be recorded or reflected on a consolidated balance sheet of Buyer Parent prepared in accordance with GAAP other than: (a) Liabilities expressly provided for, or otherwise reflected on, the Buyer Balance Sheet or in the notes thereto; (b) Liabilities under Contracts incurred since the Buyer Balance Sheet Date in the ordinary course of business (it being understood that in no event shall any tortious conduct, litigation, infringement, violation of Applicable Law or breach of Contract or Permit be in the ordinary course of business); (c) Liabilities arising under, or incurred in connection with the transactions contemplated by, the Transaction Agreements or transaction expenses incurred in connection therewith; and (d) Liabilities which would not reasonably be expected to be, individually or in the aggregate, material to the Buyer and its Subsidiaries, taken as a whole.

Section 4.09. Material Contracts. (a) As of the date of this Agreement, except as set forth in the corresponding subsection of Section 4.09(a) of the Buyer Disclosure Schedules, neither Buyer Parent nor any of its Subsidiaries is party to:

(i)any Contract that provides for, or would reasonably be expected to result in, payments by Buyer Parent or any of its Subsidiaries, from and after the date of this Agreement, in any fiscal year of $5 million or more;

(ii)any Contract (excluding confidentiality and non-disclosure agreements and the Transaction Documents) providing for the acquisition or disposition of any Person, business or material amount of Equity Securities or a material amount of the assets of or to any other Person (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which Buyer Parent or any its Subsidiaries has remaining material obligations (other than customary confidentiality and non-disclosure obligations or customary covenants to provide reasonable access to books and records);

(iii)any stockholders’ agreement, investors’ rights agreement, registration rights agreement, lock up agreement or similar Contract; or

(iv)any Contracts or other transactions with any (A) executive officer or director of Buyer Parent, (B) record or, to the Knowledge of Buyer, beneficial owner of five percent (5%) or more of the voting securities of Buyer Parent or any of its Affiliates, or (C) affiliates or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or beneficial owner.

(b) Each (x) Contract set forth or required to be set forth in Section 4.09(a) of the Buyer Disclosure Schedules and (y) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) to which Buyer Parent or any of its Subsidiaries is a party or by which it is bound (each Contract referred to in clause (x) or (y), a “Buyer Material Contract”), is a valid, binding and, subject to the Enforceability Exceptions, enforceable agreement of Buyer Parent or the relevant Subsidiary of Buyer Parent (and, to the Knowledge of Buyer, the other parties thereto) and is in full force and effect. Except as would not, individually or in the aggregate, have a Buyer Material Adverse Effect, as of the date of this Agreement, (i) no Acquired Company Entity or, to the Knowledge of Buyer, any other party thereto is in default or breach (with or without notice or lapse of time or both) under the terms of any such Buyer Material Contract or Buyer Collective Bargaining Agreement, (ii)

neither Buyer Parent nor any of its Subsidiaries has received any claim or written notice regarding any purported breach or default by Buyer Parent or any of its Subsidiaries of any Buyer Collective Bargaining Agreement or Buyer Material Contract or any dispute thereunder and (iii) neither Buyer Parent nor any of its Subsidiaries has waived any of its rights or benefits under any Buyer Material Contract or Buyer Collective Bargaining Agreement. A true and complete copy of each Buyer Material Contract has been made available to Seller. As of the date of this agreement, no notice to terminate in whole or in part (to the extent material) any Buyer Material Contract or Buyer Collective Bargaining Agreement has been received in writing by Buyer Parent or any of its Subsidiaries.

Section 4.10. Litigation. There is no Action before any Governmental Authority pending, or threatened in writing, against Buyer Parent or any of its Subsidiaries, or any present officers, directors or employees of thereof (each only in their respective capacities as such), that
(a)if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to be, individually or in the aggregate, material to Buyer Parent and its Subsidiaries, taken as a whole, or (b) challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents. There is no Order outstanding against Buyer Parent or any of its Subsidiaries or any present officers, directors or employees of the foregoing (each only in their respective capacities as such), except as would not, individually or in the aggregate, reasonably be expected to be material to Buyer Parent and its Subsidiaries, taken as a whole.

Section 4.11. Properties. (a) Section 4.11(a) of the Buyer Disclosure Schedules lists all material real property (together with all buildings, structures, improvements and fixtures located thereon or attached thereto, and all easements and other rights and interests appurtenant thereto) owned by Buyer Parent or any of its Subsidiaries (each, a “Buyer Owned Real Property”), and sets forth the name of the record owner of such Buyer Owned Real Property and the address thereof. Buyer Parent or its Subsidiary, as applicable, has good, marketable and indefeasible fee simple title to all of the Buyer Owned Real Property, in all material respects, in each case, free and clear of all Liens other than Permitted Liens. Except for the Owned Real Property, none of the Acquired Company Entities owns any material real property or has owned any material real property during the past five years.

(b)Except as set forth in Section 4.11(b) of the Buyer Disclosure Schedules or as would not, individually or in the aggregate, reasonably be expected to be material to Buyer Parent and its Subsidiaries, taken as a whole, with respect to each Buyer Owned Real Property: (i) Buyer Parent or it applicable Subsidiary has not leased or otherwise granted to any Person the right to use or occupy such Buyer Owned Real Property or any portion thereof and (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Buyer Owned Real Property or any portion thereof or interest therein.

(c)Section 4.11(c) of the Buyer Disclosure Schedules lists all material real property subject to a lease, sublease, license, sublicense, or occupancy agreement to which Buyer Parent or any of its Subsidiaries is a party as a lessee, sublessee, licensee, sublicensee or occupant and pursuant to which Buyer Parent or one of its Subsidiaries pays aggregate rent payments of $500,000 or more per contract year (each, a “Buyer Leased Real Property”; the Buyer Leased Real Properties, together with the Buyer Owned Real Properties, are referred to collectively as the “Buyer Real Property”). Buyer Parent or its Subsidiary has

valid leasehold interests in all of the Buyer Leased Real Property pursuant to the Buyer Real Property Leases, in each case, as provided in the applicable Buyer Real Property Leases.

(d)True and complete copies of all leases, subleases, licenses, sublicenses, occupancy agreements, and other agreements (in each case, including all amendments, extensions, supplements, renewals and guarantees with respect thereto) with respect to each Buyer Leased Real Property (individually, a “Buyer Real Property Lease”) have been made available to Seller. Except as set forth in Section 4.11(d) of the Buyer Disclosure Schedules, neither Buyer nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy the Buyer Leased Real Property (or any portion thereof).

(e)Except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, Buyer Parent or one of its Subsidiaries, as applicable, has good and valid title to, or in the case of Buyer Leased Real Property and leased personal property and assets, has valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) it owns or leases or as reflected on the Buyer Balance Sheet or acquired after the Buyer Balance Sheet Date, free and clear of Liens other than Permitted Liens.

Section 4.12. Compliance with Laws and Governmental Orders. Except as would not, individually or in the aggregate, reasonably be expected to be material to Buyer Parent and its Subsidiaries, taken as a whole, (i) Buyer Parent and its Subsidiaries are, and have been at all times since January 1, 2017, in compliance in all respects with all Applicable Laws; (ii) neither Buyer Parent or any of its Subsidiaries has received any written notice asserting a failure, or express possible failure, to comply with any such Applicable Laws and (iii) to the Knowledge of Buyer, Buyer Parent and its Subsidiaries are not under any investigation with respect to, and have not been threatened in writing to be charged with, any material violation of any Applicable Law.

Section 4.13. SEC Filings and the Sarbanes-Oxley Act.

(a)Buyer Parent has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by Buyer Parent since March 13, 2019 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Buyer SEC Documents”).

(b)As of its filing date (and as of the date of any amendment), each Buyer SEC Document complied, in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be.

(c)As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Buyer SEC Document filed pursuant to the Exchange Act did not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)Each Buyer SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)None of Buyer Parent’s Subsidiaries is required to file periodic reports with the SEC. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Buyer Parent or any Subsidiary of Buyer Parent relating to the Buyer SEC Documents. To the Knowledge of the Buyer, as of the date hereof, none of the Buyer SEC Documents is the subject of any unresolved SEC review or SEC investigation.

(f)As of the date hereof, neither Buyer Parent nor any of the Subsidiaries of Buyer Parent is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the purpose of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Buyer Parent or any Subsidiary of Buyer Parent in the Buyer SEC Documents.

(g)Buyer Parent and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Buyer Parent has, in material compliance with Rule 13a-15 under the Exchange Act, (i) designed, implemented and maintained disclosure controls and procedures to ensure that material information relating to Buyer Parent, including its consolidated Subsidiaries, is made known to the management of Buyer Parent by others within those entities, and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to Buyer Parent’s auditors and the audit committee of Buyer Parent’s Board of Directors (A) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect Buyer Parent’s ability to record, process, summarize and report financial data and have identified for Buyer Parent’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer Parent’s Internal Controls.

Section 4.14. Intellectual Property. (a) Each of Buyer Parent and its Subsidiaries owns or otherwise has a right to use (which, to the Knowledge of Buyer, is valid and enforceable) , all Intellectual Property Rights used or held for use in, or otherwise necessary for, the conduct of its respective business as currently conducted, in each case, in all material respects and, to the Knowledge of Buyer, there are no circumstances which would prevent the continuation of such ownership or right to use such Intellectual Property Rights immediately following the consummation of the transactions contemplated hereby.

(b)One of Buyer Parent or its Subsidiaries is the sole and exclusive legal and beneficial owner of all of Buyer Parent’s and its Subsidiaries’ material Owned Intellectual Property Rights and holds all right, title and interest in and to such Owned Intellectual Property Rights and its rights under any and all of Buyer Parent’s and its Subsidiaries’ material Licensed Intellectual Property Rights, in each case, free and clear of any and all Liens, other than Permitted Liens. Without limiting the generality of the foregoing, other than to the extent that the Intellectual Property Rights are owned by any of Buyer Parent or its Subsidiaries by operation of law, each of Buyer Parent and its Subsidiaries has entered into written Contracts (which in each case are valid, binding and enforceable, to the Knowledge of Buyer) with every (i) current employee or independent contractor of, or other Person currently engaged in the creation of any material Intellectual Property Rights for, such party and (ii) former employee or independent contractor of, or other Person formerly engaged by, such party that has created any material Intellectual Property Rights for such party, whereby, in each case, such employees, independent contractors and other Persons (x) assign to such party any and all of their right, title and interest in and to such material Intellectual Property Rights created or developed by such employees, independent contractors and other Persons, and (y) acknowledge such party’s sole and exclusive ownership of such Intellectual Property Rights. To the Knowledge of the Buyer, no such Contract has been breached or violated in any material respect.

(c)Buyer Parent’s and its Subsidiaries’ rights in Buyer Parent’s and its Subsidiaries’ Owned Intellectual Property Rights and Buyer Parent’s and its Subsidiaries’ Licensed Intellectual Property Rights are, to the Knowledge of Buyer, valid, subsisting and enforceable, and none of Buyer Parent’s and its Subsidiaries’ Owned Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, in each case, in all material respects.

(d)Buyer Parent and its Subsidiaries have implemented commercially reasonable policies and procedures to maintain, protect and enforce their rights in Buyer Parent’s and its Subsidiaries’ Owned Intellectual Property Rights and Buyer Parent’s and its Subsidiaries’ Licensed Intellectual Property Rights, including such steps necessary to protect and preserve the confidentiality of all trade secrets and other confidential information included in such Owned Intellectual Property Rights, in each case, in all material respects, and no trade secret or other confidential information has been disclosed in any material respects other than to employees, consultants, representatives and agents of Buyer Parent and its Subsidiaries, all of whom are bound by confidentiality or non-disclosure Contracts which, to the Knowledge of Buyer, in each case (i) are valid, binding and enforceable and (ii) have not been breached or violated in any material respect.

(e)Except as would not reasonably be expected to be, individually or in the aggregate, material to Buyer Parent and its Subsidiaries, taken as a whole, to the Knowledge of Buyer, the conduct of the business of Buyer Parent and its Subsidiaries as currently conducted, or as conducted in the past three (3) years, has not, and the products, processes and services of Buyer Parent and its Subsidiaries, have not, in the past three (3) years, infringed, misappropriated, or otherwise violated, and do not infringe, misappropriate or otherwise violate, the Intellectual Property Rights of any Person. Except as would not reasonably be expected to be, individually or in the aggregate, material to Buyer Parent and its Subsidiaries, taken as a whole, to the Knowledge of the Buyer, no Person has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any of Buyer Parent’s and its Subsidiaries’ Owned Intellectual Property Rights or any of Buyer Parent’s and its Subsidiaries’ rights in any Licensed Intellectual Property Rights.

(f)There are no Actions written notices, pending or, to the Knowledge of Buyer, threatened in writing: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property Rights of any Person by any of Buyer Parent or its Subsidiaries, (ii) challenging the validity, enforceability, registrability or ownership of any of Buyer Parent’s and its Subsidiaries’ Owned Intellectual Property Rights or, to the Knowledge of the Seller, of any of the Acquired Company Entities’ rights in any Licensed Intellectual Property or (iii) sent by any of Buyer Parent or its Subsidiaries to any other Person alleging any infringement, misappropriation, dilution or violation by such Person of any of Buyer Parent’s and its Subsidiaries’ Owned Intellectual Property Rights, in each case, in any material respect. None of Buyer Parent and its Subsidiaries is subject to any outstanding or prospective Order (including any motion or petition therefor) that does or would restrict or impair the use of any of Buyer Parent’s or its Subsidiaries’ Owned Intellectual Property Rights or Buyer Parent’s or its Subsidiaries’ Licensed Intellectual Property Rights, in each case, in any material respect.

(g)To the Knowledge of Buyer, there are no defects in any of Buyer Parent’s or its Subsidiaries’ Owned Software that would prevent such Software from performing in accordance with its user specifications in any material respect. None of Buyer Parent’s and its Subsidiaries’ Owned Software contains any software code that is licensed under any terms or conditions that require any material Software be (i) made publicly available or distributed in source code form, (ii) freely licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributable at no charge. Buyer Parent and its Subsidiaries have not granted any Person a contingent right to receive or license source code containing or embodying any material Owned Software, whether pursuant to an escrow arrangement or otherwise.

(h)Buyer Parent’s and its Subsidiaries’ IT Assets operate and perform in accordance with their documentation and functional specifications in all material respects and otherwise in a manner that permits Buyer Parent and its Subsidiaries to conduct their business as currently conducted. Buyer Parent and its Subsidiaries have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity, operation and security of Buyer Parent’s and its Subsidiaries’ IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, in each case, in all material respects. There has been no unauthorized use, access, interruption, modification or corruption of any of Buyer Parent’s and its Subsidiaries’ IT Assets (or any information or transactions stored or contained therein or transmitted thereby), in each case, in any material respect.

Section 4.15. Privacy and Security.

(a)Buyer Parent and its Subsidiaries have implemented Data Privacy and Security Policies with respect to their IT Assets. Except as would not reasonably be expected to create a material liability, Buyer Parent and its Subsidiaries have complied at all times, and are currently in compliance, in all material respects, with all Privacy Requirements, and there are no claims or Actions pending or, to the Knowledge of the Buyer, threatened against any of Buyer Parent or its Subsidiaries by any Person alleging a violation of any Person’s privacy, personal or confidentiality rights or any of the Privacy Requirements.

(b)Neither the execution, delivery or performance of this Agreement or any of the Transaction Documents, nor the consummation of any of the transactions contemplated under this Agreement or any of the Transaction Documents, will cause Buyer Parent and its Subsidiaries to violate any of the Privacy Requirements in any material respect.

(c)To the Knowledge of the Buyer, there has been no unauthorized intrusions or breaches of security into any of Buyer Parent’s and its Subsidiaries’ IT Assets or any other systems in which Personal Information is stored by or on behalf of Buyer Parent and its Subsidiaries, in each case, in any material respect.

Section 4.16. Taxes. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect:

(i)Each of the Buyer Group Entities has timely filed all Tax Returns that it was required to file under Applicable Law. All such Tax Returns of the Buyer Group Entities are complete and correct in all respects;

(ii)All Taxes due and owing by the Buyer Group Entities have been paid and, where payment is not yet due, the applicable Buyer Group Entity has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual or reserve or such Taxes due have arisen in the ordinary course of business of the Buyer Group Entities since the Buyer Balance Sheet Date;

(iii)There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of any Buyer Group Entity and no written request for any such waiver or extension is currently pending;

(iv)There are no Liens (other than Permitted Liens) for Taxes upon any of the assets of any Buyer Group Entities;

(v)No written claim has been made by a Taxing Authority in a jurisdiction where any Buyer Group Entity does not file Tax Returns that such Buyer Group Entity is or may be subject to taxation by that jurisdiction; and

(vi)There is no Action (including any audit) pending or, to the Buyer Parties’ Knowledge, threatened in writing against or with respect to any Buyer Group Entity in respect of any Tax which may become payable by, or any Tax Asset of, a Buyer Group Entity, but only to the extent such Tax Asset has been recognized as an asset or taken into account in reducing a liability that would otherwise be included in the Buyer Balance Sheet.

(b)During the two-year period ending on the date hereof, none of the Buyer Group Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(c)There are no requests for rulings or determinations in respect of any material Tax or Tax Asset pending between the Buyer Group Entities and any Taxing Authority, but only to the extent such Tax Asset has been recognized as an asset or taken into account in reducing a liability that would otherwise be included in the Buyer Balance Sheet.

(d)No Buyer Group Entity (i) is a party to or bound by any Tax Sharing Agreement, (ii) has been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes, other than a group consisting solely of the Buyer Group Entities, or (iii) has any liability for Taxes of any person (other than a Buyer Group Entity) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, or as a transferee or successor.

(e)No Buyer Group Entity (i) is, or has been during the three years preceding the Closing Date, resident for Tax purposes in any country other than the country in which it is organized or (ii) had a permanent establishment in any country other than the country in which it is organized.

(f)None of the Buyer Group Entities is a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or any analogous provision of state, local or non-U.S. Law (but not including EU Council Directive 2018/822/EU of May 25, 2018).

(g)Buyer Parent (i) has not been a PFIC and (ii) is not currently a CFC.

(h)No Buyer Group Entity will be required to include a material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) closing agreement or settlement with a Taxing Authority executed before the Closing, (ii) deferred revenue, prepaid amounts or advanced billings received before the Closing, (iii) installment sale or open transaction disposition made before the Closing, (iv) change in method of accounting pursuant to Section 481 of the Code (or any analogous provision of state, local or non-U.S. Law) relating to an item reported for a taxable year ending on or before the Closing Date, (v) any election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) or (vi) any “gain recognition agreement” or “domestic use election” (or analogous concepts under state, local or non-U.S. Law). No Buyer Group Entity has made any election under Section 965(h) of the Code.

(i)The Buyer Parties are not aware of the existence of or has knowledge of any fact, agreement, plan or circumstance, or has taken, agreed, or omitted to take any action, that could reasonably be expected to prevent the Intended Tax Treatment.

(j)Since its incorporation, Buyer Parent has been Tax resident solely in the United Kingdom. Buyer Parent is not aware of any facts or of any reason that (when taken together with Buyer Parent’s understanding of other relevant facts) would reasonably be expected to cause Buyer Parent to be treated, following the completion of the Transactions, as a Tax resident of any country other than the United Kingdom.

Section 4.17. Insurance Coverage. Except as would not have a Buyer Material Adverse Effect: (i) Buyer Parent and its Subsidiaries have insurance policies and surety bonds of the type, and that provide coverage, that are reasonable and appropriate considering the business of the Buyer Parent, and its Subsidiaries and Buyer Parent and its Subsidiaries are in compliance in all respects thereunder, including with respect to the payment of premiums; and (ii) there is no claim pending under any such insurance policy or surety bond as to which coverage has been denied or disputed by the insurer.

Section 4.18. Licenses and Permits. Buyer Parent or its Subsidiary, as applicable hold and, since January 1, 2017, have held, all Permits that are necessary to, or required to be held in order to, conduct the business of Buyer Parent and its Subsidiaries (including under the Export Control Laws), except for such noncompliance that would not, individually or in the aggregate, have a Buyer Material Adverse Effect (collectively, “Buyer Permits”). (i) The Buyer Permits are valid and in full force and effect, (ii) Buyer Parent and its Subsidiaries are, and since January 1, 2017 have been, in compliance with and not in default under (and no condition or event exists that, with notice or lapse of time or both, would constitute a default under) such Permits, in each case except for such noncompliance that would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

Section 4.19. Buyer Service Providers.

(a)As of the date hereof, no Buyer Service Provider that is an executive officer within the meaning of Rule 3b-7 under the Securities Exchange Act of 1934, as amended, has notified any of the Buyer Parties in writing that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year of the Closing Date.The Buyer Parties will promptly notify Seller of any such notices received during the period beginning on the date hereof and ending on the Closing.

(b)Since January 1, 2017, the Buyer Parties have complied with Applicable Law relating to labor and employment practices, including all such Applicable Laws relating to labor management relations, wage and hours, collective bargaining, civil rights, equal employment opportunity, age and disability discrimination, sexual harassment, human rights, payment and withholding of taxes, workplace safety, affirmative action, worker classification, immigration, unemployment insurance, worker’s compensation and layoffs, except as would not reasonably be expected to be, individually or in the aggregate, material to the Buyer Parties, taken as a whole. To the Knowledge of Buyer, no Buyer Party is liable for the payment of any tax, fines, penalties or other amounts, however designated, for failure to comply with any Applicable Law related to the foregoing, except as would not reasonably be expected to be, individually or in the aggregate, material to the Buyer Parties, taken as a whole.

(c)Since January 1, 2017, there has not been any Action related to sex-based discrimination, sexual harassment or sexual misconduct (including for breach of any policy of any of the Buyer Parties relating to the foregoing), against any director or officer of any Buyer Party in his or her capacity as a Buyer Service Provider, and no Buyer Party has entered into any settlement agreements or similar out-of-court or pre-litigation arrangements related to allegations of sexual harassment or misconduct by any such person, nor, to the Knowledge of the Buyer Parties, has any such Action been threatened in writing.

(d)No Buyer Party is or has been a party to or bound by any Buyer Collective Bargaining Agreement nor is any Buyer Collective Bargaining Agreement currently being negotiated, and, to the Knowledge of the Buyer Parties, there has not been any attempt to organize any Buyer Service Providers with respect to the Buyer Parties. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Buyer Parties, since January 1, 2017, there has been no strike, labor disturbance, jurisdictional dispute, work stoppage, slowdown, lockout or similar organized labor activity pending or, to the Knowledge of the Buyer Parties, threatened in writing against any of the Buyer Parties. There are no, and since January 1, 2017 have not been any, unfair labor practice complaints pending or threatened in writing against any of the Buyer Parties before any Governmental Authority or any current union representation questions involving Buyer Service Providers with respect to the Buyer Parties. The consent, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for any of the Buyer Parties to enter into this Agreement or to consummate any of the transactions contemplated hereby. Since January 1, 2017, no Buyer Party has been a party to or subject to any Action before any Governmental Authority regarding any Buyer Service Provider nor is any such Action threatened in writing against any of the Buyer Parties, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Buyer Parties, taken as a whole.

(e)As of the date hereof, no Buyer Party has incurred any Liability under the WARN Act that remains unsatisfied, except as would not reasonably be expected to be, individually or in the aggregate, material to the Buyer Parties, taken as a whole.

Section 4.20. Buyer Employee Benefit Plans.

(a)The Buyer Parties have provided to Seller a copy of each employment and service Contract between a Buyer Group Entity and any “named executive officer” of Buyer Parent. With respect to each material Buyer Employee Plan, the Buyer Parties have provided to Seller, as applicable: (i) the current prospectus or summary plan description and all summaries of material modifications or, if no prospectus or summary plan description is required, a description of material terms, (ii) the most recent favorable determination or opinion letter from the IRS, (iii) the most recently prepared actuarial reports and financial statements, and (iv) all material, non- routine documents and correspondence relating thereto received from or provided to any Governmental Authority within the last three (3) years.

(b)None of the Buyer Parties nor any of their respective ERISA Affiliates sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or within the past six (6) years has sponsored, maintained, administered or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect Liability with respect to, (i) a pension plan (within the meaning of Section 3(2) of ERISA) that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (iii) a “multiple employer plan” (within the meaning of Section 4063 or Section 4064 of ERISA or Section 413(c) of the Code).

(c)With respect to any Buyer Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause any of the Buyer Parties to incur any Liability under ERISA or the Code, except as would not reasonably be expected to be, individually or in the aggregate, material to the Buyer Parties, taken as a whole.

(d)Each Buyer U.S. Plan that is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter from the IRS. To the Knowledge of the Buyer Parties, no circumstances exist that would reasonably be expected to result in the loss of such qualification or exemption. Each trust created under any such Buyer U.S. Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation. To the Knowledge of the Buyer Parties, no events have occurred with respect to any Buyer U.S. Plan that could result in payment or assessment by or against any of the Buyer Parties of any excise taxes under ERISA or the Code, except as would not reasonably be expected to be, individually or in the aggregate, material to the Buyer Parties, taken as a whole.

(e)None of the Buyer Parties has any current or projected Liability for, and no Buyer Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any Buyer

Service Provider (other than (i) coverage mandated by Applicable Law, including COBRA), (ii) coverage provided in accordance with the terms of the Buyer Employee Plan through the end of the month in which a termination of employment occurs or (iii) the payment or reimbursement of health care premiums during the period a Buyer Service Provider is entitled to receive severance payments by Contract). The Buyer Parties and their respective ERISA Affiliates have complied and are in compliance with the requirements of COBRA, except as would not reasonably be expected to be, individually or in the aggregate, material to the Buyer Parties, taken as a whole.

(f)All contributions, premiums and payments that are due have been made for each Buyer Employee Plan within the time periods prescribed by the terms of such plan and Applicable Law, and all contributions, premiums and payments for any period ending on or before the Closing Date that are not due are properly accrued to the extent required to be accrued under applicable accounting principles and have been reflected on the Buyer Balance Sheet or disclosed in the notes thereto to the extent required by IFRS, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Buyer Parties, taken as a whole. There has been no amendment to, written interpretation of or announcement by any of the Buyer Parties or any of their respective Affiliates relating to, or change in employee participation or coverage under, any Buyer Employee Plan that would increase the expense of maintaining such plan above the level of expense thereof reflected in Buyer’s historical financial statements, except as would not reasonably be expected to be, individually or in the aggregate, material to the Buyer Parties, taken as a whole.

(g)Each Buyer Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A or 457A of the Code has been operated in compliance in all material respects with, and the Buyer Parties have complied in all material respects in practice and operation with, all applicable requirements of Sections 409A and 457A of the Code, and no amounts currently deferred or to be deferred under any such Buyer Employee Plan would not be determinable when otherwise includible in income under Section 457A of the Code, except as would not reasonably be expected to be, individually or in the aggregate, material to the Buyer Parties, taken as a whole.

(h)Each Buyer International Plan (i) has been maintained in compliance with its terms and Applicable Law and (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Buyer Parties, taken as a whole. The assets of each Buyer International Plan that provides retirement, medical or life insurance benefits following retirement or other termination of service or employment (x) are at least equal to the liabilities of such Buyer International Plan (determined based on reasonable actuarial assumptions) or (y) if such Buyer International Plan is wholly or partially unfunded, accrued to the extent required by the accounting standards applicable to the Buyer Party that sponsors, maintains or contributes to such Buyer International Plan, except as would not reasonably be expected to be, individually or in the aggregate, material to the Buyer Parties, taken as a whole. None of the Buyer Parties is or has at any time been the employer or connected or associated with the employer (as those terms are used in the Pensions Act 2004) of a UK defined benefit pension plan.

(i)Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or together with any other event that would not in and of itself, (i) entitle any Buyer Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or materially increase the amount payable or trigger any other obligation under, any Buyer Employee Plan, (iii) result in the payment of any amount that would not be deductible under Section 280G of the Code or (iv) limit or restrict the right of the Buyer Parties or any of their respective Affiliates to merge, amend or terminate any Buyer Employee Plan.

(j)No Buyer Party has any obligation to gross-up, indemnify or otherwise reimburse any Buyer Service Provider for any Tax incurred by such Buyer Service Provider, including Taxes incurred under Section 409A, 457A or 4999 of the Code.

Section 4.21. Environmental Matters. Except as would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect:

(a)there is no Liability (including pursuant to any Contract) of or relating to Buyer Parent or any of its Subsidiaries (or predecessor thereof) arising under or relating to any Environmental Law, Environmental Permit or Hazardous Substance, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a Liability; and

(b)no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on, in, under, to or from (i) any location, property or facility by or on behalf of, (ii) at any location, property or facility now or previously owned, leased or operated by or (iii) any location, property or facility to which any Hazardous Substance has been transported by or on behalf of, in each case, Buyer Parent or any of its Subsidiaries (or any predecessor thereof).

Section 4.22. Anti-Corruption Laws; Sanctions; Export Control Laws. (a) Since January 1, 2017, Buyer Parent and its Subsidiaries and its and their directors, officers, employees, and, to the Knowledge of Buyer, agents and representatives have complied in all material respects with the Anti-Corruption Laws.

(b)Except as would not reasonably be expected to result in a violation of Anti- Corruption Laws in any material respect or as would not reasonably be expected to be, individually or in the aggregate, material to the Buyer Parent and its Subsidiaries taken as a whole, none of Buyer Parent, any of its Subsidiaries or any of its or their respective directors, officers, employees, or to the Knowledge of Buyer, agents or representatives, acting alone or together, (i) has received, directly or indirectly, anything of value (including rebates, payments, commissions, promotional allowances or other economic benefits, regardless of their nature or type) from any Person (including any customer, supplier, employee or agent of any customer or supplier) for the purpose of unlawfully obtaining or retaining business or to otherwise achieve an improper commercial advantage, (ii) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another person or entity, to (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of cases (A) and (B) for the purpose of unlawfully influencing any action or decision of the Government Official in his or her official capacity , including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Governmental Authority to affect or influence any official act, or otherwise obtain an unlawful advantage or (ii) has or will make or authorize any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery or other unlawful or improper means of obtaining or retaining business.

(c)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Buyer Parent and its Subsidiaries taken as a whole:

(i)Buyer Parent and its Subsidiaries have maintained since January 1, 2017 and currently maintain internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets were, have been and are executed only in accordance with management’s general or specific authorization;

(ii)None of Buyer Parent, any of its Subsidiaries or any of its or their respective officers, directors, employees or, to the Knowledge of Buyer, agents or representatives is or was a Government Official;

(iii)None of Buyer Parent or its Subsidiaries or any of its or their respective directors, officers, employees or agents is a Person that is, or is fifty percent or more owned or controlled by, Persons that are: (A) a Sanctioned Person or (B) located, organized or resident in a Sanctioned Country; and

(iv)Buyer Parent and its Subsidiaries are, and since January 1, 2017, have been in material compliance in all respects with all Export Control Laws and all applicable Sanctions.

(d)Since January 1, 2017, neither Buyer Parent nor any of its Subsidiaries have had any dealings that violate Sanctions.

(e)Buyer Parent and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to promote and achieve compliance in all material respects with Anti-Corruption Laws and applicable Export Control Laws and Sanctions.

Section 4.23. Sufficient Authorized but Unissued Shares; Equity Consideration.

(a)Buyer Parent has sufficient authorized but unissued shares of Buyer Parent Common Stock necessary for the Buyer Parties to meet their obligations to deliver the Estimated Closing Equity Consideration, and if any, the Deferred Equity True-Up Amount Parent Shares at the applicable times pursuant to Article 2

(b)The shares of Buyer Parent Common Stock constituting the Estimated Closing Equity Consideration, and if any, the Deferred Equity True-Up Amount, will, when issued pursuant to Article 2 (i) be duly authorized, validly issued, fully paid and non-assessable and (ii) be delivered to Seller free and clear of any Liens (other than generally applicable transfer restrictions under applicable securities laws, and the restrictions under the Investor Rights Agreement). At the Closing, Buyer Parent will issue to the Seller all of the Estimated Closing Equity Consideration free and clear of any Lien (other than generally applicable transfer restrictions under applicable securities laws).

Section 4.24. Financing. The applicable Buyer Parties will have sufficient cash, available lines of credit or other sources of immediately available funds to enable them to make payment of the amounts to be paid by them in cash hereunder at the Closing. A true, complete and correct copy of a debt commitment letter (including (i) all exhibits, schedules and annexes thereto and (ii) any associated fee letter in customarily redacted form (none of which redactions would affect the amount, conditionality, enforceability, availability or termination of the Financing or right and remedies with respect to breaches thereof)) as of the date of this Agreement (as it may be amended, restated, replaced or substituted, in whole or in part, including as a result of any Permitted Financing Amendment or Alternative Financing, the “Commitment Letter”) has been provided to the Seller. As of the date hereof, the Commitment Letter is in full force and effect and is a legal, valid and binding obligation of US Buyer, and to the knowledge of the Buyer Parties, the other parties thereto to provide the financing described therein subject only to the Financing Conditions, to the knowledge of the Buyer Parties, enforceable in accordance with its terms against each of the parties thereto, subject only to the Enforceability Exceptions. All commitment fees and other fees required to be paid thereunder have been paid in full or will be duly paid in full as and when due, and the Buyer Parties or their applicable Affiliates have otherwise satisfied all of the other terms and conditions required to be satisfied by them pursuant to the terms of the Commitment Letter on or prior to the date hereof. The Commitment Letter has not been amended, modified, withdrawn or terminated in any respect on or prior to the date hereof, and no such amendment, modification or termination is contemplated as of the date hereof other than as would not require a consent or waiver of this Agreement. As of the date hereof no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default by the Buyer Parties or any of their respective Affiliates thereunder or, to the knowledge of the Buyer Parties, otherwise result in any portion of the Financing contemplated thereby to be unavailable. The consummation of the Financing and the obligation of the Financing Parties under the Commitment Letter to make the full amount of the Financing available at the Closing are subject to no conditions precedent or other contingencies other than those expressly set forth on the Conditions Exhibit to the Commitment Letter (the “Financing Conditions”). There are no side letters or other agreements, contracts or arrangements related to the Financing other than confidentiality and similar agreements, engagement letters, fee credit letters and other letters, agreements, contracts or arrangements, in each case that do not affect the Financing Conditions and do not limit the amount of or impair availability of the Financing. As of the date hereof, none of the Buyer Parties has any reason to believe that any of the conditions to the funding of the full amount of the Financing will not be satisfied or the portion of the Financing necessary to effect the Closing will not be consummated in full on or before the Closing Date. In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by any Buyer Party or any of their respective Affiliates or any other financing be a condition to any of the Buyer Parties’ respective obligations under this Agreement.

Section 4.25. Finders’ Fees. Except as set forth on Section 4.25 of the Buyer Disclosure Schedules, there is no financial advisor, investment banker, broker, finder or other intermediary that is entitled to any fee or commission from Buyer Parent or any of its Subsidiaries in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

Section 4.26. Exclusivity of Representations. The representations and warranties made by the Buyer Parties in this Agreement and the other Transaction Documents are the exclusive representations and warranties made by the Buyer Parties in connection with the transactions contemplated by this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, except as covered by the express representations and warranties set forth in this Agreement, none of the Buyer Parties or any of their Representatives, officers, directors, employees or stockholders, has made, and shall not be deemed to have made, any representations or warranties in (i) the materials relating to the business and affairs of the Buyer Parent and its Subsidiaries that have been made available to Seller and its Affiliates including due diligence materials, or any presentation of the business and affairs of Buyer Parent and its Subsidiaries by the management of Buyer Parent or others in connection with the transactions contemplated hereby or (ii) any cost estimates, projections or other predictions, including any offering memorandum or similar materials, made available by Seller or the Acquired Companies or their Representatives.

Section 4.27. Buyer Party Acknowledgment. Each Buyer Party acknowledges that, except as otherwise expressly set forth in Article 3 (or the certificate delivered pursuant to Section 8.03(d)), Seller (and each of the other Seller Related Parties) (i) expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Acquired Company Entities’ businesses or its or their assets, (ii) specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to their assets, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, it being understood that such Buyer Party has relied solely on its own examinations and investigations thereof and (iii) hereby expressly disclaims any other representations or warranties of any kind or nature, legal or contractual, express or implied, notwithstanding the delivery or disclosure to any Buyer Party or its Representatives of any documentation or other information (including any financial projections or other supplemental data). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE 3 (OR IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 8.03(D)), NONE OF SELLER, THE ACQUIRED COMPANY ENTITIES, THE SELLER RELATED PARTIES OR ANY OF THEIR AFFILIATES MAKES OR PROVIDES, AND EACH BUYER PARTY HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE ACQUIRE COMPANY ENTITIES’ ASSETS OR ANY PART THEREOF.

ARTICLE 5
COVENANTS OF SELLER AND BUYER PARTIES

Section 5.01. Conduct of the Acquired Companies. (a) From the date hereof until the Closing Date, (i) except as set forth in Section 5.01(a) of the Seller Disclosure Schedules, (ii) as expressly required or affirmatively permitted by this Agreement, (iii) as required by Applicable Law or (iv) as consented to by Buyer Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall cause each of the Acquired Company Entities to, (A) conduct its business in the ordinary course consistent with past practice (including with respect to its customers and suppliers) and (B) use its commercially reasonable efforts to (x) preserve intact its present business organization, and (y) maintain in effect all Company Permits.

(b)Without limiting the generality of the foregoing, except as set forth in Section 5.01(b) of the Seller Disclosure Schedules, as otherwise expressly required by this Agreement (including as a result of any Pre-Closing Tax Action and the Distribution

Transaction), as required by Applicable Law or as consented to by Buyer Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not, and shall cause each Acquired Company Entity not to:

(i)adopt or propose any change to, or amend or otherwise alter, the Governing Documents (whether by merger, consolidation or otherwise) of any Acquired Company Entity;

(ii)split, combine or reclassify any Equity Securities of an Acquired Company or declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property or any combination thereof) in respect of any Acquired Company Securities (other than the Seller Reserve Fund Payments or any dividend paid by a Acquired Company Entity to another Acquired Company Entity), or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Acquired Company Securities or effect any internal restructuring or reorganization (including any material internal restructuring or reorganization undertaken primarily for Tax purposes), other than distributions the proceeds of which will exclusively be used to acquire Equity Securities of Capri TopCo from certain of its equityholders pursuant to the exercise of put/call agreements set forth on Section 5.01(b)(ii) of the Seller Disclosure Schedules (which such distributions, for the avoidance of doubt, shall constitute Leakage hereunder);

(iii)(A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Equity Securities of any Acquired Company Entity or (B) amend any term of any Acquired Company Security (whether by merger, consolidation or otherwise);

(iv)(A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any assets, properties or businesses that exceed $25 million individually or in the aggregate, or (B) acquire any real property;

(v)sell, assign, lease, sublease, license, sublicense or otherwise transfer or dispose of, or abandon or allow to lapse, or create or incur any material Lien (other than Permitted Liens) on, any of the Acquired Company Entities’ material assets, securities, properties, interests or businesses, other than in the ordinary course of business consistent with past practice;

(vi)sell, assign, lease, sublease, license, sublicense or otherwise transfer or dispose of, or abandon or permit to lapse, fail to take any action necessary to maintain, enforce or protect, or create or incur any material Lien (other than Permitted Liens) on, any of its material Owned Intellectual Property Right or its material Licensed Intellectual Property Right, other than in in the ordinary course of business consistent with past practice;

(vii)make any material loans, advances or capital contributions to, or investments in, any other Person other than contributions to the Acquired Company’s wholly owned Subsidiaries;

(viii)create, incur, assume, suffer to exist or otherwise become liable with respect to any indebtedness (including (A) for borrowed money, (B) evidenced by notes, debentures or similar instruments, (C) for lease obligations required under IFRS to be treated as capital leases, or (D) for the deferred purchase price of property (other than ordinary trade accounts payable), other than (x) indebtedness incurred under the Acquired Company’s existing credit agreements of up to £80,000,000 in the aggregate in the ordinary course of business consistent with past practice, or (y) indebtedness of the type referenced in clause (C) or (D) incurred in the ordinary course of business, consistent with past practice;

(ix)(A) enter into, amend or modify in any material respect or terminate any Acquired Company Material Contract (or any Contract that would have been an Acquired Company Material Contract if such Contract were in effect, as so amended or modified, as of the date of this Agreement), or (B) otherwise materially waive, release or assign any material rights, claims or benefits of the Acquired Company Entities under any Contract or otherwise, other than, in each case, (1) in the ordinary course of business consistent with past practice, (2) Contracts entered into in connection with actions permitted under this Section 5.01 (and not otherwise prohibited by any other clause of this Section 5.01) or (3) as otherwise required pursuant to this Agreement (including Section 5.09 in respect of Related Party Contracts);

(x)except as required by Applicable Law or the terms of the Acquired Company Employee Plans, (i) grant or increase any severance, retention or termination pay to, or enter into, amend or renew any severance, retention, termination, employment, consulting, retirement, deferred compensation, change in control, transaction bonus or other similar Contract (including any Cash Transaction Bonuses) with any current or former Acquired Company Service Provider or increase benefits payable under any existing severance or termination pay policies or employment or consulting agreements, (ii) grant any equity or equity-based awards of any Acquired Company to, or discretionarily accelerate the vesting or payment or, except as required by this Agreement, otherwise amend the terms of any such award held by any current or former Acquired Company Service Provider, (iii) establish, adopt, enter into or materially amend or materially alter the prior interpretation of any Acquired Company Employee Plan or Acquired Company Collective Bargaining Agreement, other than routine amendments to health and welfare plans relating to open enrollments that do not result in materially increased administrative costs, (iv) increase the compensation, bonus or other benefits provided to any current or former Acquired Company Service Provider, other than in the ordinary course of business consistent with past practice and in a manner that does not result in increased costs that, individually or in the aggregate, are material to the Acquired Company Entities taken as a whole, or (v) hire or retain any new Acquired Company Service Provider with annual base compensation in excess of $200,000, or terminate the employment or service of any Acquired Company Service Provider with annual base compensation in excess of $200,000 other than for “cause” or for performance reasons;

(xi)change any of the Acquired Companies’ methods of accounting, except as required by concurrent changes in IFRS;

(xii)settle or compromise or formally offer or propose to settle or compromise (A) any material Action by or against any of the Acquired Company Entities (other than a settlement or compromise solely in cash, in an amount not to exceed $250,000 individually or $500,000 in the aggregate) or (B) any Action by or against Seller or any of the Acquired Company Entities that relates to the transactions contemplated hereby;

(xiii)make or change any material Tax election, settle any material Tax claim or assessment, prepare or file any material Tax Return in a manner materially inconsistent with past practice, adopt or change any material Tax accounting method, change any annual Tax accounting period with respect to material Taxes, file any material amended Tax Return, surrender any right to claim a Tax refund, offset or other reduction in respect of any material Tax liability, enter into any "closing agreement" within the meaning of Section 7121 of the Code (or analogous provision of state, local or non-U.S. Tax Law) with respect to material Taxes, or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than any such extensions or waivers automatically granted); or

(xiv)agree, resolve or commit to do any of the foregoing.

(c)Notwithstanding anything to the contrary in this Agreement: (i) nothing in this Section 5.01 is intended to give any Buyer Party or any of its Affiliates, directly or indirectly, the right to control or direct the business or operations of the Acquired Company Entities prior to the Closing in violation of Applicable Law; (ii) any action taken, or omitted to be taken, by Seller or any Acquired Company Entity pursuant to any Applicable Law or any other directive, pronouncement or guideline issued by a Governmental Authority, in each case that is legally binding on any Acquired Company Entity, providing (in Seller’s reasonable interpretation) for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, COVID-19, shall in no event be deemed to constitute a breach of Section 5.01(a); and (iii) any action taken, or omitted to be taken, by Seller or any Acquired Company Entity that is responsive to or as a result of COVID-19 (including any interpretation, application or implementation of any guidelines or directives, closures, “sheltering-in-place” or other restrictions advised, recommended or suggested by any Governmental Authority, whether or not having the effect of an Applicable Law), as determined in good faith by the Acquired Company Entities in their sole and reasonable discretion, shall in no event be deemed to constitute a breach of this Section 5.01(a); provided that, prior to taking, or omitting to take, any such action described in this clause (iii), to the extent practicable, the applicable Acquired Company Entities shall notify Buyer Parent of such action (or omission) and consider in good faith any suggestions of Buyer Parent with respect to such action (or failure to act).

(d) From and after the date hereof until the Closing, Buyer Parent and Seller shall, and shall cause their respective Subsidiaries to, mutually cooperate and use commercially reasonable efforts to identify any intercompany Contracts, accounts or balances solely between and among Acquired Company Entities that Buyer Parent and Seller mutually agree, acting reasonably and in good faith, to terminate or settle prior to the Closing (collectively, the “Intercompany Settlement”); provided that in no event will the Closing be delayed as a result of such cooperation (including if the Parties agree to take certain actions in respect thereof, or if the Parties acting reasonably and in good faith are unable to agree on the taking of any such actions); provided, further, that, unless Buyer Parent and Seller mutually agree otherwise, Seller shall cause the known intercompany accounts and balances between (i) the US Acquired Company and its Subsidiaries, on the one hand and (ii) any other Acquired Company Entity, on the other hand, to be terminated or settled prior to the Closing.

Section 5.02. Conduct of Buyer Parent and its Subsidiaries. (a) From the date hereof until the Closing Date, (i) except as set forth in Section 5.02(a) of the Buyer Disclosure Schedules, (ii) as expressly required or affirmatively permitted by this Agreement, (iii) as required by Applicable Law or (iv) as consented to by Seller in writing (which consent shall not be unreasonably withheld, conditioned or delayed), each of the Buyer Parties shall, and shall cause each of their respective Subsidiaries to, (A) conduct its business in the ordinary course consistent with past practice and (B) use its commercially reasonable efforts to (x) preserve intact its present business organization and (y) maintain in effect all Buyer Permits.

(b)Without limiting the generality of the foregoing, except as set forth in Section 5.01(b) of the Buyer Disclosure Schedules, as otherwise expressly required by this Agreement, as required by Applicable Law or as consented to by Seller in writing (which consent shall not be unreasonably withheld, conditioned or delayed), each of the Buyer Parties shall not, and, with respect to clauses (i), (iii)-(vii) and (ix) below, shall cause each of their respective Subsidiaries not to:

(i)adopt or propose any change to, or amend or otherwise alter, its Governing Documents in a manner that would be materially adverse to Buyer Parent’s stockholders;

(ii)(A) split, combine or reclassify any shares of Buyer Parent Common Stock; (B) declare, set aside or pay or make any dividend or make any other distribution (whether in cash, stock, property or any combination thereof), including by repurchase or redemption, in respect of Buyer Parent Common Stock;

(iii)issue, deliver or sell, or authorize the issuance, delivery or sale of, any Equity Securities of Buyer Parent or Equity Securities of a Subsidiary of Buyer Parent, other than (A) in the ordinary course of business solely to the extent required or permitted under any Buyer Employee Plan as in effect as of the date of this Agreement for the grant of any Buyer Parent Equity Securities, (B) the issuance of any Buyer Parent Common Stock upon the exercise or the settlement, as applicable, of any outstanding Buyer Parent Equity Securities granted under any Buyer Employee Plan as in effect as of the date of this Agreement in accordance with the respective terms thereof or (C) the issuance of any Equity Securities by a Subsidiary of Buyer Parent to Buyer Parent or another wholly owned Subsidiary of Buyer Parent;

(iv)(A) merge or consolidate with any other Person or (B) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, properties or businesses that exceed $100 million individually or in the aggregate;

(v)create, incur, assume, or otherwise become liable with respect to any indebtedness for borrowed money other than (A) indebtedness for borrowed money in existence on the date hereof and (B) indebtedness for borrowed money to Buyer Parent or a Subsidiary of Buyer Parent or (C) incurred in connection with the Financing;

(vi)settle or compromise (A) any material Action by or against any Buyer Party of any of its Subsidiaries (other than a settlement or compromise (x) solely in cash, in an amount not to exceed $250,000 individually or $500,000 in the aggregate, or (y) where such settlement or compromise would not impose any material restrictions or limitations upon the operations or business of Buyer Parent or its Subsidiaries, taken as a whole, or (B) any Action by or against any Buyer Party or any of its Subsidiaries that relates to the transactions contemplated hereby;

(vii)make or change any entity classification election under Treasury Regulations Section 301.7701-3, settle any material Tax claim or assessment, prepare or file any material Tax Return in a manner materially inconsistent with past practice, file any material amended Income Tax Return, or enter into any “closing agreement” within the meaning of Section 7121 of the Code (or analogous provision of state, local or non-U.S. Tax Law) with respect to material Taxes;

(viii)enter into, change, amend, supplement or otherwise modify any Buyer Party’s existing shareholders agreement, registration rights agreement or similar agreement, or enter into any agreement with any direct or indirect holder of Equity Securities of Buyer Parent in respect of, related to, applicable to, or otherwise regulating the relationship of the Buyer Parties with such Person; or

(ix)agree, resolve or commit in writing to do any of the foregoing.

(c)Notwithstanding anything to the contrary in this Agreement: (i) any action taken, or omitted to be taken, by Buyer Parent or any of its Subsidiaries pursuant to any Applicable Law or any other directive, pronouncement or guideline issued by a Governmental Authority, in each case that is legally binding on Buyer Parent or any of its Subsidiaries, providing (in Buyer Parent’s reasonable interpretation) for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, COVID-19, shall in no event be deemed to constitute a breach of Section 5.02; and (iii) any action taken, or omitted to be taken, by Buyer Parent or any of its Subsidiaries that is responsive to or as a result of COVID-19, including any interpretation, application or implementation of any guidelines or directives, closures, “sheltering-in-place” or other restrictions advised, recommended or suggested by any Governmental Authority, whether or not having the effect of an Applicable Law), as determined in good faith by Buyer Parent in its sole and reasonable discretion, shall in no event be deemed to constitute a breach of this Section 5.02; provided that, prior to taking, or omitting to take, any such action described in this clause (iii), to the extent possible, Buyer Parent shall notify Seller of such action (or omission) and consider in good faith any suggestions of Seller with respect to such action (or failure to act).

Section 5.03. Efforts; Further Assurances.

(a)Subject to the terms and conditions of this Agreement, each of the Buyer Parties and Seller will use commercially reasonable efforts to take, or cause to be taken (including, in the case of Seller, by causing the Acquired Companies to take), all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement.

(b)In furtherance of the foregoing, (i) the Parties shall make an appropriate filing, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event, within ten (10) Business Days) after the date of this Agreement, and (ii) submit notifications (including draft notifications, as applicable), filings, notices and other required submissions pursuant to the Competition Laws of the other jurisdictions set forth on Schedule 5.03(a) with respect to the transactions contemplated by this Agreement promptly (and in any event, within ten (10) Business Days) after the date of this Agreement. Subject to the provisions of this Section 5.03, each of the Parties shall (and shall cause its Affiliates to) promptly provide all reasonably requested information to the other’s Representatives in order to permit the preparation and submission of complete notifications, filings, notices and other submissions pursuant to Competition Laws as promptly as reasonably practicable. Each of the Parties shall (and shall cause its Affiliates to) use reasonable best efforts to comply with any Information or Document Request as promptly as reasonably practicable and shall promptly cooperate in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by any Competition Authority. Without limiting the generality of the foregoing, each Buyer Party agrees to take (and each Buyer Party’s “reasonable best efforts” shall expressly include the taking of), and cause each of its Affiliates to take all actions that are necessary or advisable or as may be required by any Competition Authority to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable (and in any event prior to the End Date), including (A) taking all actions necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Competition Authority or otherwise in connection with any Competition Law or the issuance of any Order that would enjoin, prevent, restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement, (B) proffering and agreeing to sell, license or otherwise dispose of or hold separate (1) any entities, assets or facilities of any Acquired Company Entity after the Closing or (2) any entity, facility or asset of such Buyer Party or any of its Affiliates before or after the Closing, (C) terminating, amending or assigning existing relationships and contractual rights and obligations (other than terminations that would result in a breach of a material contractual obligation to a third party), (D) amending, assigning or terminating existing licenses or other agreements (other than terminations that would result in a breach of a license or such other agreement with a third party) and entering into such new licenses or other agreement, (E) contesting and resisting (including through litigation) any Action that is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of Completion Laws, and committing to have vacated, lifted, reversed, or overturned prior to the End Date any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, limits or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal, unless, by mutual agreement, the Parties decide that litigation is not in their respective best interests and (F) otherwise offering to take or offering to commit to take any action which it is capable of taking and promptly taking or committing to take such action, that limits its freedom of action with respect to any of the assets or business of the Buyer Parties, any of their Affiliates, any Acquired Company Entity, or its ability to retain any of assets of the Acquired Companies, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the End Date.

(c)The Buyer Parties, on the one hand, and Seller, on the other hand, shall permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed written communication to any Governmental Authority relating to the transactions contemplated by this Agreement; provided that such materials may be redacted to (A) remove references to commercially or competitively-sensitive information, and (B) address attorney-client privilege (or similar privileges) or confidentiality concerns. The Buyer Parties, on the one hand, and Seller, on the other hand, agree not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Authority, gives the other Party the opportunity to attend and participate in such meeting or discussion.

(d)During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as required by this Agreement, each Buyer Party and its Affiliates shall not enter into any acquisition (whether by merger, stock acquisition, business combination or otherwise) or permit such acquisition to be entered into by Buyer Parent or any of its Subsidiaries, that would materially impair or materially delay any Buyer Party’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder. Without limiting the generality of the foregoing or any other provision of this Agreement, no Buyer Party or any of their respective Affiliates shall acquire (whether by merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any amounts of assets of or any equity in any other Person or any business or division thereof, unless that acquisition or agreement would not reasonably be expected to (i) materially increase the risk of not obtaining any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement under any Competition Laws or the expiration or termination of any waiting period under the HSR Act or any other Competition Law, or (ii) increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated by this Agreement, or increase the risk of not being able to remove any such Order on appeal or otherwise, in each case, as a result of any Competition Laws.

(e)Notwithstanding anything to the contrary in this Agreement, Buyer Parent shall be entitled to direct the defense of the transactions contemplated by this Agreement and the other Transaction Documents before any Governmental Authority and to take the lead in the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, Governmental Authorities regarding (x) the expiration or termination of any applicable waiting period under the HSR Act and (y) any other Competition Laws, so long as (i) Buyer Parent’s actions in connection therewith are in accordance with, and consistent with, Buyer Parent’s obligations under this Agreement (including this Section 5.03), and (ii) Buyer Parent shall consult with Seller and its counsel in advance regarding the matters described in this Section 5.03(e) (including in respect of the strategy to obtain such consents and the defense of the transactions contemplated by this Agreement and the other Transaction Documents before any Governmental Authority), and consider in good faith all recommendations of Seller and its counsel.

(f)Seller shall make an appropriate notification to the OIO (the “OIO Notification”) with respect to the acquisition of Buyer Parent Common Stock contemplated by this Agreement promptly (and in any event, within five (5) Business Days) after the date of this Agreement. Buyer Parent shall, and shall cause its Subsidiaries to, promptly provide all reasonably requested information to Seller’s Representatives in order to permit the preparation and submission of a complete notification with the OIO as promptly as reasonably practicable and within the time period prescribed in the preceding sentence. Seller shall, and shall cause its Affiliates to, use reasonable best efforts to comply with any information or document request related to the OIO Notification as promptly as reasonably practicable and shall promptly cooperate in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced under the OIO. Seller shall, and shall cause its Affiliates to, take all steps reasonably necessary to satisfy the condition set forth in Section 8.01(b) as promptly as reasonably practicable and in any event prior to the End Date.
Section 5.04. Confidentiality. (a) From and after the Closing and until the third (3rd) anniversary of the Closing, Seller shall not disclose or use, and shall cause its Affiliates and its and their respective Representatives not to disclose or use, all documents and information concerning the Acquired Company Entities (“Confidential Information”), unless required to disclose by judicial or administrative process or by other requirements of Applicable Law (in which case Seller shall use commercially reasonable efforts to (x) provide Buyer Parent with reasonably prompt prior written notice of such requirement to the extent reasonably practicable, so that Buyer Parent may seek an appropriate protective order (at Buyer Parent’s sole cost and expense), unless as determined by Seller’s (or its Representative’s) counsel (which may be in- house counsel), providing such notice would itself constitute a violation of Applicable Law and (y) assist Buyer Parent’s efforts to obtain a protective order or confidential treatment (at the sole cost and expense of Buyer Parent). Notwithstanding anything to the contrary, “Confidential Information” shall not include, any information that (A) is generally available to the public other than as a result of disclosure by Seller or any of its Affiliates or its or their Representatives in violation of this Agreement or (B) is received by, or becomes available to, Seller or its Representatives from an unaffiliated third party, provided that such third party is not known to Seller or its Representatives to be subject to a contractual, legal, fiduciary or other obligation of confidentiality relating to such information. Notwithstanding the foregoing, any such Person may disclose such information: (x) to its tax and financial advisors for purposes of complying with such Person’s tax obligations or other reporting obligations under Applicable Law arising out of the Transaction Documents or the transactions contemplated thereby; (y) to its legal counsel and accountants for the purpose of evaluating the legal and financial ramifications of the Transaction Documents or the transactions contemplated thereby or (z) with respect to information customarily provided or reported to investors or potential or prospective investors in private equity funds (including investment performance, investment returns and general information pertaining to “portfolio companies”), any Seller Related Party or any direct or indirect investors or potential investors in any investment vehicle affiliated with, or managed or advised by, any Sponsor or its Affiliates (including limited partners or potential limited partners), who are, in each case, subject to customary confidentiality undertakings.
(b) From and after the Closing, until the second (2nd) anniversary of the Closing Date, upon reasonable request and advance notice, Seller shall, and shall cause the Subsidiaries of Capri TopCo to, provide Buyer Parent and its Representatives with reasonable access, during normal business hours, to the books and records of Capri TopCo and its Subsidiaries that are in their possession at the relevant time, solely to the extent related to the period prior to the Closing and solely to the extent reasonably necessary to permit Buyer Parent or any of its Subsidiaries to perform or satisfy any legal or regulatory obligation mandated by Applicable Law relating to any period on or before the Closing Date; provided that any such access shall not require Seller (or Capri TopCo or its Subsidiaries) to permit access to any privileged information (except that, prior to withholding any such information, Seller shall notify Buyer Parent in writing of the nature of the information being withheld and take any reasonable actions as may reasonably be requested by Buyer Parent to implement alternate arrangements (including entering into confidentiality agreements or joint defense agreements, redacting parts of documents or preparing “clean” summaries of information) in order to allow Buyer Parent access to such information to the fullest extent reasonably practicable under the circumstances. Buyer Parent shall bear all of the reasonable costs and expenses (excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with Buyer Parent’s exercise of its rights under this Section 5.04(b).
(c) The Parties acknowledge and agree that the Confidentiality Agreement shall terminate upon the Closing.

(d) Without limiting anything contained in the Confidentiality Agreement, without the express written consent of Seller, (x) all information provided to any of the Buyer Parties or their Representatives in, pursuant to or in connection with this Agreement (including any information set forth in Article III or on the Seller Disclosure Schedules, the Historical Bidco Financial Statements, the Reporting Information (when provided in accordance with this Agreement) and any information provided in connection with the Financing) (collectively, the “Provided Seller Information”) shall be deemed, and be treated as, Confidential Information (as such term is defined in the Confidentiality Agreement) in accordance with the terms of the Confidentiality Agreement, and (y) notwithstanding anything in this Agreement or otherwise to the contrary, in no event shall any of the Provided Seller Information be used or otherwise disclosed to any Person in connection with any registration, offering, sale or other disposition of any securities of the Buyer Parties or any of their Subsidiaries (including in connection with any shelf registration statement “takedown” or any amendment or supplement thereto); provided that this Section 5.04(d) shall not limit any affirmative express provision of Section 5.16 in connection with the Financing or Section 5.18(b) in connection with any Mandated Reporting; provided, further, that notwithstanding anything in this Agreement to the contrary, no Buyer Party or any of its Affiliates shall disclose, or shall be required to disclose, any segmental information related to the Acquired Company Entities or their respective businesses except in a form and to an extent consistent with the audited Historical Bidco Financial Statements for the yearly period ended on the Bidco Balance Sheet Date.

(e) From and after the Closing, neither Buyer Parent nor any of its Subsidiaries shall disclose or use, and shall cause its Affiliates and its and their respective Representatives not to disclose or use, any documents or information concerning Capri TopCo or any of its Subsidiaries (other than BidCo and its Subsidiaries) including any information related to the direct or indirect equity holding therein and the allocation to any such direct or indirect equityholder of the consideration payable to Seller pursuant to this Agreement (“Seller Confidential Information”), unless required to disclose by judicial or administrative process or by other requirements of Applicable Law (in which case Buyer Parent shall use commercially reasonable efforts to (x) provide Seller with reasonably prompt prior written notice of such requirement to the extent reasonably practicable, so that Seller may seek an appropriate protective order (at Seller’s sole cost and expense), unless as determined by Buyer Parent’s (or its Representative’s) counsel (which may be in-house counsel) that providing such notice would itself constitute a violation of Applicable Law and (y) assist Seller’s efforts to obtain a protective order or confidential treatment (at the sole cost and expense of Seller). Notwithstanding anything to the contrary, “Seller Confidential Information” shall not include any information that (A) is generally available to the public other than as a result of disclosure by Buyer Parent or any of its Affiliates or its or their Representatives in violation of this

Agreement, or (B) is received by, or becomes available to, Buyer Parent or its Representatives from an unaffiliated third party after the Closing Date, provided that such third party is not known to Seller or its Representatives to be subject to a contractual, legal, fiduciary or other obligation of confidentiality relating to such information. Notwithstanding the foregoing, any such Person may disclose such information to: (x) to its tax and financial advisors for purposes of complying with such Person’s tax obligations or other reporting obligations under Applicable Law arising out of the Transaction Documents or the transactions contemplated thereby; (y) to its legal counsel and accountants for the purpose of evaluating the legal and financial ramifications of the Transaction Documents or the transactions contemplated thereby or (z) as expressly permitted by Section 5.18(b).

Section 5.05. Trademarks; Tradenames. After the Closing, Seller shall not and shall procure that its Affiliates shall not (and shall use commercially reasonable efforts to ensure that its or their directors, officers, successors, assigns, agents or other Representatives shall not): (i) register or attempt to register, or directly or indirectly use in any fashion, including in signage, corporate letterhead, business cards, internet websites or marketing material, or seek to register, in connection with any products or services anywhere in the world in any medium (it being understood that factual uses in connection with identifying Seller’s relationship with the Acquired Company Entities shall be permitted), any of the trademarks, service marks, domain names or trade names set forth in Section 5.05 of the Seller Disclosure Schedules or any mark confusingly similar thereto (collectively, the “Company Marks”), or (ii) challenge or assist any third party in opposing the rights of the Buyer or any of its Affiliates anywhere in the world in any Company Marks.

Section 5.06. Indemnification; D&O Insurance.
(a) The Buyer Parties agree that all rights to indemnification, exculpation and advancement of expenses existing as of the date of this Agreement in favor of the directors, officers, and employees of each Acquired Company Entity (or any other individual acting in such capacity), as provided in the Acquired Company Entities’ Governing Documents or otherwise in effect as of the date hereof (pursuant to any Contract set forth in Section 5.06 of the Seller Disclosure Schedules) with respect to any matters occurring on or prior to the Closing Date (the “Existing D&O Arrangements”), shall survive the transactions contemplated by this Agreement and shall continue in full force and effect and that the Buyer Parties shall cause the Acquired Company Entities to perform and discharge the Acquired Company Entities’ obligations to provide such indemnification, exculpation and advancement of expenses. To the maximum extent permitted by Applicable Law, such indemnification shall be mandatory rather than permissive, and the Buyer Parties shall cause the Acquired Company Entities to advance expenses in connection with such indemnification as provided in the applicable Acquired Company Entity’s Governing Documents or such other applicable Contract. The indemnification, liability limitation, exculpation or advancement of expenses provisions of the Acquired Company Entities’ Governing Documents shall not, for six (6) years after Closing, be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers or employees of any Acquired Company Entity (or any other individual acting in such capacity), unless such modification is required by Applicable Law.

(b) At or prior to the Closing Date, Seller shall cause the Acquired Company Entities to purchase a prepaid directors’ and officers’ liability insurance policy or policies

(i.e., “tail coverage”) (the “D&O Tail”), which policy or policies shall cover those persons who are currently covered by any Acquired Company Entity’s directors’ and officers’ liability insurance policy or policies on terms with respect to coverage and amount that are no less favorable than those of such policy or policies for an aggregate period of not less than six years from the Closing Date with respect to claims arising from facts or events that occurred at or before the Closing, including with respect to the transactions contemplated by this Agreement.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 5.06 shall survive the Closing indefinitely and shall be binding, jointly and severally, on all successors and assigns of the Acquired Company Entities. In the event that Buyer Parent, Buyers or any Acquired Company Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, reasonable best efforts shall be used to make proper provision so that the successors and assigns of Buyer Parent or the Acquired Company Entities, as the case may be, shall succeed to the obligations set forth in this Section 5.06.

(d) The directors, officers and employees of each Acquired Company Entity (or any other individual acting in such capacity) entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.06 are express third-party beneficiaries of this Section 5.06 and may enforce their right hereunder. This Section 5.06 shall be binding on all successors and assigns of the Buyer Parties and the Acquired Company Entities.

Section 5.07. Access; Retention of Books and Records. From and after the Closing, the Buyer Parties shall cause the Acquired Company Entities to retain all material books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Acquired Company Entities in existence as of the Closing for a period of seven (7) years from the Closing Date, and upon request with reasonable advance notice, Buyer Parent shall, and shall cause the Acquired Company Entities to, give Seller or its Representatives reasonable access (including the right to copy, as applicable), during normal business hours, to the books, records and personnel of the Acquired Company Entities to the extent (w) required in connection with any Tax audit or other action by a Governmental Authority with respect to Seller’s ownership of the Acquired Company Securities prior to the Closing, (x) reasonably necessary for Seller, any Sponsor or any of their respective Affiliates to prepare any filings, financial or other reports required to be prepared and delivered thereby to any Person pursuant to Applicable Law or Contract, (y) necessary to comply with Applicable Law or (z) related to the defense of a claim made by a third party (other than, except to the extent required by Applicable Law (including any subpoena), any Buyer Party, any Subsidiary of Buyer Parent or any of their respective Affiliates); provided that (i) except to the extent required by Applicable Law (including any subpoena), no such access or disclosure shall be permitted for a purpose related to a dispute or a potential dispute with or involving Buyer Parent or any of its Subsidiaries, and (ii) Buyer may restrict the foregoing access and disclosure to the extent such access or that disclosure would (A) result in the loss of attorney-client privilege or other similar legal immunity or (B) contravene any Applicable Law or Contract (except that, prior to withholding any such access or information pursuant to this clause (ii), Buyer Parent shall notify the Seller in writing of the nature of the information being withheld and take any actions as may reasonably be requested by Seller to implement alternate arrangements (including entering into customary confidentiality agreements or joint defense agreements, redacting parts of documents or preparing “clean” summaries of information) in order to allow Seller or its Representatives access or information to the fullest extent reasonably practicable under the circumstances). Any investigation pursuant to this Section 5.07 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Buyer Parent and its Subsidiaries. The requesting Seller shall bear all of the reasonable costs and expenses (excluding reimbursement for general overhead, salaries and employee benefits) incurred in connection with Seller’s exercise of its rights under this Section 5.07. For the avoidance of doubt, Section 6.03, and not this Section 5.07, shall govern with respect to the access of Tax-related books and records.

Section 5.08. Public Announcements. (a) The initial press release regarding this Agreement and the transactions contemplated hereby is attached as Exhibit E hereto (the “Initial PR”). Except as is consistent with, and containing substantially the same information as in, the Initial PR, no Party shall, and each Party shall cause its Affiliates not to, issue any press release, have any communication with the press or make any other public statement with respect to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby without the prior consent of the other Parties; provided that (i) the restrictions set forth in this Section 5.08 shall not apply to any release or public statement required by Applicable Law or any applicable listing authority (in which case the Parties shall use commercially reasonable efforts to (x) consult with Buyer Parent or Seller, as applicable, prior to making any such disclosure to the extent permitted by Applicable Law and reasonably practicable under the circumstances and (y) cooperate (at Buyer Parent’s or Seller’s expense, as applicable) in connection with such other Party’s efforts to obtain a protective order), (ii) a Party may make oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements was previously publicly disclosed in accordance with the foregoing requirements and (iii) the foregoing shall not restrict disclosures of information to any direct or indirect investors or potential investors in any investment vehicle affiliated with, managed or advised by any Sponsor or its Affiliates (including limited partners or potential limited partners), who are, in each case, subject to customary confidentiality undertakings.

Section 5.09. Termination of Related Party Agreements and Accounts. Immediately prior to the Closing, all intercompany balances and accounts between any Seller Related Party, on the one hand, and any Acquired Company Entity, on the other hand, in each case, shall be settled or otherwise eliminated in such manner as determined by Seller, in consultation with Buyer Parent, without any further Liability to any Acquired Company Entity, Buyer Parent or any of its Subsidiaries. Immediately prior to the Closing, all Related Party Contracts other than the Excluded Arrangements (the “Related Party Terminated Agreements”) shall automatically be terminated without further payment or performance and cease to have any further force and effect, such that no Acquired Company Entity shall have any further Liability therefor or thereunder (and Seller shall, and shall cause the Acquired Company Entities, to ensure such Related Party Terminated Agreements are terminated). For the avoidance of doubt, no Excluded Arrangement shall be terminated pursuant to this Section 5.09. At or prior to the Closing, Seller shall deliver to Buyer Parent reasonable written evidence of the termination of each Related Party Terminated Agreement (the “Related Party Termination Evidence”). “Excluded Arrangements” means (i) any employment, severance or other similar arrangements with Service Providers of any Acquired Company Entity (including, for the avoidance of doubt, any invention and non-disclosure, restrictive covenant or similar agreements), (ii) the Transaction Documents, (iii) the NGB Excluded Transactions, and (iv) the Contracts set forth in Section 5.09(b) of the Seller Disclosure Schedules.
Section 5.10. Third-Party Notices and Consents. Following the date hereof, Seller shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to cooperate with the Buyer Parties in determining whether any actions are required to be taken or any consents, approvals or waivers are required to be obtained from third parties (including under any Contracts) in connection with the consummation of the transactions contemplated by this Agreement; provided that in no event will the Closing be delayed as a result of Seller’s cooperation pursuant to this Section 5.10. Upon Buyer Parent’s reasonable request, Seller shall, and shall cause the Acquired Companies to, use commercially reasonable efforts (including by cooperating with the Buyer Parties and their Affiliates and Representatives) in connection with (i) the giving of notices of the transactions contemplated by this Agreement to any third parties, including pursuant to any Contracts to which any of the Acquired Company Entities is a party and (ii) obtaining third-party consents, waivers or novations (including under any Contracts) requested by Buyer Parent; provided that in connection with obtaining any such third-party consent, waiver or novation, no Acquired Company will be required to (and, without the written consent of Buyer Parent, no Acquired Company shall) (x) make or agree to make more than a de minimis payment (which, for the avoidance of doubt, will not constitute Leakage for purposes of this Agreement), (y) grant any accommodations or accept any amendment, conditions or obligations, each of which, if made or agreed to, shall be conditioned upon the Closing, or (z) otherwise be required to agree to any accommodation, condition or other term that are not conditioned upon, and in each case will be in effect as of, the Closing. Notwithstanding anything herein to the contrary, it is expressly acknowledge that no such consents, approvals or waivers referred to in this Section 5.10 shall be, or be deemed to be or constitute, conditions to Closing.

Section 5.11. Notices of Certain Events. Each of Seller and Buyer Parent shall notify the other, as promptly as reasonably practicable, after obtaining Knowledge, after the date of this Agreement, of any of the following:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any written notice from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(c) any Actions by or before any Governmental Authority commenced or, to the Knowledge of Seller or Buyer, as applicable, threatened that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or Section 4.10, respectively, or that relate to the consummation of the transactions contemplated by this Agreement;

provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice; provided, further, that, notwithstanding anything herein or otherwise to the contrary, for the purposes of Article 8 or Section 10.01, neither Buyer Parent nor Seller shall be in breach of this Section 5.11 unless such Party has committed a Willful Breach of this Section 5.11.

Section 5.12. Section 280G. Prior to the Closing Date, Seller shall seek to obtain a written waiver (a “280G Waiver”) from each “disqualified individual” (within the meaning of Section 280G(c) of the Code) of his or her right to any and all payments or other benefits that could reasonably be expected to be deemed “parachute payments” under Section 280G(b) of the Code (“Parachute Payments”) if such payments are not approved by the applicable Acquired Company Entity’s stockholders in a manner that satisfies the requirements of Section 280G(b)(5)(B) of the Code and any regulations thereunder, including any Buyer Arrangements (as defined below) to the extent provided to Seller in a timely manner in accordance with the requirements of this Section 5.12. At least one (1) day prior to the Closing Date, Seller shall solicit stockholder approval of the Parachute Payments for which a 280G Waiver has been obtained in a manner that satisfies the exemptions under Section 280G(b)(5)(A)(ii) of the Code and any regulations issued thereunder, including providing adequate disclosure to all stockholders entitled to vote. Prior to the Closing Date, Seller shall deliver to the Buyer Parties evidence that a vote of the applicable stockholders was solicited in accordance with the foregoing provisions and that either (i) the requisite number of stockholder votes was obtained or (ii) the requisite number of stockholder votes was not obtained and no waived Parachute Payments shall be made (to the extent the 280G Waivers were executed). Notwithstanding the foregoing, to the extent that any contract, agreement or arrangement is entered into by and between the Buyer Parties, any of the Acquired Company Entities or any of their respective Affiliates and a disqualified individual before the Closing Date in connection with the transactions contemplated hereby that together with any other payments or benefits which may be paid or granted to such disqualified individual in connection with the transactions contemplated hereby could reasonably be expected to constitute a Parachute Payment (the “Buyer Arrangements”), then the Buyer Parties shall provide a copy of such contract, agreement or arrangement to Seller a reasonable period of time before the Closing Date and shall cooperate with Seller in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein which may be paid or granted in connection with the transactions contemplated hereby that could constitute a Parachute Payment. Seller shall provide the Buyer Parties, a reasonable period of time prior to seeking the 280G Waivers, (i) drafts of and a reasonable opportunity to sufficiently review any waivers, disclosure documents and other relevant documents relating to the 280G Waivers and vote prepared by Seller in connection with this Section 5.12 and (ii) reasonable documentation regarding the determination of the Parachute Payments. Seller shall incorporate any reasonable comments made by the Buyer Parties prior to seeking the 280G Waivers and soliciting the vote.
Section 5.13. Equity Consideration Matters. (a) Prior to the Closing, Buyer Parent shall prepare and file a listing application with the New York Stock Exchange (“NYSE”) covering the shares of Buyer Parent Common Stock to be issued pursuant to this Agreement to Seller, and shall use its reasonable best efforts to cause The NYSE to authorize the listing of such shares no later than the Closing, subject to official notice of issuance.

(b) Seller covenants and agrees that it will not distribute any allotment of shares of Buyer Parent Common Stock to be issued in accordance with Article 2 to a Person who is not, or as of the date of such allotment or distribution, either (x) an Accredited Investor or (y) a Non-U.S. Person, in each case, in violation of Applicable Law.

Section 5.14. Wrong Pockets. In the event that at any time, or from time to time, after the Closing, Seller or any of its Affiliates, shall receive or otherwise possess any asset used in the Acquired Company Business as of the date hereof or as of the Closing, Seller, promptly following its aware of such fact, shall, or shall cause its applicable Affiliate to, promptly transfer, or cause to be transferred, such asset to Buyer Parent or its designated Affiliate and Buyer Parent or such designated Affiliate shall accept such asset (for no additional consideration). Prior to any such transfer in accordance with this Section 5.14, Seller shall hold such asset in trust for the use and benefit of Buyer.

Section 5.15. Further Assurances. Seller and Buyer Parent agree to use commercially reasonable efforts (a) to furnish to the other Party such further information, (b) to execute and deliver to the other Party such other documents and (c) to do such other acts and things, in each case, as the other Party reasonably requests for the purpose of carrying out the intent of this Agreement and the other Transaction Documents.

Section 5.16. Financing Matters.

(a)Seller shall use its commercially reasonable efforts to provide, and shall cause the Acquired Company Entities to use their commercially reasonable efforts to provide, to the Buyer Parties, at the Buyer Parties’ sole expense, at any time and from time to time prior to the Closing Date, all cooperation reasonably requested in writing by the Buyer Parties that is necessary, proper or advisable in connection with the arrangement of the Financing, including using commercially reasonable efforts with respect to the following:

(i)as promptly as reasonably practicable (and in any event, no later than the applicable dates specified in Paragraph 5(b) of the Conditions Exhibit of the Commitment Letter), furnishing the Buyer Parties with the Required Information;

(ii)as promptly as reasonably practicable, informing the Buyer Parties if to the Knowledge of Seller there exist any facts that would be reasonably likely to require the restatement of any financial statements comprising a portion of the Required Information in order for such financial statements to comply with IFRS;

(iii)to the extent reasonably determined by the Buyer Parties to be necessary or advisable in connection with the Financing prior to the Closing, assisting in the preparation for and participating in the customary marketing efforts for the Financing contemplated by the Commitment Letter (including, prior to and during the Marketing Period, a reasonable number of meetings, presentations, calls, roadshows, due diligence sessions, drafting sessions and sessions with rating agencies) and assisting the Buyer Parties in obtaining ratings in connection with the Financing;

(iv)reasonably assisting the Buyer Parties and the Financing Parties, in advance of and during the Marketing Period, with the preparation of bank information memoranda, lender presentations, investor presentations, rating agency presentations and similar documents required in connection with the Financing, including reviewing and commenting on the Buyer Parties’ draft of a business description with respect to the Acquired Company Entities to be included in marketing materials;

(v)reasonably assisting the Buyer Parties, in advance of and during the Marketing Period, in connection with the preparation of pro forma financial information and pro forma financial statements to the extent necessary or reasonably requested to satisfy a Financing Condition (including by using efforts to procure the cooperation of the independent auditors of BidCo and its Subsidiaries, to the extent reasonably necessary) as promptly as reasonably practicable; provided that such assistance shall consist of the provision of historical financial information regarding BidCo and its Subsidiaries (including reasonably assisting the Buyer Parties to reconcile or adjust BidCo’s historical financial statements from IFRS to GAAP) that is reasonably available from their books and records and reasonably determined by the Buyer Parties to be necessary to prepare pro forma financial statements as of and for the fiscal period ended December 31, 2019 and for the most recent interim period for which unaudited financial statements of Bidco and its consolidated subsidiaries either have been delivered or were required to be delivered pursuant to this Agreement (or the corresponding trailing twelve month period);

(vi)reasonably cooperating in connection with the redemption, prepayment or discharge (or defeasance), in each case which is fully effective as of the Closing, of any indebtedness of, or guaranteed by, the Acquired Company Entities, including delivery of notices and deliverables with respect thereto, and the release of any liens in connection therewith;

(vii)reasonably cooperating with the Buyer Parties in connection with the provision of guarantees and collateral by the Acquired Company Entities or their respective Subsidiaries (which shall occur no earlier than the Closing) in connection with the Financing, but only to the extent reasonably necessary to meet the deadline for provision of guarantees and collateral pursuant to the terms of the Financing; and

(viii)providing (A) customary authorization letters to the Financing Parties authorizing the distribution of information to prospective investors and/or lenders, containing customary representations on behalf of the Acquired Company Entities to the Financing Parties consistent with the Commitment Letter, including that the public side versions of such documents do not include material non-public information about the Seller or the Acquired Company Entities or their securities and a “10b-5” representation with respect to the accuracy of the information contained in the disclosure and marketing materials with respect to the Seller and the Acquired Company Entities and (B) all documentation and other information about the Seller and the Acquired Company Entities required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act and the Beneficial Ownership Regulation, in each case to the extent reasonably requested by the Buyer Parties in writing reasonably in advance of the Closing, and in any case, at least five (5) Business Days prior to the Closing Date and necessary to satisfy a Financing Condition.

(b)The Seller on its own behalf and on behalf of the Acquired Companies hereby consents to the reasonable use of the Acquired Companies’ logos in connection with the Financing in accordance with customary practice; provided, that such logos are used in a manner that is not intended, or reasonably likely, to harm or disparage the Acquired Companies’ reputation or goodwill.

(c)Notwithstanding anything to the contrary in this Section 5.16, (x) no agreement executed by the Acquired Company Entities with respect to the Financing shall be effective until the Closing and none of the Acquired Company Entities shall be required to take any action under any such agreement that is not contingent upon the Closing or that would be effective prior to the Closing (in each case, for the avoidance of doubt, with the exception of notices of repayment, prepayment or redemption and the authorization letter referred to in Section 5.16(a)) and (y) neither the Seller nor any of the Acquired Company Entities shall be required to take any action with respect to the Financing pursuant to Section 5.16(a) to the extent it would,

(i)interfere unreasonably with the business or operations of the Acquired Company Entities;

(ii)cause any condition to Closing set forth herein to not be satisfied or otherwise cause any breach of this Agreement (including any representations or warranties thereunder);

(iii)result in the Acquired Company Entities paying any commitment or other fee or expense prior to the Closing Date;

(iv)cause the Acquired Company Entities to incur liability in connection with the Financing prior to the Closing Date (for the avoidance of doubt, with the exception of the authorization letter referred to in Section 5.16(a));

(v)cause any director, officer or employee of the Acquired Company Entities to incur any personal liability or require any of the boards of directors (or equivalent bodies) of the Acquired Company Entities to enter into any resolutions or take similar action with respect to the Financing until the Closing has occurred;

(vi)result in the material contravention of, or that could reasonably be expected to result in a material violation or breach of, or a default under, any Laws or under any Acquired Company Material Contract to which any of the Acquired Company Entities is a party in effect on the date hereof;

(vii)without limiting the obligations set forth in Section 5.16(a) with respect to the authorization letter, require the Acquired Company Entities to provide access to or disclose information that the Company determines would jeopardize any attorney-client privilege or would otherwise be restricted from disclosure (provided that the Seller and the Acquired Company Entities shall use their reasonable best efforts to disclose the nature and substance of such information in a manner that does not jeopardize such privilege or contravene such restriction); or

(viii)without limiting any express obligation herein to prepare or deliver financial statements or assist with the preparation of pro forma statements, require the Acquired Company Entities to prepare separate financial statements for any individual Acquired Company Entity or Subsidiary thereof.

(d)All non-public or otherwise confidential information regarding the Acquired Company Entities obtained by the Buyer Parties or any of their respective Representatives pursuant to this Section 5.16 shall be kept confidential in accordance with the Confidentiality Agreement and Section 5.04; provided that Buyer Parties may share non-public or otherwise confidential information with the Financing Parties, and that the Financing Parties may share such information with potential Financing Sources in connection with customary marketing efforts relating to the Financing if the recipients of such information agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidentially provisions contained in customary bank books and offering memoranda. Buyer Parties shall, promptly upon request by the Acquired Company Entities, reimburse the Acquired Company Entities for all reasonable and documented out-of-pocket costs incurred by the Acquired Company Entities in connection with the cooperation contemplated by this Section 5.16 or otherwise in connection with the Financing. Buyer Parties shall, on a joint and several basis, indemnify and hold harmless the Acquired Company Entities, their respective Affiliates and agents and representatives from and against any and all liabilities, obligations, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the arrangement of the Financing and any information utilized in connection therewith, and the delivery of the Payoff Letters, in each case except to the extent such liability, obligation, loss, damage, claim, cost, expense, interest, award, judgment or penalty arises from (A) the gross negligence, bad faith or willful misconduct of Seller or the Acquired Company Entities or (B) the material inaccuracy of any information furnished by or on behalf of Seller or the Acquired Company Entities under this Agreement. Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 8.02, as it applies to the obligations under this Section 5.16, shall be deemed satisfied unless a Financing Condition has not been satisfied as a direct result of a Willful Breach of this Section 5.16 by Seller.

Section 5.17. Buyer Financing Matters.

(a)The Buyer Parties:

(i)shall, and shall cause each of their subsidiaries to, use commercially reasonable efforts to take, or cause to be taken all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain and consummate the Financing (or any financing in lieu thereof in a manner not prohibited by this Agreement), and

(ii)shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under the Commitment Letters,

in each case, to the extent the failure to obtain and consummate the Financing or such amendment, modification or waiver, as applicable, would (A) be reasonably expected to materially and adversely affect the ability of the Buyer Parties to consummate the transactions contemplated to occur on or prior to the Closing Date, including the ability to make the payments contemplated by the Payoff Letters or (B) be reasonably expected to materially and adversely change the cooperation required of the Seller and the Acquired Company Entities pursuant to Section 5.16; provided that, for the avoidance of doubt, the Buyer Parties may amend, modify or waive the Commitment Letter and the agreements relating thereto and/or replace or substitute all or any portion of the Financing, in each case in any manner not prohibited by the foregoing, including to (I) correct typographical errors or (II) add lenders, lead arrangers, bookrunners, syndication agents or similar entities (by assignment or otherwise) (any such amendment, modification, waiver, replacement or substitution not prohibited by the foregoing, a “Permitted Financing Amendment”).

(b)The Buyer Parties shall keep the Seller and the Acquired Company Entities informed upon reasonable request, in reasonable detail, with respect to all material activity concerning the Financing (including the status thereof), shall give the Seller and Acquired Company Entities prompt notice if they become aware of any material adverse change with respect to the availability of Financing (including a breach, repudiation or termination with respect to the Commitment Letter) and shall provide the Acquired Company Entities copies of such information and documentation as is available to them as shall be reasonably requested by the Seller or Acquired Company Entities for purposes of monitoring the progress of the Financing, in customarily redacted form, if applicable. No Buyer Party shall, nor shall it permit any of its subsidiaries to, without the prior written consent of the Seller, take any action with respect to the Financing that would reasonably be expected to materially impair, materially delay or prevent consummation of all or any portion of the Financing if such action could be reasonably expected to materially adversely affect the ability of the Buyer Parties to consummate the transactions contemplated to occur on or prior to the Closing Date, including the ability to make the payments contemplated by the Payoff Letters.

(c)If all or any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter and such unavailability would reasonably be expected to adversely affect the ability of the Buyer Parties to consummate the transactions contemplated to occur on or prior to the Closing Date, including the ability to make the payments contemplated by the Payoff Letters, each of the Buyer Parties shall use commercially reasonable best efforts to arrange to promptly obtain alternative debt financing (an “Alternative Financing”) in an amount that is sufficient to consummate such transactions, including to make the payments required by the Payoff Letters; provided that in no event shall the Buyer Parties or any of their Affiliates be required to agree to (A) interest rates, fees, tenor or call protection less favorable to the Buyer Parties than provided for in the Commitment Letter as of the date hereof or (B) terms, taken as a whole, materially less favorable to the Buyer Parties than provided for in the Commitment Letter as of the date hereof.

(d)In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by any Buyer Party or any of their respective Affiliates or any other financing be a condition to any of the Buyer Parties’ respective obligations under this Agreement.

Section 5.18. Delivery of Certain Reporting Information.

(a)Following the date of this Agreement, Seller shall use its commercially reasonable efforts to provide, and to cause the Acquired Company Entities to use their commercially reasonable efforts to provide, to Buyer Parent, at Buyer Parent’s sole expense, the Reporting Information as promptly as reasonably practicable, as necessary for Buyer Parent to complete and file the Mandated Reporting by the date that is no later than 74 days following the Closing Date.

(b)Seller shall use commercially reasonable efforts to assist Buyer Parent in connection with Buyer Parent’s preparation of pro forma financial information and pro forma financial statements to the extent necessary and reasonably requested in connection with any Buyer Parent filings mandated under any Applicable Law. Such assistance shall consist of the provision of historical financial information regarding the Acquired Company Entities that is reasonably available to the Acquired Company Entities from their books and records and reasonably necessary for Buyer Parent to prepare pro forma financial statements as of and for the fiscal year ended December 31, 2019 and as of and for the most recent interim period for which unaudited financial statements of the Acquired Company Entities either have been delivered or were required to be delivered pursuant to this Agreement (“Mandated Reporting”). For the avoidance of doubt, without limiting anything contained in Section 5.04(d) and subject thereto, Buyer Parent shall be permitted to furnish or file with the SEC, after providing prior written notice to Seller of not less than two (2) Business Days, any information obtained pursuant to this Agreement to the extent the Buyer Parties reasonably determine in good faith, after consultation with counsel, that the disclosure or dissemination of such information is necessary in order to comply with Buyer Parent’s obligations under the Exchange Act or any other Applicable Law.

Section 5.19. Consultation Rights. Prior to any allocation of previously-unallocated awards under the Employee Benefit Trust, Seller shall consult with Buyer Parent in respect thereof and consider in good faith any reasonable comments of Buyer Parent.

ARTICLE 6 TAX MATTERS

Section 6.01. Transfer Taxes. All Transfer Taxes incurred in connection with transactions contemplated by this Agreement and any other Transaction Document shall be borne by the Buyers. The Parties shall cooperate in executing and filing, in the manner required by Applicable Law, any Tax Returns required in respect of Transfer Taxes.

Section 6.02. Termination of Tax Sharing Agreements. Prior to the Closing Date, Seller shall terminate, or cause the termination of, all Tax Sharing Agreements to which any Acquired Company Entity is party.

Section 6.03. Cooperation on Tax Matters.

(a)The Buyers and Seller shall cooperate fully, as and to the extent reasonably requested by the Buyers or the Seller, in connection with the preparation and filing of any Tax Return, any audit, litigation or other Action with respect to Taxes. Such cooperation shall include the retention and (upon such request) the provision of records and information (to the extent such records and information are within such Party’s possession or control immediately following the Closing) that are reasonably relevant to any such audit, litigation or other Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder (for the avoidance of doubt, such cooperation shall include the retention and provision of information and documents required to support the Intended Tax Treatment). The Buyers and Seller agree to retain all books and records with respect to Tax matters pertinent to any Acquired Company Entity relating to any Pre-Closing Tax Period or the Intended Tax Treatment until the expiration of any applicable statute of limitations, and to abide by all record retention agreements entered into with any Taxing Authority for all periods required by such Taxing Authority. The Party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other Party.

(b)The Seller shall use commercially reasonable efforts to cause its (direct and indirect) owners to cooperate fully with Buyers in connection with the matters described in Section 6.03(a), including in the preparation of reasonable documentation to support the

Intended Tax Treatment; provided that, unless otherwise required by Applicable Law, (i) for the avoidance of doubt, no Seller Related Party shall be required to share (x) confidential information (including the identity of the indirect owners of Capri TopCo) with any Person or (y) any information the sharing of which would violate Applicable Law or any Contract to which such Seller Related Party is subject or by which it is bound, and (ii) the Buyer Parent shall reimburse the Seller Related Parties for all reasonable, documented, out-of-pocket costs and expenses incurred by the Seller Related Parties or their Affiliates in connection with such cooperation.

Section 6.04. Tax Treatment. The Parties agree to treat and report the transactions contemplated by this Agreement, for all U.S. federal and applicable state, local and non-U.S. Income Tax purposes (including on all applicable Tax Returns), in accordance with the Intended Tax Treatment, the Closing Allocation and the Post-Closing Allocation, except upon a contrary final determination by an applicable Taxing Authority or as otherwise required by applicable non-U.S. Tax law.

Section 6.05. Pre-Closing Tax Actions. Prior to Closing, Seller shall effect, and shall cause its Affiliates to effect, the actions set forth on Schedule 6.05 (the “Pre-Closing Tax Actions”).
Section 6.06. 338 Elections. UK Buyer shall make, or cause to be made, elections under Section 338(g) of the Code (and all corresponding elections under any other Law) (collectively, the “338 Elections”) with respect to the Acquired Company Entities set forth on Schedule 6.06(i) (such Acquired Company Entities, the “338 Entities”). UK Buyer shall take, or shall cause to be taken, all steps identified as necessary in order to effectuate the 338 Elections in accordance with applicable Laws (including the preparation and timely filing of IRS Form 8023 and all similar state and local forms). At least five (5) Business Days prior to Closing, UK Buyer shall deliver to Seller completed IRS Forms 8023 and all applicable corresponding state and local forms required to effectuate the 338 Elections, and shall consider in good faith all reasonable comments of Seller with respect thereto. For the avoidance of doubt, UK Buyer shall not make 338 Elections with respect to the Acquired Company Entities set forth on Schedule 6.06(ii).
Section 6.07. Post-Closing Tax Actions.

(a)The Buyer Group Entities (including, after the Closing, the Acquired Company Entities) shall not, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), (i) file any amended Tax Return relating to Income Taxes with respect to any Acquired Company Entity after the Closing Date for any taxable period (or portion thereof) beginning on or before the Closing Date, (ii) make, change or revoke any Tax election or deemed Tax election relating to Income Taxes after the Closing Date with respect to any Acquired Company Entity (other than 338 Elections made in accordance with Section 6.06), (iii) take any action on the Closing Date after the Closing not contemplated by this Agreement that is outside of the ordinary course of business, (iv) initiate any voluntary contact (including through any voluntary disclosure program) with any Governmental Authority in respect of Income Taxes of any Acquired Company Entity after the Closing Date or (v) compromise or settle any Income Tax liability of any Acquired Company Entity after the Closing Date relating to any Pre-Closing Tax Period, in each case to the extent such action is reasonably expected to increase the Tax liability or adversely affect the Tax position of the Seller or any of its direct or indirect equityholders. For purposes of the foregoing, the Buyers acknowledge that Capri TopCo is a CFC and that the primary asset of Capri TopCo following the Closing is expected to be the Equity Securities of Buyer Parent, and therefore actions that affect the income of, or bases in the assets held by, Buyer Parent or its Subsidiaries (including, following the Closing, the Acquired Company Entities) are relevant to the Tax position of Seller and its direct and indirect equityholders.

(b)With respect to each year for which, at any time, the Seller or Capri TopCo directly or indirectly owns shares of Buyer Parent Common Stock constituting ten percent (10%) or more of the total number of outstanding shares of Buyer Parent Common Stock, upon the reasonable request of the Seller or Capri TopCo, Buyer Parent shall provide to the Seller and Capri TopCo, subject to reasonable confidentiality restrictions (provided, for the avoidance of doubt, Seller and Capri Topco may share such information on a confidential basis with their advisors and their direct and indirect owners), Available Tax Information that is requested by the Seller or Capri TopCo and that is reasonably necessary in order to:

(i)determine whether (x) Seller, Capri TopCo or Buyer Parent is a PFIC, or (y) any Buyer Group Entity is a CFC with respect to which any direct or indirect owner of Seller that is treated as a U.S. Shareholder;

(ii)if (x) Seller or Capri TopCo reasonably and in good faith determines that (i) Seller or Capri TopCo is a PFIC, or (y) Seller (or Capri TopCo) and Buyer Parent agree that Buyer Parent is a PFIC, permit its direct and indirect owners to elect (or maintain an election) to treat Seller, Capri TopCo or Buyer Parent, as the case may be, as a “qualified electing fund” (within the meaning of Section 1295 of the Internal Revenue Code) for U.S. federal income tax purposes, including, but not limited to the information described in Treasury Regulations Section 1.1295-1;

(iii)if the Seller or Capri TopCo reasonably and in good faith determines that any of its direct or indirect owners is treated as a U.S. Shareholder with respect to any of the Buyer Group Entities that is a CFC, (x) perform any necessary tax calculations and make required tax filings relating to the Buyer Group Entity’s status as a CFC and such owner’s status as a U.S. Shareholder, and (y) determine whether any portion of such Buyer Group Entity’s or such other entity’s income is “global intangible low-taxed income” (as defined in Section 951A(b) of the Code) or "subpart F income" (as defined in Section 952 of the Code); and

(iv)complete the Tax Returns of any direct or indirect owner or calculate the amount of such owner’s Taxes that arise in connection with Seller or Capri TopCo’s ownership of Buyer Parent Common Stock, including providing such Available Tax Information necessary to prepare an IRS Form 5471, IRS Form 8992 with respect to any CFC of which such owner is a U.S. Shareholder (as applicable), prepare an IRS Form 8621 with respect to any PFIC of which such owner is an equityholder, and to claim any credits available to such owner under Sections 901 or 960 of the Code.
(c)Prior to October 8, 2021, Buyer Parent shall not issue or otherwise sell or transfer any shares of Buyer Parent Common Stock, or other interests in Buyer Parent that constitute equity for U.S. federal income tax purposes, to the extent such issuance would cause Seller’s ownership (as determined in accordance with Section 1297(c) of the Code) of Buyer Parent, immediately after such issuance, to fall below twenty-five percent (25%); provided that, for purposes of this Section 6.07(c), Seller shall be deemed to own (i) following the Closing and prior to the issuance of the True-Up Shares, not less than 160,500,000 shares of Buyer Parent Common Stock and (ii) following the issuance of the True-Up Shares and prior to October 8, 2021, the number of shares of Buyer Parent Common Stock described in clause (i) multiplied by the quotient of (x) the Final Closing Equity Consideration and (y) the Estimated Closing Equity Consideration.

ARTICLE 7 EMPLOYEE BENEFITS MATTERS

Section 7.01. Employee Benefits Matters. (a) For a period of not less than 12 months following the Closing Date, the Buyer Parties shall cause the Acquired Company Entities to provide each individual who was employed by an Acquired Company Entity immediately prior to the Closing, to the extent such individual continues to be employed by an Acquired Company Entity following the Closing (such employees, the “Continuing Employees”), with (i) a base salary or hourly wage rate and target annual cash incentive compensation opportunity that are no less favorable in the aggregate than the base salary or wage rate and target annual cash incentive compensation opportunity that was provided to each such Continuing Employee by the Acquired Companies immediately prior to the Closing Date and (ii) other compensation and benefits (other than any change in control, retention, transaction or stay bonuses, defined benefit pension benefits and post-employment or retirement medical and welfare benefits) that are substantially similar in the aggregate to similarly situated employees of the Buyer Parties (other than the Continuing Employees); provided that, without limiting the foregoing, it is understood that no long-term incentives or equity-based compensation will be granted to a Continuing Employee before 2021.

(b)With respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) maintained by any of the Buyer Parties or any of their respective Affiliates in which any Continuing Employee is eligible to participate on or after the Closing Date, for the purposes of determining eligibility to participate, vesting and benefit accrual solely for purposes of vacation, paid time off and severance (but not for (i) other benefit accrual purposes or (ii) vesting under any equity compensation plan, as applicable), such Continuing Employee’s service with any of the Acquired Company Entities (or any predecessor entity thereof) prior to the Closing Date shall be treated as service with the Buyer Parties to the same extent and for the same purpose as such Continuing Employee was entitled, immediately before the Closing Date, to credit for such service under any analogous Acquired Company Employee Plan; provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits or compensation.

(c)If the Closing Date occurs before the date annual bonuses for fiscal year 2020 are paid under any Acquired Company Employee Plan that is an annual cash incentive compensation plan or arrangement and is set forth on Section 7.01(c) of the Seller Disclosure Schedules (each, a “2020 Bonus Plan”), the Buyer Parties shall cause the Acquired Company Entities (or any successor entities thereto) to (i) continue to operate such 2020 Bonus Plan in good faith and in the ordinary course of business substantially consistent in all material respects with the Acquired Company Entities’ past practice, (ii) after consulting with the Acquired Company Entities’ management, determine the amounts of annual bonuses for 2020 to be paid under the 2020 Bonus Plan (together, the “Earned Bonuses”) reasonably, in good faith and in a manner that is consistent in all material respects with the terms of the applicable 2020 Bonus

Plan and the Acquired Company Entities’ past practice and (iii) pay Earned Bonuses in the ordinary course of business consistent in all material respects with the Company’s past practice (including, with respect to all service requirements and forfeiture provisions) and at substantially the same time as annual bonuses have historically been paid by the Acquired Company Entities (but in no event later than March 15, 2021) to each Continuing Employee participating in a 2020 Bonus Plan, in accordance with the terms of such 2020 Bonus Plan.

(d)In the event that any Continuing Employee first becomes eligible to participate in a Buyer Employee Plan that provides for welfare benefits after the Closing Date (each, a “Buyer Welfare Plan”), the Buyer Parties shall, or shall cause their respective Affiliates to, use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions, exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee under any such Buyer Welfare Plan to the same extent as such conditions, exclusions and waiting periods have been waived under any analogous Acquired Company Employee Plan immediately prior to the Closing Date and (ii) credit each Continuing Employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the Closing Date under the terms of any analogous Acquired Company Employee Plan providing medical benefits in satisfying any applicable co-payment, deductible or out-of-pocket requirements for the plan year in which the Closing Date occurs under such Buyer Welfare Plan providing medical benefits.

(e)Upon the Buyer Parties’ request, which shall be provided no less than ten (10) days prior to the Closing Date, the Acquired Company Entities, as applicable, shall (i) terminate any Acquired Company Employee Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (each, an “Acquired Company 401(k) Plan”), in each case, effective no later than the day prior to the Closing Date and (ii) provide the Buyer Parties with evidence that each such Acquired Company 401(k) Plan has been terminated effective no later than the day prior to the Closing Date pursuant to resolutions duly adopted by the board of directors of the applicable Acquired Company Entity, with such resolutions subject to the Buyer Parties’ advance review and reasonable comments. The Buyer Parties shall use reasonable best efforts to cause one or more defined contribution plans maintained by the Buyer Parties that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (as applicable, the “Buyer 401(k) Plan”) to allow each Continuing Employee to make a “direct rollover” to the Buyer 401(k) Plan of the account balances of such Continuing Employees under the Acquired Company 401(k) Plan in which each such Continuing Employee participated prior to the Closing if such direct rollover is elected in accordance with applicable Law by each such Continuing Employee. The rollovers described herein shall comply with applicable Law, and each party shall make all filings and take any actions required of such party under applicable Law in connection therewith.

(f)Notwithstanding anything contained herein to the contrary and without limiting the generality of Section 11.09, the provisions of Section 7.01 are solely for the benefit of the parties to this Agreement and nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Acquired Company Employee Plan or other employee benefit plan, agreement or other arrangement, (ii) shall limit the right of the Buyer Parties or their respective Affiliates to amend, terminate or otherwise modify any Acquired Company Employee Plan or other employee benefit plan, agreement or other arrangement following the Closing Date or (iii) shall confer upon any other Person who is not a party to this Agreement (including any Acquired Company Service Provider or any participant in any Acquired Company Employee Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)) any right to continued or resumed employment or recall with the Buyer Parties, the Acquired Company Entities or any Affiliate thereof, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever, nor shall anything contained herein interfere with the right of the Buyer Parties to relocate or terminate the employment of any of the Continuing Employees at any time after the Closing Date.

Section 7.02. Collective Bargaining Agreements. The Parties shall, and shall cause their respective Affiliates to, mutually cooperate in undertaking all reasonably necessary or legally required provision of information to, or consultations, discussions or negotiations with, employee representative bodies (including any unions or works councils) that represent employees affected by the transactions contemplated by this Agreement.

ARTICLE 8
CONDITIONS TO CLOSING

Section 8.01. Conditions to Obligations of Seller and the Buyer Parties. The obligations of the Buyer Parties and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions (or, to the extent permitted by Applicable Law, waiver by each of (i) Buyer Parent, on behalf of the Buyer Parties, and (ii) Seller) at or prior to the Closing:

(a)(i) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated; and (ii) all other Consents from Competition Authorities in the jurisdictions set forth on Schedule 5.03(a) relating to the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect;

(b)the Overseas Investment Office (New Zealand) has notified Seller in writing that the Minister (New Zealand) responsible for the OIO has issued a Direction Order permitting the acquisition of Buyer Parent Common Stock by Seller contemplated by this Agreement to proceed;

(c)No provision of any Applicable Law and no Order shall prohibit, restrain or make illegal the consummation of the transactions contemplated hereby or by the other Transaction Documents; and

(d)the shares of Buyer Parent Common Stock to be issued to Seller by the Buyer Parent pursuant to Article 2 shall have been approved for listing on The NYSE, subject to official notice of issuance.

Section 8.02. Conditions to Obligations of Buyer Parties. The obligations of the Buyer Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Buyer Parent, on behalf of itself and the Buyers) of the following further conditions at or prior to the Closing:

(a)(i) The representations and warranties of Seller contained in Section 3.08(a)(ii) and the first sentence of Section 3.24 shall be true and correct in all respects at and as of the Closing

Date as though made at and as of the Closing Date, (ii) the representations and warranties of Seller contained in the first sentence of Section 3.06 and the first sentence of Section 3.04(a) shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the Closing Date as though made at and as of the Closing Date, (iii) the representations and warranties of Seller contained in Section 3.01, Section 3.04 (excluding the first sentence of Section 3.04(a)), Section 3.05(i), Section 3.06 (excluding the first sentence thereof), and Section 3.26 (determined without regard to any qualification or exception contained therein relating to “material,” “materiality,” or “Acquired Company Material Adverse Effect” or any similar qualification or standard) shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date (other than such representations and warranties that by their terms address matters only as of another specified time, which need be true and correct only in all material respects as of such time) and (iv) the other representations and warranties of Seller contained in this Agreement (determined without regard to any qualification or exception contained therein relating to “material,” “materiality,” “Material Adverse Effect” or any similar qualification or standard) shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date (other than such representations and warranties that by their terms address matters only as of another specified time, which need be true and correct only as of such time), with only such exceptions as would not, individually or in the aggregate, have or reasonably be expected to have an Acquired Company Material Adverse Effect.

(b)Seller shall have performed in all material respects all of its covenants and obligations hereunder required to be performed by it prior to the Closing.

(c)Since the date of the Agreement, there shall not have occurred an Acquired Company Material Adverse Effect.

(d)The Pre-Closing Tax Actions shall have been completed in all material respects and Seller shall have delivered to Buyers evidence, reasonably acceptable to Buyers, of the completion and the effectiveness of the Pre-Closing Tax Actions.

(e)Buyer Parent shall have received a certificate duly executed by an executive officer of the Seller certifying as to the satisfaction of the conditions set forth in Section 8.02(a), Section 8.02(b), Section 8.02(c) and Section 8.02(d).

Section 8.03. Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Seller) of the following further conditions at or prior to the Closing:

(a)(i) The representations and warranties of the Buyer Parties contained in Section 4.07(a)(ii) shall be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date, (ii) the representations and warranties of the Buyer Parties contained in Section 4.01, Section 4.02, Section 4.04, Section 4.05(i), Section 4.23 and Section 4.25 (determined without regard to any qualification or exception contained therein relating to “material,” “materiality,” or “Buyer Material Adverse Effect” or any similar qualification or standard) shall be true and correct in all material respects, at and as of the Closing Date as though made at and as of the Closing Date (other than such representations and warranties that by their terms address matters only as of another specified time, which need be true and correct only in all material respects as of such time) and (iii) the other representations and warranties of the Buyer Parties contained in this Agreement (determined without regard to any qualification or exception contained therein relating to “material,” “materiality,” “Buyer Material Adverse Effect” or any similar qualification or standard) shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date (other than such representations and warranties that by their terms address matters only as of another specified time, which need be true and correct only as of such time), with only such exceptions as would not, individually or in the aggregate, have or reasonably be expected to have an Buyer Material Adverse Effect.

(b)Each Buyer Party shall have performed in all material respects all of its respective covenants and obligations hereunder required to be performed by it at or prior to the Closing Date.

(c)Since the date of the Agreement, there shall not have occurred a Buyer Material
Adverse Effect.

(d)Seller shall have received a certificate duly executed by an executive officer of Buyer Parent certifying as to the satisfaction of the conditions set forth in Section 8.03(a), Section 8.03(b) and Section 8.03(c).

ARTICLE 9
SURVIVAL

Section 9.01. Survival. Notwithstanding anything herein to the contrary, none of the representations, warranties, covenants or agreements or of the Parties contained herein shall survive the Closing (and no claim for breach of any such non-surviving representations, warranties, covenants or agreements, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) in respect thereof may be brought from and after the Closing with respect thereto), except for those covenants (or the portion thereof) that by their terms are to be performed, in whole or in part, after the Closing, which shall survive the Closing until fully performed or satisfied; provided that the Parties shall remain liable for, and nothing in this Agreement shall be deemed to limit such liability for, Fraud.

ARTICLE 10
TERMINATION

Section 10.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)by mutual written agreement of Seller and Buyer Parent;

(b)by Seller or Buyer Parent, if:
(i)the Closing shall not have been consummated on or before January 29, 2021 (such date, the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to (x) Buyer Parent if the breach of any provision of this Agreement by a Buyer Party results in the failure of the Closing to occur by such date, or (y) Seller if Seller’s breach of any provision of this Agreement results in the failure of the Closing to occur by such date;

(ii)there shall be in effect any Applicable Law that permanently enjoins, prevents and prohibits the consummation of the transactions contemplated hereby and, if such Applicable Law is an Order, such Order shall have become final and non-appealable;

(c)by Seller, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Buyer Parties set forth in this Agreement shall have occurred that would cause any condition set forth in Section 8.01, Section 8.03(a), or Section 8.03(b) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by the Buyer Parties within forty five (45) days following written notice to Buyer Parent from Seller of such breach or failure to perform, but Seller may terminate this Agreement under this Section 10.01(c) only so long as Seller is not then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(d)by Buyer Parent if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Seller set forth in this Agreement shall have occurred that would cause any condition set forth in Section 8.01, Section 8.02(a) or Section 8.02(b) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by Seller within forty five (45) days following written notice to Seller from Buyer Parent of such breach or failure to perform, but Buyer Parent may terminate this Agreement under this Section 10.01(d) only so long as the Buyer Parties are not then in material breach of any of their representations, warranties, covenants or agreements set forth in this Agreement.

The party desiring to terminate this Agreement shall give notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.01, such termination shall be without Liability of any Party (or any stockholder, equityholder, director, officer, employee, agent, consultant or representative of such party) to any other Party following such valid termination; provided that if such termination shall result from a Willful Breach or Fraud by any Party, such Party shall be fully liable for any and all Liabilities and damages incurred or suffered by any other Party as a result of such Willful Breach or Fraud occurring prior to such termination. The provisions of this Section 10.02 and Article 11 (other than Section 11.12) shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11 MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including electronic mail (“e-mail”) transmission; provided that, in the case of e-mail, either receipt of such e-mail is acknowledged by the applicable recipient or a confirmatory hardcopy is sent without undue delay by an internationally recognized courier service) and shall be given:

if to any Buyer Party, to:

Clarivate Plc
160 Blackfriars Road London SE1 8EZ, U.K.
Attention: Steve Hartman, General Counsel
Email: stephen.hartman@Clarivate.com with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017 Attention: Daniel Brass
E-mail: daniel.brass@davispolk.com if to Seller, to:
Redtop Holdings Limited
c/o Leonard Green & Partners, L.P.
11111 Santa Monica Boulevard, Suite 2000
Los Angeles, CA 90025
Attention: Usama Cortas
Email: Cortas@leonardgreen.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention: Howard A. Sobel; John Giouroukakis
Email: Howard.Sobel@lw.com; John.Giouroukakis@lw.com

or such other address or email address as such Party may hereafter specify for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 11.02. Amendments and Waivers. (a) No amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by each of the Buyer Parties and Seller. No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by the waiving Parties.

(b)No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(c)This Section 11.02 is subject in all respects to Section 11.14.

Section 11.03. Disclosure Schedule References. The Parties agree that any reference in a particular Section of the Seller Disclosure Schedules or Buyer Disclosure Schedules shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties of the Seller or the Buyer Parties, respectively, that are contained in the corresponding Section or subsection of this Agreement and (b) any other representations and warranties of the Seller and the Buyer Parties, respectively, that are contained in this Agreement, but only if the relevance of that reference to such other section of the Seller Disclosure Schedules or Buyer Disclosure Schedules, as applicable, as an exception to (or a disclosure for purposes of) such representations and warranties is reasonably apparent on the face of such disclosure to a reasonable person.

Section 11.04. Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 11.05. Successors and Assignees. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other Party, except that, to the extent that it would not result in any adverse Tax consequences for Seller or any of its direct or indirect owners (such direct or indirect owners determined as of the date hereof), (i) the Buyers may transfer or assign their rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time and (ii) the Buyer Parties may transfer or assign their rights and obligations under this Agreement, in whole or from time to time in part, at any time after the Closing and the satisfaction in full of all of its obligations pursuant to Article 2 (including in respect of the issuance of the True-Up Shares), to any Person; provided that no such transfer or assignment under clause (i) or clause (ii) shall relieve any Buyer Party of its obligations hereunder or enlarge, alter or change any obligation of any other Party to the Buyer Parties.

Section 11.06. Governing Law. Subject to Section 11.14, this Agreement and all claims and causes of action arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state that would mandate or allow the application of the laws of any other jurisdiction.

Section 11.07. Jurisdiction. Subject to Section 11.14, the Parties agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the Parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action so long as one of such courts shall have subject matter jurisdiction over such Action, and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Article 11 shall be deemed effective service of process on such Party.

Section 11.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.09. Counterparts; Effectiveness; No Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts (including by electronic means) with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except as set forth in Section 5.06, Section 11.13, Section 11.14 and Section 11.15, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and permitted assigns.

Section 11.10. Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and the other Transaction Documents and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement and the other Transaction Documents.

Section 11.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.12. Specific Performance. Each Party to this Agreement acknowledges and agrees that the other Parties would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that monetary damages, even if available, would not be an adequate remedy in the event that it does not fully and timely perform its obligations under or in connection with this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement and the Closing) in accordance with its terms. The Parties acknowledge and agree that (a) the other Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of any of the terms or provisions of this Agreement, without proof of damages and without posting a bond, prior to the valid termination of this Agreement, this being in addition to any other remedy to which such other Parties are entitled under this Agreement, and each Party hereby agrees to waive the defense (and not to interpose as a defense or in opposition) in any such suit that the other Parties have an adequate remedy at law, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief, (b) the provisions set forth in Section 10.02 (i) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement prior to its valid termination and (ii) shall not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance, or other equitable relief and (c) the right to obtain an injunction, specific performance, or other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. The equitable remedies described in this Section 11.12 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the Parties to this Agreement may elect to pursue. This Section 11.12 is subject to Section 11.14 insofar as it relates to any Action by the Seller Related Parties against the Financing Sources. 30
Section 11.13. Release.

(a) Seller Release. Effective as of the Closing, Seller, on behalf of itself and its Affiliates (other than the Acquired Company Entities), and its and their respective successors and assigns (collectively, the “Seller Releasing Parties”), (a) agrees to terminate, or cause to be terminated, any Contract required to be terminated pursuant to Section 5.09, in each case without further obligation or Liability of Buyer Parent or any of its Affiliates (including the Acquired Company Entities), and (b) forever waives, releases, remises and discharges the Buyer Parties, the Acquired Company Entities and their respective successors and, in their capacities as such, the directors, officers, employees, agents and assigns of the foregoing (collectively, the “Acquired Company Released Parties”) from any Action or Liability that the Seller Releasing Parties may currently have, or may have in the future, solely to the extent (i) arising out of facts, circumstances, actions, omissions or events giving rise to such claim or Liability that occurred on or prior to the Closing and in each case relating to the Acquired Company Entities or direct or indirect ownership therein (including (1) under any loan provided to the Acquired Company Entities and (2) any entitlement to expense reimbursement or sponsor, monitoring or similar fees), (ii) relating to the allocation or distribution of any consideration received by Seller hereunder, or (iii) relating to the approval or consummation of the transactions contemplated by this Agreement or any other Transaction Document or any other agreement contemplated herein or therein, including any alleged breach of any duty by any officer, manager, director, equityholder or other owner of ownership interests of Seller, any Acquired Company Entity or any of their respective Affiliates, except for the Seller Releasing Parties’ (x) express rights pursuant to this Agreement or any other Transaction Document to which it is a party or otherwise beneficiary (including claims for Fraud), (y) express rights (other than in connection with any breach) under any Related Party Contract that is expressly permitted to survive the Closing in accordance with this Agreement and (z) if such Seller

Releasing Party is a Service Provider under any Excluded Arrangement (including rights to earned but unpaid wages or compensation, unpaid vacation and unreimbursed business expenses) (collectively, subject to such exceptions, the “Seller Released Claims”). Seller, on behalf of itself and the other Seller Releasing Parties, (i) represents that it has not assigned or transferred to any Person all or any part of, or any interest in, any Seller Released Claims and (ii) acknowledges that the Seller Releasing Parties may hereafter discover facts other than or different from those that they know or believe to be true with respect to the subject matter of the Seller Released Claims, but it hereby expressly agrees that, as of the Closing, it (on behalf of itself and the other Seller Releasing Parties) shall have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent claim with respect to the Seller Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts. Seller (on behalf of itself and the other Seller Releasing Parties) hereby acknowledges and agrees that if, after the Closing, Seller or any of the other Seller Releasing Parties should make any claim or demand or commence or threaten to commence any Action against any Acquired Company Released Party with respect to any Seller Released Claim, this Section 11.13(a) may be raised as a complete bar to any such Action, and the applicable Released Party may recover from Seller and the other Seller Releasing Parties all costs incurred in connection with such Action, including attorneys’ fees.

(b) Buyer Release. Effective as of the Closing, Buyer Parent, on behalf of itself and its Affiliates (including, after the Closing, the Acquired Company Entities), and its and their respective successors and assigns (collectively, the “Buyer Releasing Parties”), forever waives, releases, remises and discharges Seller and its Affiliates and its and their successors and, in their capacities as such, the directors, officers, employees, agents and assigns of the foregoing (collectively, the “Seller Released Parties”) from any Action or Liability that the Seller Releasing Parties may currently have, or may have in the future, solely to the extent (i) arising out of facts, circumstances, actions, omissions or events giving rise to such claim or Liability that occurred on or prior to the Closing and in each case relating to the Acquired Company Entities or the Seller Released Parties’ direct or indirect ownership therein, or (ii) relating to any Related Party Terminated Agreements, except for the Buyer Releasing Parties’ (x) express rights pursuant to this Agreement or any other Transaction Document to which it is a party or otherwise beneficiary (including claims for Fraud), (y) express rights (other than in connection with any breach) under any Related Party Contract that is expressly permitted to survive the Closing in accordance with this Agreement and (z) if such Buyer Releasing Party is a Service Provider, under any Excluded Arrangement (including rights to earned but unpaid wages or compensation, unpaid vacation and unreimbursed business expenses) (collectively, subject to such exceptions, the “Buyer Released Claims”). Buyer Parent, on behalf of itself and the other Buyer Releasing Parties, (i) represents that it has not assigned or transferred to any Person all or any part of, or any interest in, any Buyer Released Claims and (ii) acknowledges that the Buyer Releasing Parties may hereafter discover facts other than or different from those that they know or believe to be true with respect to the subject matter of the Buyer Released Claims, but it hereby expressly agrees that, as of the Closing, it (on behalf of itself and the other Buyer Releasing Parties) shall have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent claim with respect to the Buyer Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts. Buyer Parent (on behalf of itself and the other Buyer Releasing Parties) hereby acknowledges and agrees that if, after the Closing, Buyer Parent or any of the other Buyer Releasing Parties should make any claim or demand or commence or threaten to commence any Action against any Seller Released Party with respect to any Buyer Released Claim, this Section 11.13(b) may be raised as a complete bar to any such Action.

Section 11.14. Financing Sources. Notwithstanding anything in this Agreement to the contrary, Seller and each Seller Related Party, on behalf of itself and its Subsidiaries, hereby: (i) agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving any Financing Source, arising out of or relating to this Agreement, the Financing or any of the agreements entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, and such Action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of New York)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (ii) agrees not to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way arising out of or relating to, this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon Seller or its Subsidiaries in any such Action or proceeding shall be effective if notice is given in accordance with Section 11.01, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by Applicable Law all rights of trial by jury in any Action brought against the Financing Sources in any way arising out of or relating to, this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (vi) agrees that no Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature, (vii) agrees that no Financing Source will have any liability to Seller or any Seller Related Party (for the avoidance of doubt, other than the Buyer Parties and their Affiliates) in connection with this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (viii) agrees that neither Seller nor any Seller Related Party shall be entitled to seek specific performance of the Commitment Letter; provided that nothing herein shall affect the rights of the Buyer Parties and their Affiliates against the Financing Sources with respect to the Financing or any of the transactions contemplated hereby or any services thereunder and (ix) agrees that the Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 11.14 and that neither this Section 11.14 (nor any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such other provision would materially modify the substance of this Section 11.14) shall be amended in any way materially adverse to the Financing Sources without the prior written consent of the Financing Parties.

Section 11.15. Waiver of Conflicts; Privileged Matters.

(a) Recognizing that Seller’s Legal Advisors have acted as legal counsel to Seller and its Affiliates and the Acquired Company Entities prior to the Closing, and that Seller’s Legal Advisors intend to act as legal counsel to Seller and its Affiliates (excluding the Acquired Company Entities) as well as one or more of the Sponsors after the Closing in connection with any claim, controversy, dispute or Action arising under or in connection with this Transaction Documents or the transactions contemplated thereby (collectively, the “Transaction Matters”), each of the Buyer Parties and, from and after the Closing, the Acquired Company Entities hereby (i) waives, on its own behalf and agrees to cause its Affiliates to waive, any claim they have or may have that Seller’s Legal Advisors has a conflict of interest or is otherwise prohibited from engaging in such representation with respect to Transaction Matters, and (ii) agrees that, in the event that a dispute arises after the Closing between a Buyer Party or a Acquired Company Entity and Seller or one of its Affiliates or any Sponsor relating to the Transaction Matters, Seller’s Legal Advisors may represent Seller or its Affiliates or any Sponsor in such dispute even though the interests of such Person(s) may be directly adverse to such Buyer Party or any Acquired Company Entity and even though Seller’s Legal Advisors may have represented an Acquired Company Entity in a matter substantially related to such dispute. As to any privileged attorney-client communications relating to Transaction Matters between Seller’s Legal Advisors and any of the Acquired Company Entities prior to the Closing (collectively, the “Privileged Communications”), each of the Buyer Parties (on its own behalf and on behalf of its Affiliates, including, from and after the Closing, the Acquired Company Entities) agrees that such privilege shall solely belong to Seller or its Affiliates (excluding the Acquired Company Entities).

(b) Each of the Buyer Parties acknowledges that all privileged communications in any form or format whatsoever relating to Transaction Matters between or among any of Seller’s Legal Advisors and Seller, its Affiliates, any Acquired Company Entity, any of the Sponsors or any of their respective officers, directors, employees, agents or representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or the process in respect thereof (collectively, the “Privileged Deal Communications”), shall remain privileged after the Closing and that the Privileged Deal Communications and the expectation of client confidence relating thereto shall belong solely to Seller and its Affiliates (and not the Acquired Company Entities) and shall not pass to or be claimed by any of the Buyer Parties or any of the Acquired Company Entities. Accordingly, the Acquired Company Entities shall not, without Seller’s consent, have access to the files retained by Seller’s Legal Advisors relating to its engagement in the Transaction Matters, and Seller’s Legal Advisors shall have no duty whatsoever to reveal or disclose any such communications or files. Each Buyer Party agrees that it will not, and that it will cause the Acquired Company Entities not to, (i) access or use the Privileged Deal Communications, (ii) seek to have any Acquired Company Entity waive the attorney-client privilege or any other privilege, or otherwise assert that such Buyer Party or any Acquired Company Entity has the right to waive the attorney-client privilege or other privilege, in each case, applicable to the Privileged Deal Communications, or (iii) seek to obtain the Privileged Deal Communications from any Acquired Company Entity, Seller or any of Seller’s Legal Advisors.

(c) Each of the Buyer Parties further agrees, on behalf of itself and, after the Closing, on behalf of the Acquired Company Entities, that all communications in any form or format whatsoever between or among any of Seller’s Legal Advisors and Seller, its Affiliates, any Acquired Company Entity or any of their respective officers, directors, employees, agents or representatives to the extent related, in any way, to the Transaction Matters (including the negotiation, documentation and consummation of the transactions contemplated by this

Agreement, any alternative transactions to the transactions contemplated by this Agreement presented to or considered by Seller or any Acquired Company Entity) or any dispute arising under this Agreement) and that are not Privileged Deal Communications, shall also belong solely to Seller and its Affiliates (and not the Acquired Company Entities) and shall not pass to or be claimed by any of the Buyer Parties or any of the Acquired Company Entities.

(d) If any Buyer Party or any Acquired Company Entity is legally required by an Order or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications, then such Buyer Party shall, as promptly as reasonably practicable, notify Seller in writing, so that Seller (at its sole cost and expense) can seek a protective order.

(e) Notwithstanding the foregoing, the foregoing shall not limit or otherwise affect the Acquired Company Entities’ rights to assert any attorney-client privilege with respect to any Privileged Communications or Privileged Deal Communications, against any Person other than Seller or any of its Affiliates (excluding the Acquired Company Entities).

Section 11.16. Non-Recourse. This Agreement may only be enforced against, and any Action or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement or any other Transaction Agreement (and then only to the extent of the specific obligations undertaken by such named party and not otherwise), no past, present or future equity holder, controlling person, director, officer, employee, agent, attorney, Affiliate, member, manager, general or limited partner, stockholder, investor or assignee of any party to this Agreement, nor any past, present or future equity holder, controlling person, director, officer, employee, agent, attorney, Affiliate, member, manager, general or limited partner, stockholder, investor or assignee of any of the foregoing, shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other Liabilities of any one or more of Parties or their respective Affiliates under this Agreement of or for any claim based on, arising out of, or related to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CLARIVATE PLC

By:	/s/ Stephen Hartman
Name: Stephen Hartman
Title: General Counsel

CAMELOT UK BIDCO LIMITED

By:	/s/ Stephen Hartman
Name: Stephen Hartman
Title: General Counsel

CLARIVATE IP (US) HOLDINGS CORPORATION
By:	/s/ Richard Hanks
Name: Richard Hanks
Title: Chief Financial Officer

REDTOP HOLDINGS LIMITED
By:	/s/ Simon Webster
Name: Simon Webster
Title: Director & Group CEO